      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1999



                                                      REGISTRATION NO. 333-76971

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------

                               MMI PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                             3312                            74-1622891
 (State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
  Incorporation or Organization)      Classification Code Number)                    No.)

                        515 WEST GREENS ROAD, SUITE 710
                              HOUSTON, TEXAS 77067
                                 (281) 876-0080
    (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                JULIUS S. BURNS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MMI PRODUCTS, INC.
                        515 WEST GREENS ROAD, SUITE 710
                              HOUSTON, TEXAS 77067
                                 (281) 876-0080
  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)

                                With a copy to:

                            MICHAEL A. SASLAW, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201
                           TELEPHONE: (214) 746-7700
                           FACSIMILE: (214) 746-7777

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------


     If this form is a post-effective amendment filed pursuant to the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         FIRST SUPPLEMENT TO PROSPECTUS


                       OFFER TO EXCHANGE ALL OUTSTANDING


              11 1/4% SERIES C SENIOR SUBORDINATED NOTES DUE 2007


                                      FOR


            FOR 11 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2007


                                       OF



                               MMI PRODUCTS, INC.



     We hereby amend and supplement the prospectus, dated April 30, 1999, relating to our offer to exchange all of our outstanding 11 1/4% Series C Senior Subordinated Notes due 2007 for our registered 11 1/4% Series B Senior Subordinated Notes due 2007.



CHANGE IN SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA



     The columns of summary selected historical and unaudited pro forma consolidated financial data on page 6 of the prospectus were transposed. The correct presentation is as follows.



SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA



     In the table below, we provide you with selected summary historical and unaudited pro forma consolidated financial data of the Company. We have prepared this information from our audited consolidated financial statements for fiscal years 1998, 1997, 1996 and 1995. Additionally, the table below provides pro forma financial data that presents the Company's 1998 financial data as if the acquisitions of Security Fence Supply and The Burke Group had been consummated on January 4, 1998. The pro forma consolidated financial data has not been audited. The unaudited pro forma consolidated financial data and pro forma ratios are presented for informational purposes only and are not necessarily indicative of the period presented, nor are they necessarily indicative of our future results of operations.



     When you read this summary selected historical and pro forma financial data, it is important that you read with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                              PRO FORMA                  HISTORICAL
                                              ---------   -----------------------------------------
                                                                   FISCAL YEAR
                                              -----------------------------------------------------
                                                1998      1998(1)      1997     1996(2)    1995(3)
                                              ---------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...................................  $442,701    $418,355   $346,905   $283,402   $233,284
Cost of sales...............................   370,048     350,961    295,999    238,439    196,123
                                              --------    --------   --------   --------   --------
Gross profit................................    72,653      67,394     50,906     44,963     37,161
Selling, general and administrative
  expenses..................................    34,726      31,874     24,843     23,143     19,196
Nonrecurring expenses -- stock options(4)...        --          --         --      3,106         --
Other expenses (income), net................      (184)        (74)       147        721        166
Interest expense............................    18,481      17,320     13,018      7,429      7,395
                                              --------    --------   --------   --------   --------
Income before income taxes..................    19,630      18,274     12,898     10,564     10,404
Provision for income taxes..................     8,048       7,344      5,161      4,227      4,058
                                              --------    --------   --------   --------   --------
Net income..................................  $ 11,582    $ 10,930   $  7,737   $  6,337   $  6,346
                                              ========    ========   ========   ========   ========
CASH FLOW DATA:
Net cash provided by operating activities...              $ 15,161   $  2,396   $ 15,491   $ 12,745
Net cash used in investing activities.......               (47,886)    (4,976)   (24,314)   (14,741)
Net cash provided by financing activities...                31,195      5,855      6,894      3,681
OTHER FINANCIAL DATA:
EBITDA(5)...................................  $ 45,998    $ 42,781   $ 31,423   $ 25,547   $ 21,613
Depreciation and amortization...............     7,887       7,187      5,507      4,448      3,814
Capital expenditures........................    10,649      10,226      4,560      3,545      2,246
Fixed charge ratio(6).......................       2.0x        2.0x       1.9x       2.3x       2.3x



        THE DATE OF THIS FIRST SUPPLEMENT TO PROSPECTUS IS MAY 5, 1999.

                                                                    JANUARY 2, 1999
                                                              ---------------------------
                                                              HISTORICAL   AS ADJUSTED(7)
                                                              ----------   --------------
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................   $ 58,854       $ 58,854
Total assets................................................    220,226        221,230
Total long-term debt, including current maturities..........    160,437        161,441
Stockholder's deficit.......................................    (13,007)       (13,007)


---------------


(1) Includes historical results of operations of the net assets acquired in February 1998 pursuant to the acquisition of The Burke Group for the period from February 18, 1998 through January 2, 1999. Also includes the historical results of operations of Security Fence Supply acquired in October 1998 for the period from October 6, 1998 through January 2, 1999.



(2) Includes historical results of operations of the net assets acquired pursuant to the acquisition of the Sivaco/National Wire Group of Atlantic Steel Industries, Inc. for the period from August 1, 1996 through December 28, 1996.



(3) Includes historical results of operations for the assets acquired in March 1995 pursuant to the acquisition of Semmerling Fence and Supply, Inc. and Pioneer Fence and Pipe Supply, Inc. for the period from April 1, 1995 through December 30, 1995.



(4) In fiscal 1996, we recorded nonrecurring expenses resulting from the modification of stock options granted in previous years as part of our and Merchants Metals Holding Company's 1996 recapitalization. See Note 2 to the audited consolidated financial statements.



(5) EBITDA represents net income before interest expense, income taxes, depreciation and amortization and, for fiscal 1996, non-recurring expenses (see Note 4 above). While EBITDA is not intended to represent cash flow from operations as defined by generally accepted account principles ("GAAP") and should not be considered as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, as measured by GAAP, it is included herein to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements because we understand that financial institutions and investors in our notes use EBITDA to determine current borrowing capacity and to estimate long-term value of companies with recurring cash flows from operations.



(6) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, which we estimate to be representative of an interest factor, and amortization of deferred financing costs.



(7) The as adjusted data reflects the application of our net proceeds from the original offering to our January 2, 1999 balance sheet data.

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-76971
PROSPECTUS

                       OFFER TO EXCHANGE ALL OUTSTANDING
              11 1/4% SERIES C SENIOR SUBORDINATED NOTES DUE 2007
                                      FOR
              11 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
                                       OF

                               MMI PRODUCTS, INC.

     We hereby offer, upon the terms and conditions described in this prospectus, to exchange all of our outstanding 11 1/4% Series C Senior Subordinated Notes due 2007 for our registered 11 1/4% Series B Senior Subordinated Notes due 2007. The outstanding Series C notes and the registered Series B notes are sometimes collectively referred to as the "notes." The Series C notes were issued on February 12, 1999 and, as of the date of this prospectus, an aggregate principal amount of $30.0 million is outstanding. The terms of the registered Series B notes are identical to the terms of the outstanding Series C notes, except that the registered Series B notes are registered under the Securities Act of 1933 and will be freely transferable in accordance with the transfer provisions of the indenture.

PLEASE CONSIDER THE FOLLOWING:

     - You should carefully review the Risk Factors beginning on page 8 of this prospectus.

     - Our offer to exchange Series C notes for Series B notes will be open until 5:00 p.m., New York City time, on June 1, 1999, unless we extend the offer.

     - You should also carefully review the procedures for tendering your Series C notes beginning on page 43 of this prospectus.

     - If you fail to tender your Series C notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

     - No public market currently exists for the notes. We do not intend to list the Series B notes on any securities exchange and, therefore, no active public market is anticipated.

                          INFORMATION ABOUT THE NOTES:

     - The notes will mature on April 15, 2007.

     - We will pay interest on the notes semi-annually on April 15 and October 15 of each year beginning October 15, 1999, at the rate of 11 1/4% per annum.

     - We have the option to redeem all or a portion of the notes on or after April 15, 2002 at certain rates set forth on page 48 of this prospectus.

     - We also have the option to redeem up to 35% of the aggregate principal amount of the notes on or prior to April 15, 2000 at a price of 111.25% of the principal amount of those notes with the net cash proceeds from a public equity offering.

     - The notes are unsecured obligations and are subordinated to our senior indebtedness and effectively subordinated to all of the liabilities of our subsidiary. Please be advised that, as of January 2, 1999, we had approximately $35.4 million of senior indebtedness, $3.4 million of subsidiary liabilities and a total of $120.0 million of senior subordinated indebtedness, which excludes the $30.0 million of senior subordinated indebtedness under the Series C Notes.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SERIES B NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                 April 30, 1999

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     This brief summary highlights selected information from the prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire prospectus and the other documents to which it refers to fully understand our company and the terms of the notes.

                               ABOUT OUR COMPANY

MMI PRODUCTS, INC.
515 West Greens Road, Suite 710
Houston, Texas 77067
(281) 876-0080

     We are a leading manufacturer and distributor of products used in the residential, commercial and infrastructure construction industries. We sell our products along three principal product lines: fence, wire mesh and concrete accessories, which accounted for 49.7%, 32.6% and 17.7% of our revenues, respectively, for the twelve months ended January 2, 1999. We have established leading market positions in each of these product lines by combining efficient manufacturing, high quality products, broad product offerings and extensive distribution capabilities. In addition, we benefit from raw material purchasing efficiencies because the products in each of our three principal product lines are produced primarily from the same raw material, steel rod.

     Our fence product line includes chain link fence fabric, fittings and other related products which are manufactured and distributed by us, as well as wood, vinyl, aluminum and ornamental iron fence products which are primarily manufactured by third parties and distributed by us. Our wire mesh product line includes various classes of wire mesh, which serve as a structural reinforcing grid for concrete construction, including concrete pipe, roads, bridges, runways and sewage and drainage projects. Our concrete accessories product line consists of over 2,000 specialized accessories used in concrete construction, including products used to position and install steel reinforcing bar and wire mesh reinforcing grid.

     We have developed an extensive and well positioned distribution network, consisting of 72 Company-operated distribution centers, located in 31 states. Our distribution network services over 5,000 customers, including construction contractors, fence wholesalers, industrial manufacturers, highway construction contractors and fabricators of concrete reinforcing bar. No single customer accounts for more than 5.0% of our revenues. In addition to serving customers nationwide, our distribution centers and production facilities are well positioned to serve areas of high population and construction growth. We currently have manufacturing or distribution facilities in each of the ten states with the largest projected increases in population through 2025. We manufacture our products from 18 principal manufacturing facilities strategically located throughout the United States.

     Historically, a significant portion of our growth has been achieved through acquisitions. Since 1989, we have completed 12 acquisitions, including eight in the past four years, which have substantially increased our net sales, net income and earnings before interest expense, income taxes, depreciation and amortization and, for fiscal 1996, non-recurring expenses (EBITDA). In 1998, we completed three acquisitions, including:

     - On February 18, 1998, we acquired the assets and assumed certain liabilities of The Burke Group L.L.C., a manufacturer of hardware devices and a processor of chemicals used in the concrete construction industry. This acquisition expanded the breadth of our concrete accessories product line. The total purchase price was approximately $20.6 million, which was funded by our credit facility. On September 4, 1998, we sold the chemical processing operations included in the Burke acquisition for approximately $3.6 million in cash.

     - On March 2, 1998, we purchased substantially all of the assets of Wholesale Fencing Supply, Inc. and affiliated entities for approximately $2.1 million, of which $1.1 million was funded by our credit facility and $1.0 million by a note payable to the seller. The acquired operations include a manufacturer of ornamental iron fencing in Tacoma, Washington, and distributors of fence products in Tacoma, Washington and two Oregon locations.

     - On October 6, 1998, we purchased all of the issued and outstanding capital stock of Security Fence Supply Co., Inc. for approximately $24.4 million, which was funded by our credit facility. Immediately following the purchase, we sold the real property acquired as a result of the acquisition to the former principals of Security Fence Supply for approximately $3.6 million in cash. The former principals of Security Fence Supply then leased the property back to us for a term of five years at approximate market rental rates. Security Fence Supply specializes in commercial and industrial fencing. It manufactures chain link and vinyl coated chain link fabric as well as ornamental iron and vinyl fence products.

                   SUMMARY OF KEY TERMS OF THE EXCHANGE OFFER

Securities to be
Exchanged..................  On February 12, 1999, we issued $30.0 million aggregate principal amount of Series C notes to Bear, Stearns & Co. Inc., the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act of 1933. The terms of the Series B notes and the Series C notes are substantially identical in all material respects, except that the Series B notes will be freely transferable by the holders of the Series B notes in accordance with the transfer provision of the indenture. For more details, see the section entitled "Description of the Registered Notes."

The Exchange Offer.........  You must properly tender your Series C notes and we must accept them for exchange. We will exchange all Series C notes that you tender and do not withdraw by the expiration date of the exchange offer. If you exchange your Series C notes we will issue Series B notes to you on or promptly after the expiration date.

Ability to Resell Series B
notes......................  We believe you may offer for resale, resell and otherwise freely transfer the Series B notes without registration or delivering a prospectus to a buyer if:

                                  - you acquire the Series B notes in the
                                    ordinary course of your business;

                                  - you are not participating, do not intend to
                                    participate and have no arrangement or
                                    understanding with any person to participate in the distribution of Series B notes; and

                                  - you are not related to us.

                             If this belief is inaccurate and you sell or transfer any Series B note without delivering a prospectus to a buyer or without an exemption from the registration requirements of the Securities Act, you may be responsible for monetary or other damages under the Securities Act. We will not pay these damages on your behalf.

                             Each broker-dealer that receives Series B notes for its own account in exchange for Series C notes it acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Series B notes issued to it in the exchange offer.

                             Exchange offers are not being made to:

                                  - holders of Series C notes in any
                                    jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction; and

                                  - holders of Series C notes who we control.

No Minimum Required........  There is no minimum amount of Series C notes that you must tender in the exchange offer.

Procedures for Exchanging
Your Series C Notes........  If you wish to exchange your Series C notes, you must transmit to U.S. Trust Company of Texas, N.A., our exchange agent, on or before the expiration date either:

                                  - a properly completed and executed letter of
                                    transmittal, which we have provided to you with this prospectus, or a facsimile of the letter of transmittal, together with your Series C notes and any other documentation requested by the letter of transmittal; or

                                  - a computer generated agent's message
                                    transmitted by means of the Depositary Trust
                                    Company's Automated Tender Offer Program system.

                             Our exchange agent must receive this message and form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                             By agreeing to the letter of transmittal, you will make those representations described on pages 41 and 42 under the heading "The Exchange
                             Offer -- Purpose and Effect."

Guaranteed Delivery
Procedures.................  If you wish to exchange your Series C notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date of the exchange offer, or you cannot complete the procedure for book-entry transfer on a timely basis, you must exchange your Series C notes according to the guaranteed delivery procedures described on page 45 under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners..........  If you are a beneficial owner whose Series C notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exchange your Series C notes, you should contact the registered holder promptly and instruct the registered holder to exchange the Series C notes for you. If you wish to exchange your Series C notes on your own behalf, you must either make appropriate arrangements to register ownership of the Series C notes in your name or obtain a properly completed bond power from the registered holder.

                             The transfer of registered ownership may take considerable time and you may not be able to be complete the transfer before the expiration date of the exchange offer.

Withdrawal Rights..........  Unless we extend the date, you may withdraw your tendered Series C notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Exchange Agent.............  The address, telephone number and facsimile number for the exchange agent is:

                             U.S. Trust Company of Texas, N.A.
                             770 Broadway
                             13th Floor -- Corporate Trust Operations
                             New York, New York 10003-9598
                             Telephone: (800) 225-2398
                             Telecopy: (212) 420-6504

     Please review the information beginning on page 41 under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.

                   SUMMARY OF KEY TERMS OF THE SERIES B NOTES

     We will pay interest on the Series B notes in the same manner as the Series C notes. You should be aware that the indenture that currently governs your Series C notes is the same indenture that will govern the Series B notes, except that there will be no restrictions on your sale of Series B notes. We urge you to read the section entitled "Description of the Registered Notes" beginning on page 47 for more information on the terms of the Series B notes.

The Issuer.................  MMI Products, Inc., a wholly-owned subsidiary of
                             Merchants Metals Holding Company.

Total Amount of Series B
notes Offered..............  $30,000,000 in principal amount.

Maturity Date..............  April 15, 2007.

Yield and Interest.........  We will pay cash interest at a rate of 11 1/4% on each April 15 and October 15, beginning on October 15, 1999.

Optional Redemption........  We may redeem all or any portion of the Series B notes at any time on or after April 15, 2002 at the redemption prices described on page 48 of this prospectus, plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption after
Public Equity Offerings....  On or before April 15, 2000, we may redeem up to
                             35% of the aggregate principal amount of all outstanding notes under the indenture at a cash price of 111.25% of the principal amount of the notes, plus accrued and unpaid interest and any liquidated damages to the redemption date, with the net cash proceeds of one or more public equity offerings, as that term is defined on page 73.

Change of Control..........  If a change of control, as defined on page 66 occurs, we will be required to offer to purchase the Series B notes from you at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We cannot assure you that we will have enough money to repurchase the Series B notes following the occurrence of a change of control.

Ranking....................  The notes are not secured by any of our assets and will be subordinated to all of our senior indebtedness. The notes are also effectively subordinated to all of the liabilities of our subsidiary.

Restrictive Covenants......  The indenture governing the Series B notes contains covenants for your benefit which restrict our ability, and the ability of our restricted subsidiary, to, among other things:

                             - borrow additional money;

                             - pay dividends on or redeem our capital stock or
                               make other restricted payments or investments;

                             - sell assets;

                             - merge or consolidate with any other person; or

                             - effect a consolidation or merger.

Form of the Series B
Notes......................  We intend that the permanent global securities representing our $150.0 million aggregate principal amount of Series B notes currently outstanding be revised or new global notes issued with the same CUSIP number to represent the $30.0 million aggregate principal amount of Series B notes to be issued in the exchange offer. We will deposit them with a custodian for the Depositary Trust Company and register them in the name of a nominee of the Depositary Trust Company, as depositary. The Depositary Trust Company and its participants will maintain records in book-entry form showing beneficial interests in the Series B notes, and transfers of those interests.

Use of Proceeds............  We will not receive any cash proceeds from the issuance of the Series B notes pursuant to this exchange offer.

                                  RISK FACTORS

     We urge you to carefully review the Risk Factors beginning on page 8 for a discussion of factors you should consider before exchanging your Series C notes for Series B notes or prior to purchasing Series B notes.

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     In the table below, we provide you with selected summary historical and unaudited pro forma consolidated financial data of the Company. We have prepared this information from our audited consolidated financial statements for fiscal years 1998, 1997, 1996 and 1995. Additionally, the table below provides pro forma financial data that presents the Company's 1998 financial data as if the acquisitions of Security Fence Supply and The Burke Group had been consummated on January 4, 1998. The pro forma consolidated financial data has not been audited. The unaudited pro forma consolidated financial data and pro forma ratios are presented for informational purposes only and are not necessarily indicative of the period presented, nor are they necessarily indicative of our future results of operations.

     When you read this summary selected historical and pro forma financial data, it is important that you read with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                          PRO FORMA                  HISTORICAL
                                          ---------   -----------------------------------------
                                                               FISCAL YEAR
                                          -----------------------------------------------------
                                            1998      1998(1)      1997     1996(2)    1995(3)
                                          ---------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............................  $418,355    $346,905   $283,402   $233,284   $442,701
Cost of sales...........................   350,961     295,999    238,439    196,123    370,048
                                          --------    --------   --------   --------   --------
Gross profit............................    67,394      50,906     44,963     37,161     72,653
Selling, general and administrative
  expenses..............................    31,874      24,843     23,143     19,196     34,726
Nonrecurring expenses -- stock
  options(4)............................        --          --      3,106         --         --
Other expenses (income), net............       (74)        147        721        166       (184)
Interest expense........................    17,320      13,018      7,429      7,395     18,481
                                          --------    --------   --------   --------   --------
Income before income taxes..............    18,274      12,898     10,564     10,404     19,630
Provision for income taxes..............     7,344       5,161      4,227      4,058      8,048
                                          --------    --------   --------   --------   --------
Net income..............................  $ 10,930    $  7,737   $  6,337   $  6,346   $ 11,582
                                          ========    ========   ========   ========   ========
CASH FLOW DATA:
Net cash provided by operating
  activities............................  $ 15,161    $  2,396   $ 15,491   $ 12,745
Net cash used in investing activities...   (47,886)     (4,976)   (24,314)   (14,741)
Net cash provided by financing
  activities............................    31,195       5,855      6,894      3,681
OTHER FINANCIAL DATA:
EBITDA(5)...............................  $ 42,781    $ 31,423   $ 25,547   $ 21,613   $ 45,998
Depreciation and amortization...........     7,187       5,507      4,448      3,814      7,887
Capital expenditures....................    10,226       4,560      3,545      2,246     10,649
Fixed charge ratio(6)...................       2.0x        1.9x       2.3x       2.3x       2.0x

                                                                    JANUARY 2, 1999
                                                              ---------------------------
                                                              HISTORICAL   AS ADJUSTED(7)
                                                              ----------   --------------
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................   $ 58,854       $ 58,854
Total assets................................................    220,226        221,230
Total long-term debt, including current maturities..........    160,437        161,441
Stockholder's deficit.......................................    (13,007)       (13,007)

---------------

(1) Includes historical results of operations of the net assets acquired in February 1998 pursuant to the acquisition of The Burke Group for the period from February 18, 1998 through January 2, 1999. Also includes the historical results of operations of Security Fence Supply acquired in October 1998 for the period from October 6, 1998 through January 2, 1999.

(2) Includes historical results of operations of the net assets acquired pursuant to the acquisition of the Sivaco/National Wire Group of Atlantic Steel Industries, Inc. for the period from August 1, 1996 through December 28, 1996.

(3) Includes historical results of operations for the assets acquired in March 1995 pursuant to the acquisition of Semmerling Fence and Supply, Inc. and Pioneer Fence and Pipe Supply, Inc. for the period from April 1, 1995 through December 30, 1995.

(4) In fiscal 1996, we recorded nonrecurring expenses resulting from the modification of stock options granted in previous years as part of our and Merchants Metals Holding Company's 1996 recapitalization. See Note 2 to the audited consolidated financial statements.

(5) EBITDA represents net income before interest expense, income taxes, depreciation and amortization and, for fiscal 1996, non-recurring expenses (see Note 4 above). While EBITDA is not intended to represent cash flow from operations as defined by generally accepted account principles ("GAAP") and should not be considered as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, as measured by GAAP, it is included herein to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements because we understand that financial institutions and investors in our notes use EBITDA to determine current borrowing capacity and to estimate long-term value of companies with recurring cash flows from operations.

(6) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, which we estimate to be representative of an interest factor, and amortization of deferred financing costs.

(7) The as adjusted data reflects the application of our net proceeds from the original offering to our January 2, 1999 balance sheet data.

                                  RISK FACTORS

     In addition to information contained throughout this prospectus, we urge you to carefully consider the following factors before deciding to exchange your Series C notes for Series B notes or to purchase Series B notes.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT IN RELATION TO OUR STOCKHOLDER'S EQUITY.

     We have, and will continue to have, a large amount of indebtedness when compared to the equity of our stockholders. The terms of various indentures and credit agreements that govern our indebtedness limit, but do not prohibit, the incurrence of additional indebtedness.

     Additionally, please be aware that:

     - As of January 2, 1999, on a pro forma basis after giving effect to the original offering of the Series C notes and the use of proceeds from that offering, we would have had outstanding long-term indebtedness, including current maturities, of approximately $161.4 million, and a stockholder's deficit of $13.0 million.

     The following chart shows certain important credit statistics and is presented assuming we had completed the original offering as of the dates or at the beginning of the periods specified below and applied the proceeds as intended:

                                                                 AS ADJUSTED
                                                                AT JANUARY 2,
                                                                    1999
                                                              -----------------
Total indebtedness..........................................      $161,441
Stockholders' equity........................................      $(13,007)
Debt to equity ratio........................................         -12.3x

                                                                   FOR THE
                                                              FISCAL YEAR ENDED
                                                               JANUARY 2, 1999
                                                              -----------------
Ratio of earnings to fixed charges..........................         2.0x

     Our large amount of indebtedness could have negative consequences, including:

        - impairment of our ability to obtain additional financing in the future;

        - a reduction of funds available to us for operations or for capital expenditures because these funds must be used to pay our indebtedness;

        - the possibility that we may experience an event of default under our debt instruments that, if not cured or waived, could adversely affect us;

        - our ability to compete against other less leveraged companies may be adversely affected; and

        - our ability to withstand a downturn in our business or the economy generally may be adversely affected.

THE SERIES B NOTES WILL BE SUBORDINATED TO OUR SENIOR INDEBTEDNESS.

     As with the Series C notes, the Series B notes will be our general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness, including borrowings under our credit facility. The Series B notes will also be effectively subordinated to all of the liabilities of our subsidiary, Security Fence Supply. Security Fence Supply had approximately $3.4 million of liabilities as of January 2, 1999. Additionally, substantially all of our assets are pledged as collateral to secure our credit facility. As a result of the subordination provisions contained in our indenture, in the event of our liquidation or insolvency, our assets will be available to pay obligations on the Series B notes only after all senior indebtedness has been paid in full, and therefore there may not be sufficient assets remaining to pay amounts due on any or all of the Series B notes then outstanding.

OUR SENIOR CREDIT FACILITY IMPOSES RESTRICTIONS ON US.

     Our credit facility requires us to maintain specified financial ratios and to meet certain financial tests. Additionally, it restricts, among other things, our ability to:

        - incur additional indebtedness;

        - make acquisitions or asset dispositions;

        - create or incur liens on any of our assets;

        - make certain payments and dividends; and

        - merge or consolidate, repurchase or redeem any of the Series B notes before maturity.

     Our failure to comply with these restrictions could lead to an event of default under our credit facility and our other debt agreements, which would have a material adverse effect on our ability to satisfy our obligations under the notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of a change of control of our Company, as defined on page 66, we will be required to offer to repurchase all or any part of the notes outstanding under the indenture. Under the terms of our credit facility, we are prohibited from repurchasing any of the Series B notes before their maturity. Certain events involving a change of control might also result in an event of default under our credit facility and other of our indebtedness that we may incur in the future. An event of default under our credit facility or other future indebtedness could result in an acceleration of this indebtedness, in which case the subordination provisions of the Series B notes would require payment in full, or provision therefor, of all senior indebtedness before we could repurchase or make other payments in respect of the Series B notes. We might not have sufficient resources to repurchase the Series B notes or to pay our obligations if the indebtedness under our credit facility or other future senior indebtedness were accelerated upon a change of control of our Company and we might not be able to obtain the consent of the lenders under our credit facility to enable us to repurchase the Series B notes which would constitute an event of default under our indenture. The change of control provisions could have anti-takeover effects and could delay, defer or prevent a merger, tender offer or other takeover attempt.

OUR SALES ARE SUBJECT TO CONSTRUCTION INDUSTRY CYCLES.

     Demand for our fence product line is heavily dependent on the level of residential and commercial construction activity in the United States. Construction activity is cyclical and is affected by the strength of the general economy, by the strength of the regional economies and population fluctuations in areas we serve and by other factors beyond our control, including governmental expenditures, changes in interest rates and changes in banking and tax laws.

     Demand for our wire mesh product line is substantially dependent on infrastructure projects, including roads, bridges, runways and sewage and drainage projects. We believe that the majority of our sales of wire mesh in fiscal 1998 was attributable to the infrastructure construction industry. Demand for our concrete accessories product line also is dependent to a significant extent on the infrastructure construction industry. We believe that almost half of our sales of concrete accessories in fiscal 1998 was attributable to the infrastructure construction industry. The infrastructure construction industry is largely dependent on levels of government spending for these projects, which in turn is subject to a variety of factors, including factors inherent in the political process and limitations imposed by budgetary considerations.

     Demand for our concrete accessories product line also is dependent to a significant extent on the commercial construction industry. We believe that over half of our sales of concrete accessories in fiscal 1998 was attributable to the commercial construction industry. Although we believe that the commercial construction industry is somewhat less cyclical than the residential construction industry, the commercial construction industry has experienced periods of sharp decline, as evidenced by the severe decline that confronted the entire construction industry during the early 1990s. Such a decline in the future could have a material adverse effect on our business, consolidated financial condition, results of operations and prospects.

OUR SALES ARE SUBJECT TO SEASONAL CYCLES.

     Sales of our fence products have historically reflected significant seasonality, with a substantial portion of our fence product line's sales occurring in the period from mid-February through July. We believe that this seasonality is significantly more pronounced in the residential fence market than in the commercial fence market. We estimate that about half of our fence product sales in fiscal 1998 was allocable to each of the commercial and residential construction industries. With the exception of January and February, which typically have represented "slow" months for the wire mesh and concrete accessories product lines, our sales of wire mesh and concrete accessories have tended to be distributed fairly evenly throughout the year. Although we believe that the wire mesh and concrete accessories product lines, which focus on the commercial and infrastructure construction industries, are less seasonal than the fence product line even in the country's coldest regions, our wire mesh and concrete accessories product lines may exhibit somewhat more pronounced characteristics of seasonality as we expand our distribution network, through acquisitions and openings, into areas of colder climates, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

THE PRICE AND AVAILABILITY OF OUR RAW MATERIALS MAY FLUCTUATE.

     Our principal raw material is steel rod. We purchase over 425,000 tons of steel rod annually. More than half of our supply of steel rod is obtained from overseas sources. Our ability to continue to acquire steel rod from overseas sources on favorable terms may be adversely affected by fluctuations in foreign currency exchange rates, foreign taxes, duties, tariffs, trade embargoes and other import limitations. Because steel rod comprises a substantial portion of our cost of goods sold (33% in fiscal 1998), any increase in steel rod cost could have a material adverse effect on our business, financial condition, results of operations or prospects. Although we have historically been able to pass along increases in steel rod prices to our customers, there can be no assurance that we will be successful in doing so in the future. A decrease in our volume of raw material purchases could also result in us being unable to secure volume purchase discounts that we have received in the past. Any of these events could have a material adverse effect on our business, consolidated financial condition, results of operations and prospects.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE.

     Although we believe that we are an industry leader in each of our respective product markets, we compete against many national and regional competitors, some of whom have substantially greater financial resources than us. The uniformity of products among competitors results in substantial pressure on pricing and profit margins. While we believe that our purchasing power, our nationwide distribution network and marketing capabilities and our manufacturing efficiency allow us to competitively price our products, we may not be able to maintain or increase our current market share for our products or compete successfully in the future.

WE MAY NOT SUCCESSFULLY IDENTIFY FUTURE ACQUISITION CANDIDATES AND COMPLETE AND MANAGE ACQUISITIONS.

     Our ability to increase revenues and operating cash flow over time depends in large part on our success in consummating future acquisitions on satisfactory terms and successfully integrating the acquired companies or assets into our operations. We may not grow as rapidly in the future through acquisitions as we have in the past several years due, in part, to the decreasing number of attractive acquisition targets in our existing product lines. We expect to finance acquisitions through existing resources and operations. If these resources are insufficient to fund our acquisition requirements, we will have to obtain additional debt or equity financing. We may not be able to successfully obtain financing on terms we consider acceptable. Moreover, although we frequently engage in discussions with various parties regarding possible acquisitions, acquisition opportunities may not continue to be available or, if available, these acquisitions may not be able to be consummated on acceptable terms. Future acquisitions will also place increasing demands on management and operational resources. Our future performance will depend, in part, on our ability to manage expanding operations and to adapt our operational systems to such expansions. We may not be successful at effectively and profitably managing the integration of any future acquisitions. Our failure to identify future acquisition candidates and to complete and manage acquisitions could adversely affect our business, consolidated financial condition, results of operations and prospects.

OUR PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL INFLUENCE IN MANAGEMENT DECISIONS.

     All of our outstanding capital stock is owned by Merchants Metals Holding Company. MMI Products, L.L.C. owns 98.7% of Merchants Metals Holding. Holders of units of MMI Products, L.L.C. generally control and direct any actions taken by MMI Products, L.L.C. that relate to Merchants Metals Holding, our Company or the business of Merchants Metals Holding and our Company. Citicorp Venture Capital, Ltd., together with certain of its employees and certain other persons affiliated or otherwise associated with Citicorp Venture Capital, own units representing approximately 49% of the total voting power of MMI Products, L.L.C. In addition, Citicorp Venture Capital and its affiliates may elect to convert their units into units of another class representing approximately 85% of the total voting power of MMI Products, L.L.C. Pursuant to a limited liability company agreement, unit holders have agreed to vote their units so that one of the three members of the board of directors of MMI Products, L.L.C. is selected by Citicorp Venture Capital, one member is the Chief Executive Officer of our Company and one member is selected jointly by Citicorp Venture Capital and unitholders who are members of management. In addition, the limited liability company agreement provides that certain transactions, including acquisitions of businesses and the incurrence of indebtedness, on the part of MMI Products, L.L.C. or any of its subsidiaries, including our Company, require the prior consent of Citicorp Venture Capital. As a result of this unit ownership and the provisions of the limited liability company agreement, Citicorp Venture Capital and its affiliates and Citicorp Venture Capital exercise significant influence over the management of our Company. The interests of Citicorp Venture Capital and Citicorp Venture Capital and its affiliates as equity owners of MMI Products, L.L.C. may differ from your interests and, as such, they may take actions which may not be in your interest.

WE DEPEND ON OUR KEY PERSONNEL FOR OUR SUCCESS AND THE LOSS OF THEIR SERVICES COULD HAVE A NEGATIVE IMPACT ON US.

     Our success will depend, in large part, on the efforts, abilities and experience of our executive officers and other key employees. The loss of the services of one or more of such individuals could adversely affect our business, consolidated financial condition, results of operations or prospects.

WE MAY INCUR ENVIRONMENTAL LIABILITY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     We are subject to extensive and changing federal, state and local environmental laws and regulations relating to, among other things, the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, certain costs may be imposed on us. Compliance with environmental laws and regulations increases our costs of doing business. Environmental laws and regulations frequently change and we are unable to predict the future costs or other future impact of environmental laws and regulations on our operations. We could incur liabilities related to our operations and properties under environmental laws and regulations, which could adversely affect our business, consolidated financial condition, results of operations and prospects.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE SERIES B NOTES.

     Before this exchange offer, there was no public market for the Series C notes, although our outstanding $120.0 million aggregate principal amount of Series B notes are publicly traded. We have been informed by Bear, Stearns that it intends to continue to make a market in the Series B notes after the exchange offer is completed. Bear Stearns may, however, cease its market-making at any time. In addition, the liquidity of the trading market in the Series B notes, and the market price quoted for these Series B notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for your Series B notes. We do not intend to apply for listing or quotation of the Series B notes on any securities exchange or stock market. To the extent that Series C notes are tendered and accepted in the exchange offer, the market for the remaining untendered Series C notes among investors qualified to purchase and sell those notes could be adversely affected.

OUR BUSINESS AND OUR SUPPLIERS' BUSINESSES ARE DEPENDENT ON COMPUTER SYSTEMS. ANY COMPUTER PROBLEMS DUE TO THE YEAR 2000 MAY ADVERSELY AFFECT OUR BUSINESS.

     The result of computer programs being written using two digits rather than four to define the applicable year is known as the "Year 2000" issue. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 which could result in a system failure or miscalculations causing disruptions of operations.

     We have completed an assessment of our computer systems and will have to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and beyond. We have replaced our general ledger, accounts payable, accounts receivable, sales analysis, and financial reporting systems with software that is year 2000 compliant. Year 2000 compliance in other systems is to be achieved through modification of internally developed programs and is scheduled to be completed by the third quarter of 1999. Changing the scope of the modification project or enlisting third party resources to assist in the programming task will occur if the scheduled completion date appears to be in jeopardy. As a result of upgrades of our computer hardware and information systems previously planned for and initiated in 1996, we do not expect that the incremental cost of correcting our systems for Year 2000 compliance will be material.

     We rely on third party suppliers for raw materials. We believe that our suppliers do not depend heavily on equipment susceptible to Year 2000 problems, although they do rely on delivery systems that may be susceptible to these problems. Interruption of supplier operations due to Year 2000 issues could adversely affect our operations. We have multiple suppliers of steel rod to satisfy our production requirements, which is intended to provide a means of managing any risk that might arise from a failure of transportation or other systems that might prevent our suppliers from delivering materials we need, but cannot eliminate the potential for disruption due to third party failure.

     We do not expect any significant disruption in our operations in the event that any of our suppliers or customers fail to achieve Year 2000 compliance. However, if the software changes and modifications of existing software are not made, or are not completed timely, the Year 2000 issue could adversely affect our business, consolidated financial condition, results of operations and prospects.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY OF OUR FORWARD-LOOKING STATEMENTS.

     This prospectus contains certain forward-looking statements about our consolidated financial condition, results of operations and business. You can identify many of these statements by looking for words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any of these words, or any other similar words, or by discussions of strategy or intentions.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by us in those statements include the following:

     - the competitive nature of our industry in general as well as our specific market areas;

     - changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

     - inflation;

     - changes in costs of goods and services;

     - economic conditions in general as well as in our specific market areas;

     - changes in or our failure to comply with federal, state and/or local government regulations;

     - liability and other claims asserted against us;

     - changes in our operating strategy or development plans;

     - our ability to attract and retain qualified personnel;

     - our ability to pay interest and principal on a very large amount of debt;

     - labor disturbances;

     - changes in our acquisition and capital expenditure plans; and

     - the other factors described in this prospectus.

     Because these statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors, you should not consider any of the forward-looking statements included in this prospectus to be predictions of future events. Given these uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. We do not undertake any responsibility to update you on the occurrence of any unanticipated events or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the Series B notes offered hereby. In consideration for issuing the Series B notes as contemplated in this prospectus, we will receive in exchange Series C notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. The exchange offer is intended to satisfy certain of our obligations under a registration rights agreement.

     The net proceeds from the original offering were approximately $31.1 million, including original issuance premium and after deducting discounts and commissions to the initial purchaser and estimated offering expenses. We used the net proceeds to repay existing indebtedness under our credit facility. Our credit facility bears interest, at our option, at either the base rate announced by Fleet National Bank plus 0.25% or a Eurodollar base rate plus 2.00%. As of January 2, 1999, the average rate for all borrowings under the credit facility was approximately 7.0%.

                                 CAPITALIZATION

     In the table below we provide you with, as of January 2, 1999, our actual cash and capitalization and our consolidated cash and capitalization as adjusted to give effect to the original offering and the use of proceeds therefrom as if those transactions occurred on January 2, 1999. This table should be read in conjunction with our consolidated financial statements and the notes thereto.

                                                                 JANUARY 2, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSAND)
Cash and cash equivalents...................................  $  1,979    $  1,979
                                                              ========    ========
Long-term debt, including current maturities:
  Revolving credit facility(c)..............................  $ 35,422    $  4,288
  11 1/4% Series B Senior Subordinated Notes due 2007.......   120,000     152,138
  Capital lease and other obligations.......................     5,015       5,015
          Total long-term debt, including current
            maturities......................................   160,437     161,441
                                                              --------    --------
Stockholder's equity (deficit):
  Common stock, $1 par value; 500,000 shares authorized;
     252,000 shares issued and outstanding..................       252         252
  Additional paid-in capital................................    13,009      13,009
  Additional minimum pension liability......................      (221)       (221)
  Retained deficit..........................................   (26,047)    (26,047)
                                                              --------    --------
          Total stockholder's deficit.......................   (13,007)    (13,007)
                                                              --------    --------
          Total capitalization..............................  $147,430    $148,434
                                                              ========    ========

                            SELECTED FINANCIAL DATA

     In the table below we provide you with selected historical financial data of the Company. We have prepared this information using our audited consolidated financial statements for the five years ended January 2, 1999. When you read this selected financial data, it is important that you read it along with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes, included on page F-1 through F-20 of this prospectus.

                                                              FISCAL YEARS
                                          ----------------------------------------------------
                                            1998       1997       1996       1995       1994
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............................  $418,355   $346,905   $283,402   $233,284   $197,617
Gross profit............................    67,394     50,906     44,963     37,161     34,144
Nonrecurring expenses(1)................        --         --      3,106         --         --
Net income..............................    10,930      7,737      6,337      6,346      7,512
BALANCE SHEET DATA (AT PERIOD END):
Working capital.........................  $ 58,854   $ 50,308   $ 33,511   $ 36,563   $ 29,222
Total assets............................   220,226    152,818    135,263    103,856     86,498
Total long-term debt and capital leases,
  including current maturities..........   160,437    123,867     55,278     49,485     44,454
Stockholder's equity (deficit)..........   (13,007)   (20,873)    28,534     15,606      9,260
CASH FLOW DATA:
Net cash provided by operating
  activities............................  $ 15,161   $  2,396   $ 15,491   $ 12,745   $ 11,516
Net cash used in investing activities...   (47,886)    (4,976)   (24,314)   (14,741)    (2,452)
Net cash provided by (used in) financing
  activities............................    31,195      5,855      6,894      3,681     (8,891)
EBITDA(2)...............................  $ 42,781   $ 31,423   $ 25,547   $ 21,613   $ 19,997
Cash dividends(3).......................     1,292     57,105         --         --        308
Ratio of Earnings to Fixed Charges(4)...       2.0x       1.9x       2.3x       2.3x       2.5x

---------------

(1) In fiscal year 1996, we recorded nonrecurring expense resulting from the modification of stock options granted in previous years as part of the recapitalization of our company and Merchants Metals Holding. See Note 2 to the audited consolidated financial statements.

(2) EBITDA represents net income before interest expense, income taxes, depreciation and amortization and, for fiscal 1996, non-recurring expenses (see Note 1 above). While EBITDA is not intended to represent cash flow from operations as defined by generally accepted account principles ("GAAP") and should not be considered as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, as measured by GAAP, it is included herein to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements because we understand that financial institutions and investors in our notes use EBITDA to determine current borrowing capacity and to estimate long-term value of companies with recurring cash flows from operations.

(3) Cash dividends of $308,000 in fiscal year 1994 represent amounts required to redeem the equity interests in Merchants Metals Holding held by former stockholders which had received equity interests in Merchants Metals Holding upon the sale to our company of certain assets acquired for the fence product line. In fiscal year 1997, $57.1 million was distributed to Merchants Metals Holding for the redemption by Merchants Metals Holding of certain of its equity interests. In fiscal year 1998, $1.3 million was distributed to Merchants Metals Holding to finalize the 1997 redemption of certain of its equity interests.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancellable leases, which we estimate to be representative of an interest factor, and amortization of deferred financing costs.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following is an analysis of our financial condition and results of operations. This analysis should be read in conjunction with our consolidated financial statements and the related notes included on page F-1 through F-20 of this prospectus.

GENERAL

     We are a leading manufacturer and distributor of products used in the residential, commercial and infrastructure construction industries. Our earnings, including business segment earnings, were as follows:

                                                                 FISCAL YEARS
                                                          ---------------------------
                                                           1998      1997      1996
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Fence segment earnings..................................  $14,043   $11,290   $ 9,261
Concrete Construction Products segment earnings.........   22,315    14,980    12,289
Corporate(1)............................................     (764)     (354)   (3,557)
                                                          -------   -------   -------
Earnings before interest and income taxes...............   35,594    25,916    17,993
Interest expense........................................   17,320    13,018     7,429
                                                          -------   -------   -------
Earnings before income taxes............................   18,274    12,898    10,564
Income taxes............................................    7,344     5,161     4,227
                                                          -------   -------   -------
Net income..............................................  $10,930   $ 7,737   $ 6,337
                                                          =======   =======   =======

---------------

(1) Corporate represents only amortization of intangible assets and non-recurring charges. Corporate general and administrative expenses are allocated to the segments based upon proportional net sales.

     On a consolidated basis our significant growth in net sales and earnings result primarily from the following:

           - business acquisitions;

           - the expansion of our fence segment's distribution network;

           - strong activity in the commercial and infrastructure construction markets; and

           - increase in market share.

     Net sales increased 20.6% in 1998 and 22.4% in 1997. Net income increased 41.3% in 1998 and 22.1% in 1997. In 1998, the primary contribution to net income growth was the increased sales of concrete accessory products. Our acquisition of The Burke Group L.L.C. in early 1998 contributed additional sales of concrete accessories which generally carry a higher gross profit margin than our other products.

     Interest expense increased $4.3 million in 1998 and $5.6 million in 1997. The increase is primarily due to the issuance of $120 million 11.25% senior subordinated notes in April 1997. If the proceeds from the issuance of the notes had been available at the beginning of fiscal year 1997, pro forma interest expense for fiscal year 1997 would have been $15.4 million. 1998 interest expense is $1.9 million higher than 1997 pro forma interest due to an increase in borrowings from our credit facility primarily for funding of acquisitions and capital expenditures. Pro forma interest expense is based on the 11.25% rate on the senior subordinated notes plus the amortization of deferred financing costs over the life of the debt.

     The effective income tax rate remained flat for fiscal years 1996 and 1997 and increased slightly in fiscal year 1998 as a result of the non-deductible goodwill associated with our acquisition of Security Fence Supply Co., Inc. in October 1998.

FENCE SEGMENT

                                                                FISCAL YEARS
                                                       ------------------------------
                                                         1998       1997       1996
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Net sales............................................  $208,117   $177,640   $164,971
Gross profit.........................................    30,893     25,464     23,461
Gross profit margin..................................      14.8%      14.3%      14.2%
SG&A and other expense...............................  $ 16,850   $ 14,174   $ 14,200
Earnings before interest and income taxes............    14,043     11,290      9,261
EBITDA...............................................    16,962     13,722     11,441

     Net Sales. Net sales increased 17.2% in 1998 and 7.7% in 1997. These increases are primarily due to acquisitions and to the opening of new distribution centers. Also contributing to 1998 increases were favorable weather conditions and increased housing starts. Net sales for the fourth quarter of 1998 had a 16.0% increase over the fourth quarter 1997, exclusive of the acquisition of Security Fence Supply in October 1998. Total fourth quarter growth including three months of Security Fence Supply operations was 33.9%. The opening of a new fence distribution center in January 1997 and an acquisition in late 1997 contributed to the majority of the 1997 net sales increase.

     Gross Profit. The fence segment's gross profit margin percentage has remained relatively flat over the last three years. The increase in 1998 was primarily due to lower steel rod prices and higher margin products introduced in the fourth quarter from the Security Fence Supply acquisition.

     Selling, general and administrative and other expense. Selling, general and administrative and other expense increased 18.9% in 1998 and remained flat in 1997. Selling, general and administrative and other expense as a percentage of sales was 8.1%, 8.0%, and 8.6% for 1998, 1997, and 1996. The increase in expense in 1998 was principally due to business acquisitions and the opening of distribution centers. Selling, general and administrative and other expense as a percentage of sales was relatively flat in 1998 and 1997. The higher 1996 ratio to sales was primarily the result of an increase in the allowance for doubtful accounts.

CONCRETE CONSTRUCTION PRODUCTS SEGMENT

                                                                FISCAL YEARS
                                                       ------------------------------
                                                         1998       1997       1996
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Net sales............................................  $210,238   $169,265   $118,431
Gross profit.........................................    36,501     25,442     21,502
Gross profit margin..................................      17.4%      15.0%      18.1%
SG&A and other expense...............................  $ 14,186   $ 10,462   $  9,213
Earnings before interest and income taxes............    22,315     14,980     12,289
EBITDA...............................................    25,819     17,701     14,106

     Net Sales. Net sales increased 24.2% in 1998 and 42.9% in 1997. Increases are primarily the result of acquisitions and strong activity in commercial and infrastructure construction markets. In 1998, the acquisition of The Burke Group contributed $23.9 million, a 14.1% increase in net sales. Also impacting 1998 was increased sales to the segment's largest customer, a company which has also grown through acquisitions. Three acquisitions in the second half of 1996 contributed significantly to the 1997 sales increases. The mesh product line provided the majority of the 1997 increase, 86.6%, which was principally due to the full twelve month impact of two of the 1996 acquisitions. The concrete accessory product line sales increase in 1997 was also primarily due to an acquisition in the fourth quarter of 1996.

     Gross Profit. Gross profit increased 43.5% in 1998 and 18.3% in 1997. Gross profit margins increased to 17.4% in 1998 from 15.0% in 1997. The 1998 increase in gross profit was primarily due to the increase in mix of higher margin concrete accessories. This increase was partially offset by a slight decrease in the mesh products margin due to fluctuations in raw material costs. Rapidly declining costs of purchased steel rod and competitive pressure reduced mesh prices early in 1998 when the company still held in inventory rod purchased at higher costs in 1997. The 1997 gross profit margin decreased from 18.1% in 1996 to 15.0%. This decrease was principally due to increased sales of lower margin products in both the mesh and concrete accessory lines, combined with the start up of a new concrete accessory plant and the incurrence of higher raw material costs.

     Selling, general and administrative and other expense. Selling, general and administrative and other expenses increased 35.6% in 1998 and 13.6% in 1997. As a percentage of sales, selling, general and administrative and other expenses was 6.7%, 6.2% and 7.8% in 1998, 1997, and 1996. The increase in selling, general and administrative and other expenses was primarily due to the growth in sales from acquisitions. The increase in selling, general and administrative and other expenses as a percentage of sales in 1998 is principally due to the higher selling costs related to The Burke Group concrete accessory products. The decrease in selling, general and administrative and other expenses as a percentage of sales in 1997 is due to growth in the made-to-order wire mesh product line, which has a lower relative sales cost, and efficiencies achieved from integrating acquired businesses into the segment's operations.

LIQUIDITY AND CAPITAL RESOURCES

     Operating activities generated $15.2 million of cash in 1998, compared with $2.4 million in 1997 and $15.5 million in 1996. Net income, adjusted for non-cash items such as depreciation, amortization, and other non-cash charges, provided $18.6 million in 1998, $16.2 million in 1997 and $13.9 million in 1996. Net income adjusted for non-cash items was used primarily to support growth in operating assets. Excluding acquired assets, accounts receivable and inventory increased $20.5 million in 1998, $10.2 million in 1997 and $10.0 million in 1996. Additional cash was provided by an increase in payables and accrued liabilities, especially in 1998, which had an increase of $17.7 million due to internal growth in the business.

     Investing activities used $47.9 million in 1998, $5.0 million in 1997 and $24.3 million in 1996. In 1998 and 1996 the majority of this cash was used for acquisitions. The three acquisitions in 1998 used $37.7 million and three acquisitions in 1996 used $20.9 million. Capital expenditures for expansion, improvement and replacement of property, plant and equipment were $10.2 million in 1998, $4.6 million in 1997 and $3.5 million in 1996. Capital expenditures in 1998 included $3.2 million for a wire mesh plant facility, which replaced a previously leased building and $1.9 million for rental equipment, a new product line resulting from the acquisition of The Burke Group.

     Financing activities provided $31.2 million in 1998 compared to $5.9 million in 1997 and $6.9 million in 1996. The increase in 1998 was due to the funding of acquisitions, particularly the acquisition of Security Fence Supply in October 1998. Financing cash flow in 1997 included the issuance of senior subordinated notes and the use of their net proceeds.

     Although earnings before interest expense, income taxes, depreciation and amortization, (and non-recurring expenses in 1996) should not be considered in isolation from, or as a substitute for, cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of a company's liquidity, it is a widely accepted financial indicator of a company's ability to incur and service debt. Our earnings before interest expense, income taxes, depreciation and amortization, and non-recurring expenses were $42.8 million in 1998, $31.4 million in 1997 and $25.5 million in 1996. Our increase in earnings before interest expense, income taxes, depreciation and amortization, and non-recurring expenses is primarily the result of higher net sales and gross profit resulting from acquisitions and other changes.

     Senior Subordinated Notes. On April 16, 1997, we issued $120 million of 11.25% senior subordinated notes due 2007. The net proceeds of $116.0 million, after fees and expenses, were used as follows:

           - to distribute $57.1 million to Merchants Metals Holding for the redemption by Merchants Metal Holding of certain of its equity interests;

           - to repay the entire $10 million principal amount, plus accrued interest, on a senior subordinated secured note payable;

           - to repay our remaining indebtedness under our term loan facility of $11.4 million; and

           - to reduce our indebtedness under our revolving credit facility.

     As a result of the issuance, our interest expense increased $4.3 million in 1998, approximately $2.4 million is from the full twelve month impact of the notes, and $5.6 million in 1997. If the proceeds from the notes had been available at the beginning of fiscal year 1997, pro forma interest expense for fiscal year 1997 would have been $15.4 million, an increase of $2.4 million over the $13.0 million actually incurred. Pro forma interest expense is based on the 11.25% rate on the notes, plus the amortization of deferred financing costs over the life of the debt, less interest expense on debt that would have been retired.

     On February 12, 1999, we issued $30 million of Series C notes in a private offering. The net proceeds were approximately $31.1 million, including original issuance premium after expenses. The net proceeds were used to reduce our borrowings under our revolving credit facility.

     Our capital expenditure budget for fiscal year 1999 is $10.0 million, and will be funded by the revolving credit facility.

     In fiscal 1998, we made capital expenditures in excess of the limits established in the revolving credit facility and we did not satisfy certain reporting requirements to our lenders during fiscal 1998 and subsequent to year end. We have obtained waivers from the lenders for each of these items. In March 1999, the revolving credit facility was amended to modify certain reporting requirements through August 1999. We believe that we will be able to comply with the amended reporting requirements and other restrictive covenants in the revolving credit facility throughout our fiscal year 1999.

     We expect that cash flows from operations and the borrowing availability under our bank revolving credit facility will provide sufficient liquidity to meet the following needs over the near term:

           - normal operating requirements;

           - capital expenditure plans;

           - existing debt service; and

           - business acquisition strategy.

     We have pursued and intend to continue to pursue a strategy of business acquisitions that will broaden our distribution network, complement or extend our existing product lines or increase our production capacity. The borrowing availability under our bank revolving credit facility is also expected to be available to finance these acquisitions. It is possible that, depending upon our future operating cash flows and the size of potential acquisitions, we will seek additional sources of financing subject to limitations provided in our senior subordinated notes indenture.

EFFECT OF INFLATION

     The impact of inflation on our operations has not been significant in recent years. There can be no assurance, however, that a high rate of inflation in the future will not have an adverse effect on our operating results.

IMPACT OF YEAR 2000

     State of Readiness. We completed an assessment and have completed, or are in the process of modifying or replacing, portions of our software so that our computer systems will function properly with respect to dates in the Year 2000 and beyond. In October 1998, we replaced the following systems with software that is Year 2000 compliant:

           - general ledger;

           - accounts payable;

           - accounts receivable;

           - sales analysis; and

           - financial reporting systems.

     Year 2000 compliance in other systems is to be achieved through modification of internally developed programs and is scheduled to be completed by the third quarter of 1999.

     Third Party Relationships. We do not expect any significant disruption of operations in the event that any of our suppliers or customers fail to achieve Year 2000 compliance.

     Contingency Plans. Programming changes of internally developed systems may require a reduction in the scope of modifications and/or the enlistment of third party resources if the scheduled completion date appeared to be in jeopardy. Specific contingency plans have been identified for all of the outstanding projects.

     Risks and Uncertainties. We believe that we will experience at most, isolated and minor disruptions of business processes as a result of the Year 2000 issue based on the following:

           - completion of several software and hardware replacement projects;

           - internal plans for remaining system modification projects;

           - limited exposure to reliance on third party Year 2000 compliance;
             and

           - completion of contingency plans.

     These disruptions are not expected to have a material effect on our business, consolidated financial position or results of operations. However, the magnitude of all Year 2000 disturbances cannot be predicted. Failure to complete these programs as planned could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices, or engage in similar normal business activities, all of which could have a material impact on our business, consolidated financial position or results of operations.

     Costs. Our growth in recent years has required system software and hardware upgrades and improvements that were planned for and initiated in 1996. The costs of the purchased software and hardware upgrades related to these projects incurred through January 2, 1999 was approximately $700,000 and has been capitalized in property, plant and equipment in the accompanying consolidated balance sheets. We have also incurred costs of approximately $450,000 through January 2, 1999 related to these projects for software implementation and for modification of existing programs that has been expensed as incurred. In fiscal year 1999, we expect to incur approximately $240,000 to complete these projects, including Year 2000 specific modifications. Because the costs of software and hardware upgrades were already being incurred, and planned modification of internal systems is primarily for improvement and increased capacity, the actual cost for Year 2000 specific upgrades and modifications is not expected to exceed $100,000 and will be expensed as incurred.

NEW ACCOUNTING STANDARDS

     As of January 4, 1998, we adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information.

     Statement 130 establishes new rules for reporting and display of comprehensive income and its components. The adoption of Statement 130, however, had no impact on our consolidated net income or stockholder's equity. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of Statement 131 did not affect our consolidated results of operations or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are subject to market risk exposure related to changes in interest rates on our revolving credit facility and our senior subordinated notes. Borrowings under our revolving credit facility bear interest, at our option, at either the bank's base rate plus 0.25 percent or the Eurodollar rate plus 1.5 percent. For fiscal year 1998, the weighted average balance outstanding under this revolving credit facility was $26.2 million. Based on this balance, a one percent change in the interest rate would cause a change in interest expense of approximately $262,000. We are exposed to changes in the fair value of our $120 million 11.25% fixed rate senior subordinated notes. At January 2, 1999, the fair value of the notes was approximately 108% of par, or $129.6 million. At January 3, 1998, the fair value of the notes was approximately 109% of par, or $130.8 million. Although the fair value of these notes has not fluctuated much, the variation in fair value is a function of market interest rate changes and the investor perception of the investment quality of the senior subordinated notes.

     We also have exposure to price fluctuations associated with steel rod, our primary raw material. We negotiate purchase commitments from one to nine months in advance to limit our exposure to price fluctuation and to ensure availability of the materials. Approximately 50% of our steel rod is purchased from foreign sources.

                                    BUSINESS

GENERAL

     We are a Delaware corporation and are a wholly-owned subsidiary of Merchants Metals Holding Company. We were organized in 1953. We were acquired by Citicorp Venture Capital, Ltd. and members of our management in 1986.

     We are a leading manufacturer and distributor of products used in the residential, commercial and infrastructure construction industries. We have established leading market positions in the fence and concrete construction industries by combining:

           - efficient manufacturing;

           - high quality;

           - broad product offerings; and

           - extensive distribution capabilities.

     We employ a combination of state-of-the-art and traditional production methods to achieve cost efficiencies in our manufacturing processes. While our manufacturing facilities are geared primarily toward high-volume, standardized production to promote efficiencies, many of our manufacturing facilities are capable of producing customized products in response to specific customer requirements or applications that are unique to particular geographic regions of the United States. Consequently, each plant is configured to serve as both a high-volume producer of standard products and a job lot producer of specialty products. We also benefit from raw material purchasing efficiencies because the majority of manufactured products are produced from the same raw material.

     We have developed an extensive and well positioned distribution network, consisting of 72 company-operated distribution centers, located in 31 states. Our distribution network services over 5,000 customers, including the following:

           - construction contractors;

           - fence wholesalers;

           - industrial manufacturers;

           - highway construction contractors; and

           - fabricators of concrete reinforcing bar.

     In addition to serving customers nationwide, distribution centers and production facilities are well positioned to serve areas of high population and construction growth. We currently have manufacturing or distribution facilities in each of the ten states with the largest projected increases in population through the year 2025. We manufacture our products from 18 principal manufacturing facilities strategically located throughout the United States.

ACQUISITIONS

     Historically, a significant portion of our growth has been achieved through acquisitions. Since 1989, we have completed 12 acquisitions, including eight in the past four years, which have substantially increased our net sales, net income and EBITDA. We completed three acquisitions in 1998.

     On February 18, 1998, we acquired the assets and assumed certain liabilities of The Burke Group, a manufacturer of hardware devices and a processor of chemicals used in the concrete construction industry. The acquisition expanded the breadth of our concrete accessories product line. The total purchase price was $20.6 million, which was funded by our revolving credit facility. On September 4, 1998, we sold the chemical processing operations included in the acquisition of The Burke Group for approximately $3.6 million in cash.

     On March 2, 1998, we purchased substantially all of the assets of Wholesale Fencing Supply and affiliated entities for approximately $2.1 million, of which $1.1 million was funded by the revolving credit facility and $1.0 million by a note payable to seller. The operations acquired include a manufacturer of ornamental iron fencing in Tacoma, Washington, and distributors of fence products in Tacoma, Washington, and two Oregon locations.

     On October 6, 1998, we purchased all of the issued and outstanding capital stock of Security Fence Supply Co. for approximately $24.4 million, which was funded by our revolving credit facility. Immediately following the purchase, the real property acquired as a result of the acquisition was sold to the former principals of Security Fence Supply Co. for approximately $3.6 million in cash. The former principals of Security Fence Supply Co. then leased the property back to us for a term of five years at approximate market rental rates. Security Fence Supply Co. specializes in commercial and industrial fencing. It manufactures chain link and vinyl coated chain link fabric as well as ornamental iron and vinyl fence products.

BUSINESS SEGMENTS

     We report the results of our operations in two business segments: fence and concrete construction products. Financial information for each business segment is disclosed in Note 12 of the notes to our consolidated financial statements.

     Both of our fence and concrete construction products segments share common factors with respect to seasonality of business and raw materials.

     Seasonality and Cyclicality. Our products are used in the residential, commercial and infrastructure construction industries. These industries are both cyclical and seasonal, and changes in demand for construction services have a material impact on sales and profitability. Although we believe that a cyclical downturn is inevitable, we have implemented the following strategies which we believe will mitigate the impact of any downturn on our future operating results and liquidity:

           - increased the focus on products used in the commercial and infrastructure construction industries, which historically have been less cyclical than the residential construction industry;

           - positioned our concrete construction products segment to benefit from anticipated increases in infrastructure spending; and

           - expanded our distribution network to serve diverse areas of high population growth, as well as to limit the effects of any regional economic downturns.

     As a result of seasonality, the highest level of sales and profitability occur during the times of the year when climatic conditions are most conducive to construction activity. Accordingly, sales will typically be higher in the second and third quarters.

     Raw Materials. Our manufactured products are produced primarily from steel rod. Because both business segments require large quantities of the same raw material, we purchase steel rod in significantly larger quantities than would be the case if the business segments were part of separate stand-alone enterprises. Because of such large volume purchases, we believe that we typically purchase steel rod at a cost below industry standard. Since steel rod cost comprises a substantial portion of cost of goods sold, approximately 33% in fiscal year 1998, we believe these cost savings provide a significant competitive advantage.

     In recent years, more than 50% of the steel rod purchased has been produced overseas. Most of the purchases of foreign steel rod are made through Mannesmann Pipe and Steel Corporation, which arranges the importation of rod from various overseas sources. Major suppliers of steel rod in the United States include Ameristeel, Atlantic Steel, Co-Steel Raritan, Keystone Steel, and North Star Steel.

     We generally negotiate quantities and pricing on a quarterly basis for both domestic and foreign steel rod purchases. Because all agreements for the purchase of steel rod, whether foreign or domestic, are denominated in United States dollars, there is no exposure to significant risks of fluctuations in foreign currency exchange rates with respect to these agreements.

FENCE SEGMENT

     The fence segment is made up of the following three operating entities:

           - Merchants Metals;

           - Security Fence Supply; and

           - Anchor Die Cast.

     Merchants Metals is headquartered in Houston, Texas with the operations segregated and managed by geographic divisions. Security Fence Supply is a manufacturer and distributor of a variety of fence products and is located in Bladensburg, Maryland. Anchor Die Cast, a small manufacturer and distributor of fence fittings, is located in Harrison, Arkansas. The fence segment contributed 49.7%, 51.2% and 58.2% of consolidated net sales in fiscal years 1998, 1997 and 1996.

     Products. The fence segment manufactures the following products:

           - galvanized and vinyl coated chain link fence fabric;

           - a full line of aluminum die cast and galvanized pressed steel fittings and vinyl coated colored pipe;

           - ornamental iron fence products; and

           - vinyl fencing.

     These products are manufactured at seven principal facilities.

     The segment also distributes a variety of fence products that it purchases from third parties, including the following:

           - pipe;

           - tubing;

           - wood;

           - vinyl;

           - aluminum and ornamental iron fence products;

           - gates;

           - hardware; and

           - other related products.

     The segment also assembles wooden fence panels for residential fences at several of its facilities.

     Fence products are used in a variety of applications. The chain link fence products primarily serve as security fencing at residential, commercial and governmental facilities, including the following:

           - manufacturing and other industrial facilities;

           - warehouses;

           - schools;

           - airports;

           - correctional institutions;

           - military facilities;

           - recreational facilities;

           - swimming pools; and

           - dog kennels.

     Polyvinyl chloride color coated wire, together with vinyl coated colored pipe, tubing and fittings, are used primarily for tennis courts and other residential applications. The segment also offers other fence products that are used primarily in the construction of wood, vinyl, aluminum or ornamental iron fence systems, and in the construction of all sizes and styles of fence gates for the residential and commercial markets.

     In fiscal year 1998, approximately 46% of the fence segment sales represented products manufactured by the segment. The remaining fence products were purchased as finished goods from third parties for distribution. Purchases of finished fence products are primarily from domestic manufacturers. We believe that our full line of fence products provides a competitive advantage by enabling us to provide one-stop shopping to our customers, thereby promoting customer loyalty.

     Production Process. The chain link fence manufacturing process is virtually the same at each manufacturing facility. The dominant manufacturing process, galvanized after weaving, involves three steps:

           - wire drawing, which transforms steel rod into steel wire, primarily ranging in thickness from 12.5 gauge (.095 inches) to 6.0 gauge (.192 inches);

           - weaving the wire into chain link fabric by automated fabric weaving machines pre-set to a specific width (which ranges from three to 20 feet) of chain link fence fabric and to a specific "diamond" size ranging from 3/8 inch to 2 3/8 inches; and

           - coating the surface of the steel wire with zinc to provide, among other things, corrosion protection.

     The segment also produces other types of coated wire fabric, including polyvinyl chloride coated, aluminum coated and galvanized before weaving. In addition, vinyl coatings are applied to the pipe, tubing, and fittings used with vinyl coated chain link fabric. Anchor Die Cast manufactures a full line of aluminum die cast and galvanized pressed steel fittings.

     Sales and Marketing; Principal Customers. The fence segment sells fence products principally to fence wholesalers and residential and commercial contractors. Although some sales of fence products are through home centers, these sales are not a primary focus of our sales efforts. No one customer accounted for more than 10% of the fence segment revenues in fiscal year 1998.

     The segment's dedicated sales force consists of approximately 81 employees whose sales territories cover the 48 contiguous states. Sales generally are made through 53 regional distribution centers, seven of which are located at manufacturing facilities, which are located in 30 states. Because customer orders typically require rapid turn-around time, the distribution centers are strategically located near customers' facilities. The segment also distributes its fence products through a network of 338 authorized dealers located throughout the country.

     Competition. The fence segment's major national competitor is Master-Halco, Inc., which has a more extensive distribution network than we have. We believe, however, that our more extensive fence manufacturing capabilities provide an advantage to some major accounts. The segment also competes with two strong regional competitors, one of which operates primarily on the east coast, with particular emphasis in Florida and the other operates only manufacturing facilities, with no internal distribution network, primarily east of the Rocky Mountains. Our remaining competitors are smaller regional manufacturers and wholesalers.

     Although the ability to sell fence products at a competitive price is an important competitive factor, we believe that other factors, such as perceived quality of product and service and ability to deliver products to customers quickly, are also important to our fence customers. We believe that our reputation for quality and service, and our ability to deliver product quickly due to the locations of our 53 fence distribution centers, enable us to obtain a slight premium in our sales price for fence products, as compared to our principal competitors.

CONCRETE CONSTRUCTION PRODUCTS SEGMENT

     The concrete construction products segment is made up of two operating entities: Ivy Steel and Wire and Meadow-Burke Products. Ivy Steel and Wire is headquartered in Houston, Texas and Meadow-Burke Products is headquartered in Tampa, Florida. Both companies segregate their management and operations by geographic region. The concrete construction products segment contributed 50.3%, 48.8% and 41.8% of our consolidated net sales in fiscal years 1998, 1997 and 1996.

     Products. Concrete construction products include various classes of wire mesh, which serve as a structural reinforcing grid for concrete construction, including the following:

           - concrete pipe;

           - roads;

           - bridges;

           - runways; and

           - sewage and drainage projects.

     In addition, the segment produces over 2,000 specialized accessories used in concrete construction, including products used to position and install steel reinforcing bar and wire mesh reinforcing grid.

     The segment manufactures the following three principal classes of wire mesh:

           - commodity building mesh (Class B-2);

           - pipe mesh (Class C); and

           - structural mesh (Class D).

     The wire mesh is produced from wire that ranges in size from 1/8-inch diameter to 3/4-inch diameter, in both smooth and deformed patterns.

     Class B-2 mesh is a commodity building mesh used in housing and light commercial construction including driveways, slab foundations and concrete walls. Class C mesh is used to construct reinforced concrete pipe for, among other things, drainage and sewage systems and water treatment facilities. Ivy Steel and Wire has been producing pipe mesh for over 40 years. Class D mesh is a structural wire mesh that is designed as an alternative to steel reinforcing bar for certain types of concrete construction, including roads, bridges and other heavy construction projects. Structural mesh is marketed as a cost-effective alternative to steel reinforcing bars. Although structural mesh has a higher initial cost to the customer than does steel reinforcing bar, we believe that the overall construction cost to the customer is generally lower if structural mesh is used. The segment also manufactures galvanized strand wire which is used by manufacturers and processors of all types of wire product, including shelving, household and automotive products.

     The concrete accessory products include the following:

           - supports for steel reinforcing bars and wire mesh;

           - form ties and related products;

           - basket assemblies, including welded and loose dowel basket assemblies;

           - anchors and inserts, including imbedded attachments and lifting devices, composite structural wire members and prestress strand hold down anchors; and

           - bracing devices for holding in place tilt-up concrete walls.

     Although the segment manufactures most of its concrete accessories, certain products, such as plastic supports for steel reinforcing bar and certain types of form ties, are purchased from third parties for distribution by the segment. New products are continually introduced in an effort to provide a full line of concrete accessories to customers.

     Concrete accessories are used in a variety of applications. Supports are used to position and to install steel reinforcing bars and wire mesh in the construction of roads, bridges and other heavy construction projects. Welded and loose dowel basket assemblies are used to reinforce joints between concrete pieces in the paving of roads, highways, and runways. Anchors and inserts are used to fasten and lift precast panels and floor panels in the construction of, among other things, commercial buildings.

     In fiscal year 1998, approximately 93% of the segments' sales represented manufactured products. The remaining 7% of segment sales were purchased as finished goods for resale through 22 regional distribution facilities.

     Production Process. The concrete construction products segment manufactures its products at 11 principal facilities, which are strategically located throughout the United States.

     Wire mesh is manufactured with wire that ranges in size from 1/8-inch diameter to 3/4-inch diameter, in both smooth and deformed patterns. The wire mesh is manufactured from low-carbon steel rod, which is cleaned by removing "mill scale" by passing the rod through a series of pulleys that mechanically descales the rod. The rod is then pulled through a die that reduces the area of the rod approximately 30 percent. This "cold working" process produces wire that is clean, uniform in diameter and nearly 100 percent stronger than the original rod. The wire is then processed into the finished product using automatic welding machines. This method of welding, known as electrical resistance welding, produces a very strong welded joint without weakening the steel as much as electrode welding.

     Certain aspects of the production process vary depending on the class of mesh being produced. Commodity building mesh generally is produced in roll and sheet form and is made with small diameter wire. Pipe mesh generally is custom-made to customer specifications. Additional steps in the process of producing structural wire mesh often include the following

           - bending the mesh to precise shapes;

           - cutting the exact sizes; and

           - preparing the surface to allow for the application of special coatings.

     The concrete accessory manufacturing process also consists of drawing steel rod into wire which is then fed into automatic forming and resistance welding machines which produce the finished product. Additional manufacturing processes include:

           - various punch press operations;

           - threading;

           - machining;

           - painting; and

           - plastic and epoxy coating of products.

     In addition to steel rod, which is the primary raw material for concrete accessories, other raw materials are used such as:

           - round bar stock;

           - slit steel coils;

           - reinforcing steel bars and paints;

           - plastisol; and

           - epoxy powder used for various coatings.

     Sales and Marketing; Principal Customers. The segment principally sells its products to the following persons:

           - construction products distributors;

           - industrial manufacturers, such as pre-casters of concrete products;

           - large reinforcing bar fabricators;

           - commercial building supply dealers; and

           - construction contractors.

     The specialized sales force for the wire mesh product line consists of approximately 13 employees whose sales territories cover the 48 contiguous states. Members of the wire mesh sales force generally have engineering backgrounds which permit them to consult with customers regarding product specifications. Because orders for wire mesh products typically do not require the quick turn-around time that is required for concrete accessories, wire mesh products are shipped directly from one of the six wire mesh manufacturing facilities to the customer, generally in truckload quantities. Most wire mesh production is in response to particular customer orders. Light wire mesh used for residential construction, however, is produced in standard patterns in anticipation of customer orders.

     Our dedicated sales force for concrete accessories consists of approximately 35 employees whose sales territories cover the 48 contiguous states. Concrete accessories are distributed primarily through 16 regional distribution centers, five of which are located at concrete accessories manufacturing facilities. Because orders for concrete accessories typically require rapid turn-around time, these distribution centers are strategically located near customers' facilities.

     No one customer accounted for more than 10% of the concrete construction products segment revenues in fiscal year 1998.

     Competition. The segment's major competitor for wire mesh is Insteel Wire Products, Inc. The segment faces strong regional competitors in Midwestern, Southeastern, and Mid-Atlantic states. There is also competition from smaller regional manufacturers and wholesalers of wire mesh products.

     The concrete accessories product line faces competition from several significant competitors. Dayton-Superior Corporation is the leading full-line national participant in the concrete accessories market, with a market share greater than our market share. The segment also faces strong full-line competition from a regional competitor and from two other significant competitors, who offer a more limited number of products.

     We believe that our ability to produce a greater variety of wire mesh products in a wider geographical area provides an advantage to major accounts. We believe that our willingness and ability to provide custom-made products that fit our customers' individual needs provides us with a competitive advantage.

For concrete accessories, we believe that price, extensive product selection and ability to deliver product quickly are the principal competitive factors.

     We believe that our raw material costs, which we believe are lower than many of our competitors, enhance the segment's ability to compete effectively with respect to product price in the concrete construction market.

REGULATION

     Environmental Regulation. We are subject to extensive and changing federal, state and local environmental laws including laws and regulations that:

           - relate to air and water quality;

           - impose limitations on the discharge of pollutants into the environment; and

           - establish standards for the treatment, storage, and disposal of toxic and hazardous wastes.

     Stringent fines and penalties may be imposed for non-compliance with these environmental laws. In addition, environmental laws could impose liability for costs associated with investigating and remediating contamination at our facilities or at third-party facilities at which we have arranged for the disposal treatment of hazardous materials.

     Although we can give no assurances, we believe that we, and our operations, are in compliance in all material respects with all environmental laws and we are not aware of any non-compliance or obligation to investigate or remediate contamination that could reasonably be expected to result in material liability. Environmental laws continue to be amended and revised, however, to impose stricter obligations. We cannot predict the effect that such future requirements, if enacted, would have on us although we believe that these regulations would be enacted over time and would affect the industry as a whole.

     Health and Safety Matters. Our facilities and operations are governed by laws and regulations, including the federal Occupational Safety and Health Act, relating to worker health and workplace safety. We believe that appropriate precautions are taken to protect employees and others from workplace injuries and harmful exposure to materials handled and managed at our facilities. While it is not anticipated that we will be required in the near future to expend material amounts by reason of such health and safety laws and regulations, we are unable to predict the ultimate cost of compliance with these changing regulations.

EMPLOYEES

     As of January 2, 1999, we had approximately 2,200 full time employees. We are a party to seven collective bargaining agreements with five unions, of which a total of 284 employees are members. These collective bargaining agreements cover employees at the following facilities:

           - Baltimore, Maryland;

           - Tampa, Florida;

           - Whittier, California;

           - Hackensack, New Jersey;

           - Chicago, Illinois; and

           - Oregon, Ohio.

     We consider our relations with our employees to be good.

PROPERTIES

     Our principal executive offices are located in approximately 11,000 square feet of leased space in Houston, Texas.

     Our operating facilities can be broken down into two categories, manufacturing plants and distribution centers. The majority of the manufacturing plants are owned by us. The majority of the distribution centers are leased from third parties. The following table shows the facilities' general information by operating segment:

TYPE OF FACILITY                                              STATES           SIZE*
----------------                                              ------   ---------------------
Fence Manufacturing Plants..................................     7       609,100 square feet
Fence Distribution Centers..................................    30       537,974 square feet
Concrete Construction Products Manufacturing Plants.........    11     1,116,875 square feet
Concrete Construction Products Distribution Centers.........    11       149,567 square feet

---------------

* Does not include square footage of outside storage and other outdoor areas.

LEGAL PROCEEDINGS

     We are involved in various claims and lawsuits incidental to our business. We do not believe that these claims and lawsuits in the aggregate will have a material adverse affect on our business, consolidated financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides certain information regarding our directors and executive officers, including their respective ages.

NAME                                   AGE                          POSITION
----                                   ---                          --------
Julius S. Burns......................  66    President and Chief Executive Officer, Director
Thomas F. McWilliams.................  56    Director
Carl L. Blonkvist....................  62    Director
Robert N. Tenczar....................  49    Vice President, Chief Financial Officer and Secretary
James M. McCall......................  56    Vice President -- General Manager -- Mesh
                                             Vice President -- General Manager -- Concrete
Davy J. Wilkes.......................  61    Accessories
Mike W. Weaver.......................  51    Vice President -- General Manager -- Fence

     Julius S. Burns has been President and Chief Executive Officer and a director of our company since February 1989. Prior to February 1989, Mr. Burns served as President and General Manager of Ivy Steel & Wire Company, Inc., a predecessor to our company, for 13 years. Mr. Burns has 33 years of related industry experience.

     Thomas F. McWilliams has been a director of our company since 1992. Mr. McWilliams is Managing Director of Citicorp Venture Capital, a small business investment company, and has been affiliated with Citicorp Venture Capital since 1983. Mr. McWilliams is a member of Citicorp Venture Capital's three-person investment committee. Mr. McWilliams is a director of Chase Brass Industries, Inc., a metals processing company, Ergo Science Corporation, a pharmaceutical product development company and various other private companies.

     Carl L. Blonkvist has been a director of our company since April 1997. Mr. Blonkvist is Senior Vice President of Operations for the Brinkmann Corporation and has been affiliated with the Brinkmann Corporation since June 1996. Mr. Blonkvist was Senior Vice President of Coca-Cola Foods from January 1994 to April 1996, and was a Senior Partner of Computer Science Corporation, a consulting firm, from 1991 to 1994. In 1984, Mr. Blonkvist formed Paragon Consulting Group, a consulting firm specializing in operations strategy, which was purchased by Computer Science Corporation in 1991.

     Robert N. Tenczar has been Vice President, Chief Financial Officer and Secretary of our company since May 1993. From 1985 to 1993, Mr. Tenczar was employed by Baker Hughes Incorporated, Houston, Texas, his last assignment as Vice President Finance of its EnviroTech Controls division.

     James M. McCall has been employed with our company and its predecessors in various management positions of increasing responsibility since 1975, most recently as our Vice President -- General Manager -- Mesh since 1989. Mr. McCall has 35 years of related industry experience.

     Davy J. Wilkes has been employed by our company and its predecessors since 1974, most recently as our Vice President -- General Manager -- Concrete Accessories since November 1992. Mr. Wilkes has 39 years of related industry experience.

     Mike W. Weaver has been employed by our company and its predecessors since 1971, most recently as our Vice President -- General Manager -- Fence since September 1998. Mr. Weaver has 28 years of related industry experience.

     Each director holds office until the next annual meeting of stockholders of our company or until their successor is duly elected and qualified. All officers are elected annually and serve at the direction of our board of directors. The bylaws of our company provide for a three member board of directors. Directors of our company are reimbursed for all expenses actually incurred for each board meeting which they attend. One member of our board of directors receives a fee of $2,000 per meeting he attends. The other members of the board of directors do not receive a fee for any meetings they attend. The executive officers of our company are elected by the board of directors to serve at the discretion of the board.

INDEMNIFICATION AND DIRECTORS

     We have entered into indemnification agreements with certain of our directors and executive officers pursuant to which we will indemnify these persons against expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred as a result of the fact that this person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons will be indemnified to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. The indemnification agreements also provide for the advancement of certain expenses to these directors and officers in connection with any suit or proceeding of this type.

EXECUTIVE COMPENSATION

     The following table provides the compensation for fiscal years 1998 and 1997 awarded to, or earned by, the chief executive officer of our company and the four other most highly compensated executive officers of our company whose salary and bonus exceeded $100,000 for services rendered in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION(1)
                                                           -----------------------
                                                            ANNUAL                    ALL OTHER
NAME AND PRINCIPAL POSITION                                 SALARY        BONUS      COMPENSATION
---------------------------                                ---------   -----------   ------------
Julius S. Burns...................................  1998   $275,040    $1,230,726      $28,399(2)
  President and Chief Executive Officer; Director   1997    250,020       450,000       27,639(3)
James M. McCall...................................  1998    160,500        90,652       12,637(4)
  Vice President -- General Manager -- Mesh         1997    150,000        90,000       10,759(4)
Robert N. Tenczar.................................  1998    136,940        78,012        6,956(5)
  Vice President, Chief Financial Officer and       1997    125,480        69,840        5,733(5)
  Secretary
Davy J. Wilkes....................................  1998    132,850        77,652       16,378(6)
  Vice President -- General Manager Concrete        1997    124,170        68,040       14,143(6)
  Accessories
Mike W. Weaver....................................  1998    131,090        55,710        7,461(7)
  Vice President -- General Manager -- Fence

---------------

(1) The named executive officers did not receive annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of compensation for each of the named executive officers during the fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for the executive officer.

(2) Represents an annual contribution to our pension plan.

(3) Represents a $1,344 annual contribution to our 401(k) plan and a $26,295 annual contribution to our pension plan.

(4) Represents $1,089 and $794 annual contributions to our 401(k) plan and $11,548 and $9,965 annual contributions to our pension plan, in 1998 and 1997.

(5) Represents $1,029 and $763 annual contributions to our 401(k) plan and $5,927 and $4,970 annual contributions to our pension plan, in 1998 and 1997.

(6) Represents $1,003 and $928 annual contributions to our 401(k) plan and $15,375 and $13,215 annual contributions to our pension plan, in 1998 and 1997.

(7) Represents an $842 annual contribution to our 401(k) plan and a $6,619 annual contribution to our pension plan.

     None of the executive officers named in the above table were granted options to purchase any capital stock of Merchants Metals Holding during fiscal years 1998 or 1997.

MERCHANTS METALS HOLDING COMPANY 1988 STOCK OPTION PLAN

     Certain eligible employees and non-employee directors of our company and Merchants Metals Holding may be granted options to purchase up to an aggregate of 30,000 shares of Class A common stock pursuant to the Merchants Metals Holding Company 1988 Stock Option Plan. The Merchant Metals Holding Company Stock Option Plan is administered by that company's administration committee, the members of which are appointed by the board of directors of Merchants Metals Holding.

     Presently, the members of the administration committee consists of the current members of the board of directors of Merchants Metals Holding, which are the same persons who constitute our board of directors.

     The administration committee has the ability to determine, among other things, which individuals will be granted options under the Merchants Metals Holding Company Stock Option Plan and the committee has the ability to determine the exercise price, the term, up to ten years, and the vesting schedule of the options granted under the Merchants Metals Holding Company Stock Option Plan.

     Any unexpired and unexercised options, or portions thereof, will be forfeited if an employee ceases to be in our employ by reason of disability or upon retirement and any unexercised options, or portions thereof, will terminate on the date that is three months from the date of the employee's termination by reason of disability or retirement, as applicable, unless the option expires by its terms on an earlier date.

     If an employee dies while in our employ, any options granted to the employee pursuant to the Merchants Metals Holding Company Stock Option Plan will be exercisable during the three month period beginning on the date following the date of his death, unless it expires sooner under its terms. These options will terminate at the end of the three month period to the extent such options were not exercised during such three month period.

     As of January 2, 1999, there were outstanding options to purchase 15,660 shares of Merchants Metals Holding Company Class A common stock at an exercise price of $1.00 per share.

401(K) PLAN

     We maintain the MMI Products, Inc. 401(k) Savings Plan. All of our employees are eligible to participate in the plan after one year of employment. Employees may elect to make pre-tax contributions, up to the applicable statutory maximum limits, to the plan. We make matching contributions, subject to statutory limits, in an amount equal to 25% of the employee's contributions, up to 2% of the employee's compensation. In addition, we may make additional contributions in such amounts as we may elect. Our contributions are vested at a rate of 25% for each year of service.

PENSION PLAN

     We maintain the MMI Products, Inc. Pension Plan, which is a money purchase defined contribution plan. Our employees, other than employees covered by a collective bargaining agreement, generally are eligible to participate in the plan after one year of employment. We make annual contributions to the plan for each eligible employee in accordance with a formula that is based on the participant's age and level of compensation. The plan provides for 100% vesting after five years of service.

EMPLOYMENT AGREEMENT

     Julius S. Burns, our President and Chief Executive Officer, has entered into an employment agreement with us that will expire, unless renewed, on December 31, 1999. The agreement provides for a base salary of $250,000 per year, which may be increased annually at the discretion of the board of directors, and a discretionary annual bonus based on performance criteria established from time to time by the board of directors.

     If Mr. Burns' employment is terminated as a result of his death or total disability, then Mr. Burns, or his estate in the event of his death, will be entitled to receive Mr. Burns' base salary accrued through the date of termination of employment plus bonus payment prorated to the date of termination based on Mr. Burns' bonus for the previous year.

     If Mr. Burns' employment is terminated by us for cause, as that term is defined in his employment agreement, Mr. Burns will be entitled to receive only his base salary accrued through the date of termination of his employment. If Mr. Burns' employment is terminated by us other than for cause, Mr. Burns will be entitled to receive, as a lump sum payment, the amounts to which he, or his estate, would have been entitled in the event of his death or total disability, plus monthly severance equal to his base salary for the lesser of twelve months or the remaining term of the employment agreement.

     If Mr. Burns' employment is terminated by us within one year following a change of control of our company, then, in addition to the compensation to which Mr. Burns would be entitled in the event of termination other than for cause, and in lieu of any other bonus payment, Mr. Burns will be entitled to receive a bonus payment prorated for the lesser of twelve months or the remaining term of his employment agreement.

PUT AGREEMENT

     Upon Julius S. Burn's death, any common units of MMI Products, L.L.C., which owns approximately 98% of Merchants Metals Holding, that Mr. Burns owns will automatically be exchanged for a like number of shares of Merchants Metals Holding common stock. Mr. Burns has entered into the Amended and Restated Put Agreement pursuant to which Mr. Burns' estate will have, upon satisfaction of certain conditions, the option during the ninety day period following his death to cause Merchants Metals Holding, or its designee, to repurchase the number of shares of Merchants Metals Holding common stock held by Mr. Burns at the time of his death as have a fair market value of up to $2.0 million. This right may be exercised only if, at the time of Mr. Burns' death, any of the following existed:

     Mr. Burns was an employee of Merchants Metals Holding or any of its subsidiaries;

     Mr. Burns had either:

           - retired at or after age 67;

           - voluntarily terminated his employment with Merchants Metals Holding or any of its subsidiaries for good reason, as that term is defined in the put agreement, within six months following a change in control, as that term is defined in the put agreement;

           - been terminated by Merchants Metals Holding subsidiaries without cause, as that term is defined in the put agreement; or

           - otherwise retired with the consent of the board of directors of Merchants Metals Holding; or

           - Mr. Burns was no longer employed by Merchants Metals Holding due to a disability recognized by the board of directors of Merchants Metals Holding.

     The purchase price to be paid by Merchants Metals Holding upon the exercise of the put right will be payable through the application of proceeds payable under certain life insurance contracts purchased by us, with a maximum aggregate premium of up to $100,000, to provide funds to pay the maximum purchase price of $2,000,000. The put agreement will terminate on December 31, 2000, unless it is earlier terminated in accordance with its terms. Merchants Metals Holding, in its sole discretion, may elect to terminate the put agreement, at any time before Mr. Burns' death, if Mr. Burns is in material default of his obligations under the non-competition agreement described below, between our company and Mr. Burns.

NON-COMPETITION AGREEMENT

     Julius S. Burns has entered into a non-competition agreement with us under which he has agreed not to do any of the following:

           - disclose, during or after the term of his employment, any of the confidential information, as that term is defined in the non-competition agreement, to any person or entity for any reason or purpose whatsoever;

           - solicit or induce for a period of two years following his termination, any person employed by, or the agent of, our company to terminate that person's contract of employment or agency with our company; and

           - compete with us in any business in which we are engaged in at the date of his termination in any state in the United States of America in which we have made sales during the twelve months immediately preceding his termination for a period of two years following his termination.

     If Mr. Burns is terminated by our board of directors by written or oral notice, Mr. Burns' non-competition restriction will apply only for a period of one year, plus the number of months we elect to pay monthly severance payments to Mr. Burns after the expiration of the one year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our board of directors is responsible for determining executive officer compensation. Julius S. Burns currently serves as both a director and the President and Chief Executive Officer of our company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     We are a wholly owned subsidiary of Merchants Metals Holding. Approximately 98% of the capital stock of Merchant Metals Holding is owned by MMI Products, L.L.C. No director or named executive officer owns shares of Merchants Metals Holding capital stock. The following table and the accompanying footnotes provide, as of January 2, 1999, the beneficial ownership of MMI Products, L.L.C.'s equity interests by the following persons:

           - each person who is known to us to own beneficially more than 5% of either class of MMI Products, L.L.C.'s outstanding common units;

           - each director and named executive officer; and

           - all directors and officers as a group.

     On all matters submitted to a vote of the members of MMI Products, L.L.C., holders of MMI Products, L.L.C. Class A common units are entitled to cast, in the aggregate, 50.5% of the total number of votes and Class B common units are entitled to cast, in the aggregate, 49.5% of the total number of votes entitled to be cast by holders of all of the MMI Products, L.L.C. common units then outstanding.

                                               NUMBER OF         PERCENT OF CLASS    PERCENTAGE OF TOTAL
                                              COMMON UNITS        OF COMMON UNITS      VOTING POWER(2)
                                          --------------------   -----------------   -------------------
                                          CLASS A   CLASS B(1)   CLASS A   CLASS B
                                          -------   ----------   -------   -------
Julius S. Burns.........................  58,902          --      52.2%       --            26.3%
  c/o MMI Products, Inc.
  515 W. Greens Rd., Ste. 710
  Houston, Texas 77067
Thomas F. McWilliams....................      --      17,014(3)     --       2.6%            1.3%
  c/o Citicorp Venture Capital Ltd.
  399 Park Avenue
  14th Floor, Zone 4
  New York, NY 10043
Robert N. Tenczar.......................   7,500          --       6.6%       --             3.4%
  c/o MMI Products, Inc.
  515 W. Greens Rd., Ste. 710
  Houston, Texas 77067
James M. McCall.........................  13,850          --      12.3%       --             6.2%
  c/o MMI Products, Inc.
  515 W. Greens Rd., Ste. 710
  Houston, Texas 77067
Davy J. Wilkes..........................  10,450          --       9.3%       --             4.7%
  c/o Meadow Steel Products
  5110 Santa Fe Road
  Tampa, Florida 33619
Citicorp Venture Capital Ltd............      --     497,473(4)     --      76.3%           37.8%
  399 Park Avenue
  14th Floor, Zone 4
  New York, NY 10043

                                               NUMBER OF         PERCENT OF CLASS    PERCENTAGE OF TOTAL
                                              COMMON UNITS        OF COMMON UNITS      VOTING POWER(2)
                                          --------------------   -----------------   -------------------
                                          CLASS A   CLASS B(1)   CLASS A   CLASS B
                                          -------   ----------   -------   -------
CCT Partners III........................      --      87,789(5)     --      13.5%            6.7%
  c/o Citicorp Venture Capital Ltd.
  399 Park Avenue
  14th Floor, Zone 4
  New York, NY 10043
William T. Comfort......................      --      34,154        --       5.2%            2.6%
  c/o Citicorp Venture Capital Ltd.
  399 Park Avenue
  14th Floor, Zone 4
  New York, NY 10043
Michael W. Babcock......................   7,520          --       6.7%       --             3.4%
  c/o Merchants Metals
  71347 CR 23
  New Paris, Indiana 46553
Michael Weaver..........................   9,160          --       8.1%       --             4.1%
  4901 Langley Road
  Houston, Texas 77093
All Directors and Executive.............  90,702      17,014      80.3%      2.6%           41.8%
Officers as a Group

---------------

(1) Each MMI Products, L.L.C. Class B common unit is convertible at any time, at the option of the holder, into one MMI Products, L.L.C. Class A common unit.

(2) Represents the total voting power represented by the MMI Products, L.L.C. Class A common units or MMI Products, L.L.C. Class B common units held by each of the indicated persons.

(3) Includes 4,006 MMI Products, L.L.C. Class B common units owned of record by Alchemy, L.P., an affiliate of Mr. McWilliams.

(4) Does not include 87,789 MMI Products, L.L.C. Class B common units held by CCT Partners III, an affiliate of Citicorp Venture Capital, as to which Citicorp Venture Capital disclaims beneficial ownership.

(5) Does not include 497,473 MMI Products, L.L.C. Class B common units held by Citicorp Venture Capital, an affiliate of CCT Partners III, as to which CCT Partners III disclaims beneficial ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE RECAPITALIZATION

     On December 13, 1996, our company and Merchants Metals Holding completed a recapitalization transaction. The purposes of the recapitalization included the following:

           - the cash-out of stockholders of Merchants Metals Holding Company that were no longer actively associated with Merchants Metals Holding's business;

           - the retirement of high coupon, as compared to current market rates, debt and preferred stock; and

           - the issuance of new Merchants Metals Holding common stock, or options to acquire new Merchants Metals Holding common stock, to members of management who had not previously owned Merchants Metals Holding common stock, at affordable prices and without a dilutive, both numerical and economic, impact on existing holders of Merchants Metals Holding common stock.

     In structuring the recapitalization, the board of directors of Merchants Metals Holding used a valuation prepared by a nationally recognized accounting firm. The valuation report determined that Merchants Metals Holding had an enterprise value between $105 million and $115 million. This enterprise value was then reduced by the implied value of the outstanding debt, principal plus unpaid interest, and preferred stock, redemption price plus unpaid dividends, to arrive at the range of implied value of common equity of $30,967,000 to $40,967,000 for Merchants Metals Holding common stock prior to recapitalization. At the mid-point, and after taking into account in-the-money options, the valuation per share of Merchants Metals Holding common stock immediately prior to the recapitalization was $39.57.

     In connection with the recapitalization, and as result of a merger of a newly formed company into Merchants Metals Holding, all of the old Merchants Metals Holding common stock was either paid out in cash, at $39.57 per share, or exchanged for new subordinated, non-convertible preferred stock with a redemption price equal to the value of the exchanged Merchants Metals Holding common stock. In addition, certain of our investors and management purchased new shares of a new class of Merchants Metals Holding common stock for $1.00 per share. Because all of the old Merchants Metals Holding common stock was either cashed out or exchanged for new preferred stock with a redemption price equal to the pre-recapitalization value of the old Merchants Metals Holding common stock, the full common equity value of Merchants Metals Holding before the recapitalization bears no relationship to the common equity value of Merchants Metals Holding after the recapitalization. The value of the new class of Merchants Metals Holding common stock issued in the recapitalization equaled the cash proceeds received, $1.00 per share.

     Immediately following the recapitalization, Merchants Metals Holding issued new Merchants Metals Holding common stock options to certain employees for an aggregate 17,890 shares of the new class of Merchants Metals Holding common stock, which options vest over a four year period. Because Merchants Metals Holding's board of directors did not intend for the new options to be compensatory, the exercise price per share was set at $1.00, which represented the fair market value per share of the new Merchants Metals Holding common stock at the date of grant, consistent with the price paid for new shares of Merchants Metals Holding common stock in the recapitalization.

     Pursuant to the recapitalization, we repaid:

           - approximately $192,000 of our subordinated indebtedness, plus accrued but unpaid interest, held by Thomas F. McWilliams, one of our directors; and

           - approximately $14,250,000 of our subordinated indebtedness, plus accrued but unpaid interest, held by Citicorp Venture Capital and an affiliate of Citicorp Venture Capital.

     Also pursuant to the recapitalization, as a result of the recapitalization merger, the capital stock of Merchants Metals Holding outstanding before the recapitalization merger was converted into the right to receive cash. As a result:

           - Citicorp Venture Capital became entitled to receive approximately $37,355,000;

           - Thomas F. McWilliams became entitled to receive approximately $822,000;

           - Julius S. Burns, our President and Chief Executive Officer, and one of our directors, became entitled to receive approximately $1,749,000;

           - James M. McCall and Davy J. Wilkes, who are executive officers of our company, became entitled to receive approximately $485,000 and $373,000; and

           - Michael W. Babcock and Michael Weaver, each of whom owns in excess of 5% of the Merchants Metals Holding Class A common stock, became entitled to receive approximately $182,000 and $63,000.

     Immediately following the recapitalization merger, pursuant to the recapitalization:

           - Citicorp Venture Capital and an affiliate of Citicorp Venture Capital purchased shares of Merchants Metals Holding Company common stock and Merchants Metals Holding preferred stock for an aggregate of approximately $46,709,000; and

           - Thomas F. McWilliams, together with an affiliated limited partnership, Julius S. Burns, Robert N. Tenczar, James M. McCall, Davy J. Wilkes, Michael W. Babcock, Michael Weaver and William T. Comfort purchased shares of Merchants Metals Holding common stock and Merchants Metals Holding preferred stock for aggregate purchase prices as follows:

Thomas F. McWilliams.....................  $1,149,000
Julius S. Burns..........................  $1,487,000
Robert N. Tenczar........................  $    8,000
James M. McCall..........................  $  342,000
Davy J. Wilkes...........................  $  289,000
Michael W. Babcock.......................  $  150,000
Michael Weaver...........................  $   72,000
William T. Comfort.......................  $1,279,000

REDEMPTION OF MERCHANTS METALS HOLDING PREFERRED STOCK AND REPURCHASE OF STOCK OPTIONS

     A portion of the proceeds of the $120 million senior subordinated notes issued on April 16, 1997 was used to distribute to Merchants Metals Holding sufficient funds to permit Merchants Metals Holding to redeem all of the outstanding Series A junior preferred stock, par value $.01 per share, of Merchants Metals Holding and the Series B senior preferred stock, par value $.01 per share, of Merchants Metals Holding, and to repurchase certain options held by Mannesmann Pipe and Steel Corporation and members of our management that were exercisable for shares of Merchants Metals Holding Series A junior preferred stock. The number of shares of Merchants Metals Holding Series A junior preferred stock for which such options were exercisable increased automatically as dividends accrued with respect to shares of outstanding Merchants Metals Holding Series A junior preferred stock. Upon completion of the senior subordinated notes offering, Thomas F. McWilliams, Julius S. Burns, James M. McCall, Davy J. Wilkes, Citicorp Venture Capital, CCT Partners III, William T. Comfort, Michael W. Babcock, and Michael

Weaver received in the aggregate approximately the following sums for their shares of Merchants Metals Holding preferred stock and their options:

Thomas F. McWilliams....................................  $ 1,170,000
Julius S. Burns.........................................  $ 2,281,000
James M. McCall.........................................  $   539,000
Davy J. Wilkes..........................................  $   411,000
Citicorp Venture Capital................................  $40,545,000
CCT Partners III........................................  $ 7,155,000
William T. Comfort......................................  $ 1,287,000
Michael W. Babcock......................................  $   288,000
Michael Weaver..........................................  $   143,000

CONTRIBUTION OF MERCHANTS METALS HOLDING COMMON STOCK TO MMI PRODUCTS, L.L.C.

     On June 12, 1997, in connection with the formation of MMI Products, L.L.C., holders of Merchants Metals Holding common stock representing more than 98% of the voting power of Merchants Metals Holding contributed all of their respective shares of Merchants Metals Holding common stock to MMI Products, L.L.C. in exchange for the same number of MMI Products, L.L.C. common units. As a result of the contribution, MMI Products, L.L.C. owns more than 98% of Merchants Metals Holding common stock, representing more than 98% of the voting power of Merchants Metals Holding.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     On February 12, 1999, we sold Series C notes to the initial purchaser, Bear, Stearns. In connection with the sale of those notes, we entered into a registration rights agreement with the initial purchaser. The registration rights agreement requires that we use our best efforts to register the Series B notes with the Securities and Exchange Commission and offer to exchange the new Series B notes for your Series C notes. We want to advise you that a copy of the registration rights agreement has been filed with the SEC as an exhibit to our annual report for fiscal 1998 on Form 10-K and we strongly encourage you to read the entire text of the registration rights agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your notes.

     We need certain representations from you before you can participate in the exchange offer. In order to participate in the exchange offer, we require that you represent to us that:

           - you are acquiring the Series B notes in the ordinary course of your business;

           - neither you nor any other person is engaging in, or intends to engage, in a distribution of the Series B notes;

           - neither you nor any other person has an arrangement or understanding with any person to participate in the distribution of the Series B notes;

           - neither you nor any other person is our "affiliate," which is defined under Rule 405 of the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us; and

           - if you or any other person is a broker-dealer, you will receive Series B notes for your own account, your Series B notes will be acquired as a result of market-making activities or other trading activities, and you will be required to acknowledge that you will deliver a prospectus in connection with any resale of your Series B notes.

     You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration statement covering your Series C notes for a continuous offering in accordance with Rule 415 of the Securities Act. This means that we must file a second registration statement to register your Series C notes if:

           - we are not permitted to effect the exchange offer because of any change in law or applicable interpretations of the staff of the SEC; or

           - we do not consummate the exchange offer by September 10, 1999.

     In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until February 11, 2001. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your notes in accordance with the Securities Act.

     If you participate in the exchange offer and make the representations provided above, we believe you will be able to freely sell or transfer your Series B notes. We base our belief upon existing interpretations by the SEC's staff contained in several "no-action" letters to third-parties unrelated to us. If you tender your Series C notes in the exchange offer for the purpose of participating in a distribution of Series B notes, you cannot rely on this interpretation by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer who receives Series B notes for its own account in exchange for its Series C notes, whether the Series B notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that the broker-dealer will deliver a prospectus in connection with any resale of the Series B notes.

     You may suffer adverse consequences if you fail to exchange your Series C notes. See "Risk Factors."

     Following the completion of the exchange offer, except as provided above and in the registration rights agreement we refer to, you will not have any further registration rights and your Series C notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     We will accept any validly tendered notes which are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of your Series C notes. You may tender some or all of your notes in the exchange offer.

     The form and terms of the Series B notes will be the same as the form and terms of your notes except that:

           - interest on the Series B notes will accrue from the last interest payment date on which interest was paid on your Series C notes, or, if no interest was paid, from the date of the original issuance of your Series C notes; and

           - the Series B notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

     This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others believed to have beneficial interests in the Series C notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture governing your notes. We intend to conduct the exchange offer in accordance with the requirements of the Securities Exchange Act and the rules and regulations of the SEC.

     We will have accepted your validly tendered Series C notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Series B notes from us. If the exchange agent does not accept any tendered Series C notes for exchange because of an invalid tender or for any other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

     You will not be required to pay brokerage commissions, fees, or transfer taxes in the exchange of your Series C notes. We will pay all charges and expenses other than any taxes you may incur in connection with the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on June 1, 1999, unless we extend it. In any event, we will hold each exchange offer open for at least thirty days. In order to extend the exchange offer, we will issue a notice by press release or by other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

           - to delay accepting your notes;

           - to extend the exchange offer;

           - to terminate the exchange offer if any of the conditions were not satisfied by giving oral or written notice of delay, extension or termination to the exchange agent; or

           - to amend the terms of the exchange offer in any manner.

PROCEDURES FOR TENDERING YOUR NOTES

     Only you may tender your notes in the exchange offer. Except as stated on page 45 under the heading "The Exchange Offer -- Book Entry Transfer," to tender in the exchange offer, you must:

           - complete, sign and date the enclosed letter of transmittal, or a copy of it;

           - have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

           - mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent before the expiration date.

     In addition, either:

           - the exchange agent must receive certificates for your Series C notes and the letter of transmittal before the expiration date; or

           - the exchange agent must receive a timely confirmation of a book-entry transfer of your Series C notes, if that procedure is available, into the account of the exchange agent at the Depositary Trust Company under the procedure for book-entry transfer described below before the expiration date of the exchange offer; or

           - you must comply with the guaranteed delivery procedures described below.

     For your Series C notes to be tendered effectively, the exchange agent must receive a letter of transmittal and other required documents before the expiration date of the exchange offer.

     If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

     The method of delivery to the exchange agent of your Series C notes, your letter of transmittal, and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. Do not send either a letter of transmittal or your Series C notes directly to us. You may request your broker, dealer, commercial bank, trust company, or nominee to make the exchange on your behalf.

PROCEDURE IF THE SERIES C NOTES ARE NOT REGISTERED IN YOUR NAME

     Any beneficial owner whose Series C notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender the Series C notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender the Series C notes on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, before completing and executing a letter of transmittal and delivering the owner's Series C notes, either make appropriate arrangements to register ownership of the Series C notes in the beneficial owner's name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEES

     Unless you are a registered holder who requests that the Series B notes be mailed to you and issued in your name, or unless you are a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act, each an "Eligible Institution," you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Guarantor Institution.

     If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

CONDITIONS TO THE EXCHANGE OFFER

     We will decide all questions as to the validity, form, eligibility, acceptance, and withdrawal of tendered Series C notes and our determination will be final and binding on you. We reserve the absolute right to reject any and all Series C notes not properly tendered or accept any Series C notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular Series C notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Series C notes as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Series C notes, we, the exchange agent, or any other person will not incur any liability for failure to give this notification. Tenders of Series C notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any Series C notes received by the exchange agent that are not properly tendered and as to which defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

     We reserve the right to purchase or to make offers for any Series C notes that remain outstanding after the expiration date of the exchange offer or to terminate the exchange offer and, to the extent permitted by law, purchase Series C notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     These conditions are for our sole benefit and we may assert or waive them at any time or for any reason. Our failure to exercise any of our rights will not be a waiver of our rights.

     We will not accept for exchange any Series C notes tendered, and no Series B notes will be issued in exchange for any Series C notes, if at the time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the Series B notes under the Trust Indenture Act. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     In all cases, issuance of Series B notes will be made only after timely receipt by the exchange agent of certificates for Series C notes or a timely book-entry confirmation of the Series C notes into the exchange agent's account at DTC's book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal, and all other required documents. If we do not accept any tendered Series C notes for a valid reason or if you submit Series C notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged Series C notes to you at our expense. In the case of Series C notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility under the book-entry transfer procedures described below, the non-exchanged Series C notes will be credited to an account maintained with the book-entry transfer facility. This will occur as promptly as practicable after the expiration or termination of the exchange offer for the Series C notes.

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue Series B notes in exchange for, any notes and may terminate or amend the exchange offer if at any time before the acceptance of the notes for exchange or the exchange of the Series B notes for the Series C notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

BOOK-ENTRY TRANSFER

     The exchange agent will make requests to establish accounts at DTC's book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of Series C notes being tendered by causing the book-entry transfer facility to transfer the Series C notes into the exchange agent's account at the book-entry transfer facility in accordance with the appropriate procedures for transfer. However, although delivery of Series C notes may be effected through book-entry transfer at the book-entry transfer facility, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as provided in the following paragraph, be transmitted to and received by the exchange agent on or before the expiration date of the exchange offer or the guaranteed delivery procedures below must be complied with.

     DTC's Automated Tender Offer Program (ATOP) is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for those notes.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of Series C notes desires to tender any Series C notes and the Series C notes are not immediately available, or time will not permit the holder's Series C notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

           - the tender is made through an Eligible Institution;

           - before the expiration date of the exchange offer, the exchange agent received from the Eligible Institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, in the form provided by us. The Notice of Guaranteed Delivery must state the name and address of the holder of the Series C notes and the amount of Series C notes tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Series C notes, in proper form for transfer, or a book-entry confirmation and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

           - the certificates for all physically tendered Series C notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     You may withdraw your tender of Series C notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     For a withdrawal to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal must be received by the exchange agent at its address provided in this prospectus before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     The notice of withdrawal must:

           - specify the name of the person who deposited the notes to be withdrawn;

           - identify the Series C notes to be withdrawn, including the certificate number or numbers and principal amount of the Series C notes;

           - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Series C notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of the Series C notes register the transfer of the Series C notes into the name of the person withdrawing the tender; and

           - specify the name in which any Series C notes are to be registered, if different from that of the holder who tendered the Series C notes.

     We will determine all questions as to the validity, form, and eligibility of any and our determination will be final and binding on all parties. Any Series C notes withdrawn will not be considered to have been validly tendered. We will return any Series C notes which have been tendered but not exchanged without cost to the holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Series C notes may be retendered by following one of the above procedures before the expiration date.

EXCHANGE AGENT

     You should direct all executed letters of transmittal to the exchange agent. U.S. Trust Company of Texas, N.A. is the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:

                                                                          By Hand or Overnight Delivery
        By Certified Mail                        By Hand:                       Before 4:30 p.m.:
U.S. Trust Company of Texas, N.A.   U.S. Trust Company of Texas, N.A.   U.S. Trust Company of Texas, N.A.
           P.O. Box 841                        111 Broadway                        770 Broadway
          Cooper Station                       Lower Level                13th Floor -- Corporate Trust
  New York, New York 10276-0841       New York, New York 10006-1906                 Operations
  Attn: Corporate Trust Services      Attn: Corporate Trust Services      New York, New York 10003-9598
                                                                          Attn: Corporate Trust Services

                                For Information
                                 by Telephone:

                                 (800) 225-2398

FEES AND EXPENSES

     We currently do not intend to make any payments to brokers, dealers, or others to solicit acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

     Our estimated cash expenses incurred in connection with the exchange offer will be paid by us and are estimated to be approximately $0.1 million in the aggregate. This amount includes fees and expenses of the trustee for the Series B and Series C notes, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     If you tender Series C notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Series B notes in the name of, or request that your Series C notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any transfer tax owed.

                      DESCRIPTION OF THE REGISTERED NOTES

GENERAL

     You can find the definitions of capitalized terms used in this description and not otherwise defined under the subheading "Certain Definitions." In this description, the word "Company" refers only to MMI Products, Inc. and "notes" collectively refers to the Series B and Series C notes.

     The Company will issue the notes under our existing indenture between the Company and U.S. Trust Company of Texas, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the provisions of the notes, the indenture and the registration rights agreement that the Company believes to be material and of interest to you. It does not restate those documents in their entirety. We urge you to read the notes, the indenture and the registration rights agreement because they, and not this description, define your rights as holders of these notes. We have filed copies of the form of notes, the indenture and the registration rights agreement as exhibits to our filings with the SEC.

BRIEF DESCRIPTION OF THE REGISTERED SERIES B NOTES

     These notes:

          (1) are general unsecured obligations of the Company;

          (2) are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company; and

          (3) are senior in right of payment to all existing and future subordinated Indebtedness of the Company.

     The Company has one subsidiary, Security Fence Supply Co., which is a Restricted Subsidiary under the indenture. If, in the future, the Company creates or acquires any Subsidiaries, it is permitted to designate Subsidiaries as either "Restricted Subsidiaries," which will be subject to all the provisions of the indenture, or as "Unrestricted Subsidiaries," which generally will not be subject to the provisions of the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Company will issue new Series B notes in aggregate principal amount of $30.0 million. The indenture allows us to issue up to an additional $50.0 million of notes in the future, as long as the Company satisfies the requirements listed under the subheading "Certain Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." Restrictions contained in the Credit Facility may also restrict our ability to issue additional notes under the indenture.

     The notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

     The notes mature on April 15, 2007.

     Interest on the notes accrues at the rate of 11.25% per year and is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 1999 in the case of the new Series B notes, to holders of record on the immediately preceding April 1 and October 1.

     Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder gives wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on the notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their addresses shown in the register of holders of notes.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee is the paying agent and registrar under the indenture. The Company may act as paying agent or registrar under the indenture, and the Company may change the paying agent or registrar without prior notice to the holders of the notes.

OPTIONAL REDEMPTION

     On or before April 15, 2000, the Company will be permitted to redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest and any Liquidated Damages to the redemption date with the net cash proceeds of one or more underwritten public offerings of Capital Stock of the Company; provided, however, that:

          (1) at least $78.0 million aggregate principal amount of notes remain outstanding immediately after the redemption;

          (2) notice of the redemption is given not later than 30 days after the closing of the Public Equity Offering; and

          (3) each redemption occurs within 90 days after the date of the closing of the Public Equity Offering.

     After April 15, 2002, the Company may redeem the notes, at any time, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, shown below plus accrued and unpaid interest, any Liquidated Damages to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2002......................................................   105.625%
2003......................................................   103.750%
2004......................................................   101.875%
2005 and thereafter.......................................   100.000%

SELECTION AND NOTICE

     If less than all of the notes will be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or whatever method the trustee deems fair and appropriate, unless otherwise provided in the indenture.

     No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail to each holder of notes to be redeemed at its registered address. If any note is redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder upon cancellation of the original note. Interest will cease to accrue on notes or portions of notes called for redemption on and after the redemption date unless the Company defaults in the payment of the redemption price, together with accrued and unpaid interest and any Liquidated Damages to the redemption date.

MANDATORY REDEMPTION

     Except as provided below under the subheading "Repurchase at the Option of Holders," the Company will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control occurs, the Company will be obligated to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of the holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and any Liquidated Damages (the "Change of Control Payment") to the date of repurchase (the "Change of Control Payment Date"). Within 30 days following a Change of Control, the Company will be required to mail, or cause to be mailed, a notice to each holder describing the transaction or transactions that constitute the Change of Control and the Change of Control Offer. The Change of Control Offer must remain open for at least 30 and not more than 40 days, unless otherwise required by law. In addition, the Company will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder if those laws and regulations are applicable to the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will be required, to the extent lawful, to

          (1) accept for payment all notes or portions of notes tendered under the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered,

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes accepted for payment by the Company.

     The paying agent will be required to promptly mail the Change of Control Payment to each holder of accepted notes and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     With respect to the sale of assets referred to in the definition of a "Change of Control," the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the particular transaction, has no clearly established meaning under New York law, which governs the indenture, and is subject to judicial interpretation. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether a Change of Control Offer is required.

     The Credit Facility prohibits the Company from purchasing any notes at any time before their maturity. In addition, the Credit Facility provides that certain Change of Control events with respect to the Company will constitute a default under the Credit Facility. An event of default under the Credit

Facility could result in an acceleration of the indebtedness thereunder, in which case the subordination provisions of the notes would require payment in full of any Senior Indebtedness of the Company before repurchase or other payments in respect of the notes. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party will likely contain similar restrictions and provisions.

     If a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In each case, the Company's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the Credit Facility. Under those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes as described under the subheading "Subordination." None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company or the trustee.

ASSET SALES

     The Company will not be permitted to, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale, unless:

          (1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, evidenced by a resolution of the Board of Directors provided in an Officers' Certificate delivered to the trustee, of the assets sold or otherwise disposed of;

          (2) except in the case of Permitted Asset Swaps, at least 75% of the consideration therefor received by the Company or the Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of any liabilities, as shown on the Company's or the Restricted Subsidiary's most recent balance sheet or in the related notes thereto, of the Company or the Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the notes, that are assumed by the transferee of any of those assets and any notes or other obligations received by the Company or the Restricted Subsidiary from the transferee that are immediately converted by the Company or the Restricted Subsidiary into cash, to the extent of the cash received, will be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of the Net Proceeds from an Asset Sale, the Company will be permitted to apply the Net Proceeds to:

          (1) permanently reduce Senior Indebtedness;

          (2) permanently reduce Indebtedness of the Restricted Subsidiary that sold properties or assets in the Asset Sale; or

          (3) acquire properties and assets to replace the properties and assets that were the subject of the Asset Sale or properties and assets that will be used in the same or a similar line of business as the Company was engaged in on the date of the indenture or reasonable extensions, developments or expansions of the indenture or ancillary activities.

     Pending the final application of any Net Proceeds, the Company will be permitted to invest Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from the Asset Sale that are not applied as provided in the immediately preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate cumulative amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest and any Liquidated Damages to the date of purchase, in accordance with the procedures provided in the indenture. If the aggregate amount of notes tendered under an Asset Sale Offer is less than the Excess Proceeds, the Company may use this deficiency for general corporate purposes in any manner provided by the indenture. If the aggregate principal amount of notes surrendered exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of this offer to purchase, the amount of Excess Proceeds will be reset at zero.

     The Asset Sale Offer must be commenced within 30 days following the first date on which the Company has cumulative Excess Proceeds of at least $5.0 million and remain open for at least 30 and not more than 40 days, unless otherwise required by applicable law. The Company is required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes under the Asset Sale Offer. The agreements governing certain outstanding Senior Indebtedness of the Company will require the Company and its Subsidiaries to apply all proceeds from asset sales to repay in full outstanding obligations under the Senior Indebtedness before the application of the proceeds to repurchase Series C notes.

SUBORDINATION

     The payment of principal of, premium, if any, interest and any Liquidated Damages on the notes will be subordinated in right of payment, as provided in the indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the indenture or incurred after that date.

     The holders of Senior Indebtedness of the Company will be entitled to receive payment in full in of all Obligations due in respect of Senior Indebtedness, including interest after the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness instrument, in cash or Cash Equivalents before the holders of notes will be entitled to receive any payment with respect to the notes upon any distribution to creditors of the Company:

        (1) in a liquidation or dissolution of the Company;

        (2) in a bankruptcy; reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

        (3) in an assignment for the benefit of creditors; or

        (4) in any marshaling of the Company's assets and liabilities.

     Until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the holders of notes would be entitled will be made to the holders of Senior Indebtedness; provided, however, that notwithstanding the preceding paragraph, holders of notes may receive:

        (1) Capital Stock, other than Disqualified Stock;

        (2) securities that are subordinated at least to the same extent as the notes to Senior Indebtedness and to any securities issued in exchange for Senior Indebtedness; and

        (3) payments made from the trust described under the subheading "Legal Defeasance and Covenant Defeasance."

     The Company also will not be permitted to make any payment in respect of the notes, except in subordinated securities or from the trust if:

        (1) a default in the payment of the principal of, premium or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

        (2) any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which the default relates to accelerate its maturity and the trustee receives a written notice of the default (a "Payment Blockage Notice") from the holders of the Designated Senior Indebtedness.

     Payments on the notes will be permitted to be made and will be resumed:

        (1) in the case of a payment default, upon the date on which that default is cured or waived or otherwise has ceased to exist; and

        (2) in case of any other default, the earlier of the date on which the other default is cured or waived or otherwise has ceased to exist or 179 days after the date on which the applicable Payment Blockage Notice is received, unless, in the case of either clause (1) or this clause (2), the maturity of any Designated Senior Indebtedness has been accelerated, and that acceleration remains in full force and effect.

     No new period of payment blockage may be commenced within 360 days after the receipt by the trustee of any prior Payment Blockage Notice. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice. Following the expiration of any period during which the Company is prohibited from making payments on the notes pursuant to a Payment Blockage Notice, the Company will be obligated to resume making any and all required payments in respect of the notes, including any missed payments, unless the maturity of any Designated Senior Indebtedness has been accelerated, and that acceleration remains in full force and effect.

     The Company must promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, if there is a liquidation or insolvency, holders of notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. After giving effect to the original offering, the principal amount of outstanding Senior Indebtedness as of January 2, 1999 was approximately $4.3 million (excluding Capital Lease Obligations and other Senior Indebtedness). The amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Restricted Subsidiaries can incur is limited as described under the subheading "Certain Covenants -- Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock."

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Company will not be permitted to, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution on account of Equity Interests, other than:

           (a) dividends or distributions payable in Equity Interests, other than Disqualified Stock, of the Company; or

           (b) dividends or distributions payable to the Company or a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary;

        (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Affiliate of the Company, other than any Equity Interests owned by the Company or a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary;

        (3) purchase, redeem, repay, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes;

        (4) make any Investment, other than a Permitted Investment; or

        (5) make any payment of any amount currently recorded by the Company as payable to Holding in respect of the undistributed merger consideration relating to the recapitalization.

     All payments and other actions listed above are collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to the Restricted Payment:

        (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (2) the Company would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of the covenant described below under the subheading "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (3) the Restricted Payment, the amount of any payment, if other than cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution in an Officers' Certificate delivered to the trustee, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture, including Restricted Payments permitted by the next succeeding paragraph other than pursuant to clause (3) and clause
              (4) thereof, will not exceed the sum of:

             (a) 50% of the Consolidated Net Income of the Company for the
                 period, taken as one accounting period, beginning on the first day of the Company's second fiscal quarter in fiscal 1997 and ending on the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment, or, if the Consolidated Net Income for that period is a deficit, 100% of the deficit as a negative number, plus

             (b) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale since the date of initial issuance of the notes of Equity Interests of the Company or of debt securities of the Company that have been converted into Equity Interests, other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

             (c) the aggregate cash received by the Company as capital
                 contributions to the Company after the date of initial issuance of the notes, other than from a Subsidiary; plus

             (d) any cash received by the Company after the date of initial issuance of the notes as a dividend or distribution from any of its Unrestricted Subsidiaries or from the sale of any of its Unrestricted Subsidiaries less the cost of disposition and taxes, if any, but in each case excluding any of these amounts included in Consolidated Net Income.

     The foregoing provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration the payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company, or the defeasance, redemption or repurchase of subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Subsidiary of the Company of Equity Interests of the Company, other than any Disqualified Stock, or out of the net proceeds of a substantially concurrent cash capital contribution received by the Company; provided, however, that the amount of any of these proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

        (3) the repayment, defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Refinancing Indebtedness in a Permitted Refinancing;

        (4) the purchase, redemption or retirement by the Company of shares of its common stock held by an employee or former employee of the Company or any of its Restricted Subsidiaries issued under the Management Plans pursuant to the terms of those Management Plans; provided, however, that:

           (a) the purchase, redemption or retirement results from the retirement, termination of employment, death or disability, as defined in the relevant Management Plan, of the employee or former employee; and

           (b) the amount of any of these payments does not exceed $2.0 million in the aggregate;

        (5) the payment of dividends to Holding in an amount equal to the amount required by Holding to pay federal, state and local income taxes to the extent these income taxes are attributable to the income of the Company;

        (6) distributions of up to $500,000 annually to Holding to pay its bona fide operating expenses;

        (7) distributions to Holding from the proceeds of the Offering in an amount sufficient to permit Holding to consummate the transactions described under caption "Use of Proceeds" in the prospectus;

        (8) payments to purchase a life insurance policy, and the use of the proceeds from a life insurance policy, to fund the Company's obligations under the Burns Put Agreement;

        (9) distributions to Holding of an amount equal to those amounts as may be necessary to fund a final judgment, final arbitration or mediation award or final settlement of pending litigation of Holding related to the Recapitalization, and to pay reasonable expenses, including legal fees, in connection with that litigation;

       (10) any Investment made with the proceeds of a substantially concurrent sale, other than to a Restricted Subsidiary of the Company, of Capital Stock of the Company, other than Disqualified Stock; provided, however, the proceeds of the sale will not be, and have not been, included in clause (3) of the preceding paragraph;

       (11) the repayment in full of all Obligations in respect of the Mannesmann Senior Subordinated Debt outstanding as of the date of the indenture; or

       (12) other restricted payments of up to $1.0 million; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (1), (2), (3) and (4) no Default or Event of Default will have occurred and be continuing; provided, further, that the Restricted Payments described in clauses (7), (8),
            (9) and (11) will not be counted in computing the aggregate amount of all Restricted Payments made under the indenture.

     For purposes of the foregoing calculations, the amount of any Investment that constitutes a Restricted Payment will be equal to the greater of:

        (1) the net book value of that Investment; and

        (2) the fair market value of that Investment, in each case as certified by a resolution of the independent directors of the Company if the book value or fair market value of that investment exceeds $1.0 million.

     Not later than the date of making any Restricted Payment, the Company will deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and providing the basis upon which the calculations required by the covenant entitled "Limitation on Restricted Payments" were computed. These calculations may be based upon the Company's latest available financial statements.

     Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock. The Company will not be permitted to, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred, determined on a pro forma basis in accordance with Article 11 of Regulation S-X under the Securities Act, or any successor provision, as if the additional Indebtedness had been incurred at the beginning of that four-quarter period, would have been greater than 2.00 to 1.00.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

          (1) the incurrence by the Company of Indebtedness under the Credit Facility in an aggregate principal amount not to exceed the Borrowing Base Amount;

          (2) the incurrence by the Company of additional Indebtedness in respect of Capital Lease Obligations or Purchase Money Obligations in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

          (3) the incurrence by the Company of Existing Indebtedness;

          (4) the incurrence by the Company of Indebtedness represented by the notes and the indenture;

          (5) the incurrence by the Company of Hedging Obligations; provided, however, that the notional principal amount of any Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which that agreement relates; provided, further, that any Currency Agreement does not increase the outstanding loss potential or liabilities other than as a result of fluctuations in foreign currency exchange rates;

          (6) the incurrence by the Company of Indebtedness to any of its Wholly Owned Subsidiaries that is a Restricted Subsidiary, and Indebtedness of any Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary to the Company or any of its Wholly Owned Subsidiaries that is a Restricted Subsidiary (the Indebtedness incurred pursuant to this clause (6) being hereinafter referred to as "Intercompany Indebtedness"); provided, however, that in the case of Indebtedness of the Company those obligations will be unsecured and subordinated in all respects to the Company's obligations under the notes; provided, further, that an incurrence of Indebtedness will be deemed to have occurred upon:

             (a) any sale or other disposition of Intercompany Indebtedness to a
                 Person other than the Company or any of its Restricted Subsidiaries;

             (b) any sale or other disposition of Equity Interests of any
                 Restricted Subsidiary of the Company which holds Intercompany Indebtedness such that the Restricted Subsidiary ceases to be a Restricted Subsidiary after the sale or other disposition; or

             (c) designation of a Restricted Subsidiary as an Unrestricted
                 Subsidiary.

          (7) in addition to Indebtedness specified in clauses (1) through (6) above and clause (8) below, additional Indebtedness in an aggregate principal amount not to exceed $15.0 million at any time outstanding; and

          (8) the incurrence by the Company of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of this covenant or pursuant to clauses (3) or (4) of this covenant in whole or in part (the "Refinancing Indebtedness"); provided, however, that:

             (a) the aggregate principal amount of the Refinancing Indebtedness will not exceed the aggregate principal amount of Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

             (b) the Refinancing Indebtedness will have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

             (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with or subordinated in right of payment to the notes, the Refinancing Indebtedness shall be pari passu with or subordinated, as the case may be, in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (any extension, refinancing, renewal, replacement, defeasance or refunding is referred to as a "Permitted Refinancing").

     Limitation on Liens. The Company will not be permitted to, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or subsequently acquired or on any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not be permitted to, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries

             (a) on its Capital Stock; or

             (b) with respect to any other interest or participation in, or measured by, its profits;

          (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (3) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (4) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for any encumbrances or restrictions existing under or by reason of:

             (a) Existing Indebtedness as in effect on the date of the
                 indenture;

             (b) the indenture and the notes;

             (c) applicable law;

             (d) any instrument governing Indebtedness or Capital Stock of a
                 Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of the acquisition, except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

             (e) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

             (f) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) above on the property so acquired; or

             (g) Refinancing Indebtedness; provided, however, that the
                 restrictions contained in the agreements governing the Refinancing Indebtedness are no more restrictive with respect to the provisions provided in clauses (1), (2), (3) and (4) above than those contained in the agreements governing the Indebtedness being refinanced.

     Limitation on Merger, Consolidation or Sale of Assets. The Company will not be permitted to consolidate or merge with or into, whether or not the Company is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person or entity unless:

          (1) the Company is the surviving corporation or the Person formed by or surviving any consolidation or merger, if other than the Company, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any consolidation or merger, if other than the Company, or the Person to which a sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) immediately before or immediately after giving effect to the transaction no Default or Event of Default will have occurred and be continuing; and

          (4) the Company or any Person formed by or surviving any consolidation or merger, or to which a sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of the transaction and after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test provided in the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock."

     Limitation on Transactions with Affiliates. The Company will not be permitted to, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, license, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arms' length transaction by the Company or the Restricted Subsidiary with an unrelated Person; and

          (2) the Company delivers to the trustee:

             (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors provided in an Officers' Certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors; and

             (b) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to the Company or the Restricted Subsidiary from a financial point of view issued by a nationally recognized independent financial advisor.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any reasonable fees and compensation provided to, and indemnity provided on behalf of, officers, directors and employees of the Company and its Restricted Subsidiaries as determined in good faith by the Board of Directors of the Company;

          (2) transactions between or among the Company and its Wholly Owned Subsidiaries that are Restricted Subsidiaries;

          (3) Restricted Payments permitted by the covenant entitled "Limitation on Restricted Payments";

          (4) loans in aggregate amount not to exceed $1,000,000 at any time outstanding to employees of the Company and its Restricted Subsidiaries in the ordinary course of business which are approved by the Board of Directors of the Company; and

          (5) the consummation of the transactions described under the caption "Use of Proceeds" in this prospectus.

     Limitation on Guarantees by Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of any Person other than Indebtedness under the Credit Facility or Indebtedness incurred pursuant to Hedging Obligations incurred pursuant to the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant unless:

          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the Securities by the Restricted Subsidiary in the form required by the indenture; and

          (2) (a) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Indebtedness, the guarantee or other instrument provided by the Restricted Subsidiary in respect of the Senior Indebtedness may be superior to the Guarantee under subordination provisions no less favorable to the holders of the notes than those contained in the indenture, and (b) if the assumption, guarantee or other liability of the Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by the Restricted Subsidiary in respect of the subordinated Indebtedness will be subordinated to the Guarantee pursuant to subordination provisions not less favorable to the holders of the notes than those contained in the indenture.

     Notwithstanding the foregoing, any Guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

          (1) the unconditional release of the Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which the Guarantee was executed and delivered pursuant to the preceding paragraph; or

          (2) any sale or other disposition, by merger or otherwise, to any Person that is not a Restricted Subsidiary of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, that Restricted Subsidiary; provided, however, that:

             (a) the sale of disposition of the Capital Stock or assets is otherwise in compliance with the terms of the indenture; and

             (b) the assumption, guarantee or other liability of the Subsidiary has been released by the holders of the other Indebtedness of the Company or its Restricted Subsidiaries so guaranteed.

     Limitation on Layering Debt. The indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in any respect in right of payment to the notes.

     Limitation on Issuance and Sale of Stock of Restricted Subsidiaries. The Company is not permitted to, and will not permit any of its Restricted Subsidiaries, to:

          (1) transfer, convey, sell or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary of the Company, other than to the Company or a Wholly Owned Subsidiary that is a Restricted Subsidiary of the Company, except that the Company and its Restricted Subsidiaries may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary to any Person, subject to complying with the provisions of the indenture described under the subheading "Repurchase at Option of Holders -- Asset Sales" above; and

          (2) issue shares of Capital Stock of a Restricted Subsidiary, other than directors' qualifying shares, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock of a Restricted Subsidiary of the Company to any Person other than to the Company or a Wholly Owned Subsidiary that is a Restricted Subsidiary of the Company.

REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's independent auditor; and

          (2) all reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file those reports. All of these reports must be delivered to the holders and the trustee not more than 15 days after the date on which the related Form would be required to be filed with the SEC. In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all of this information with the SEC for public availability, unless the SEC will not accept this filing, and make this information available to investors or prospective investors who request it in writing.

PAYMENTS FOR CONSENT

     Neither the Company nor any of its Subsidiaries will be permitted to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the notes unless that consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend in the time frame provided in solicitation documents relating to the consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following will constitute an Event of Default under the indenture:

          (1) default for 30 days in the payment when due of interest on, or any Liquidated Damages with respect to, any of the notes, whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due, whether at maturity, upon redemption or repurchase, or otherwise, of the principal of or premium, if any, on any of the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3) failure by the Company to comply with the provisions described under the covenants "Change of Control," "Asset Sales" and "Merger, Consolidation or Sale of Assets";

          (4) failure by the Company or any Restricted Subsidiary for 30 days after notice to comply with any of its covenants or agreements in the indenture or the notes other than those referred to in clauses
              (1), (2) and (3) above;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries, or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

             (a) is caused by a failure to pay principal of that Indebtedness when due and before the expiration of the grace period provided in that Indebtedness (a "Payment Default"); or

             (b) results in the acceleration of that Indebtedness before its express maturity and, in each case described in clauses (a) and
                 (b) of this subsection (5), the principal amount of any Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after their entry; and

          (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Series C notes may declare all of the principal amount of the notes, accrued and unpaid interest on the notes and all other Obligations thereunder to be due and payable immediately; provided, however, that the declaration of acceleration may be rescinded under certain circumstances specified in the indenture. Notwithstanding the preceding sentence in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or its Restricted Subsidiaries, all Series C notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Series C notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, interest or any Liquidated Damages, if the trustee determines that withholding the notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action, or inaction, taken, or not taken, by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes under the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs before April 15, 2002, by reason of any willful action, or inaction, taken, or not taken, by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes before that date, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal, premium, interest or any Liquidated Damages on the notes.

     The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture, and the Company is required, upon its becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying any Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, agent or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the notes, the indenture or for any claim based on, in respect of, or by reason of, any obligations or their creation. Each holder of notes by accepting a note waives and releases all of this liability. The waiver and release are part of the consideration for the issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company will be permitted to, at its option and at any time, elect to have all of its obligations discharged with respect to the Series C notes ("Legal Defeasance") except for:

          (1) the rights of holders of Series C notes to receive payments in respect of the principal of, premium, if any, interest and any Liquidated Damages on the notes when those payments are due;

          (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, the Company will be permitted to, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events, not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events, described under the subheading "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company will be required to irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, interest and any Liquidated Damages on the Series C notes on the stated maturity or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the Company will have delivered to the trustee an opinion of counsel from nationally recognized tax counsel reasonably acceptable to the trustee confirming that:

             (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

             (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, the opinion of counsel will confirm that, the holders of the Series C notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company will have delivered to the trustee an opinion of counsel from nationally recognized tax counsel reasonably acceptable to the trustee confirming that the holders of the Series C notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

          (4) no Default or Event of Default will have occurred and be continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6) the Company will have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) the Company will have delivered to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company; and

          (8) the Company will have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

TRANSFER AND EXCHANGE

     A holder will be permitted to transfer or exchange notes in accordance with the indenture. The registrar and the trustee will be permitted to require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company will be permitted to require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs and in the indenture, the Company will be permitted to amend or supplement the indenture or the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a tender offer or exchange offer for notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Series C notes, including consents obtained in connection with a tender offer or exchange offer for notes.

     With respect to any notes held by a non-consenting holder, without the consent of each holder affected, an amendment or waiver will not be permitted to:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenant described above under the subheading "Asset Sales") or reduce the prices at which the Company will offer to purchase the notes, pursuant to the covenants described under the subheading "Repurchase at the Option of Holders";

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or any Liquidated Damages on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, interest or Liquidated Damages on the notes;

          (7) waive a redemption payment with respect to any note;

          (8) make any change to the subordination provisions of the indenture that adversely affects holders of notes; or

          (9) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of the Company's obligations to holders of the notes in the case of a merger or consolidation;

          (4) to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any holder; or

          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

THE TRUSTEE

     The trustee under the indenture has been appointed by the Company as registrar and paying agent with respect to the notes.

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Series C notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if a Default or an Event of Default occurs, which will not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Provided below are certain defined terms used in the indenture. Reference is made to the indenture for a full description of all these terms, as well as any other capitalized terms used in this "Description of the Series B Notes" for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time the other Person merged with or into or became a Restricted Subsidiary of the specified Person, including Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Restricted Subsidiary of the specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities, or the equivalents, of a Person will be deemed to be control.

     "Asset Sale" means any sale, transfer or other disposition (including by merger, consolidation or sale-and-leaseback transaction) of:

          (1) shares of Capital Stock of a Subsidiary of the Company, other than directors' qualifying shares; or

          (2) property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business.

     Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

          (1) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of the Company to the Company or to any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company;

          (2) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property of assets in the ordinary course of business;

          (3) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $500,000 individually;

          (4) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

          (5) any Lien (or foreclosure thereon) securing Indebtedness to the extent that the Lien is granted in compliance with the covenant provided under the subheading "Limitation on Liens" above;

          (6) any Restricted Payment permitted by the covenant provided under the subheading "Limitation on Restricted Payments" above;

          (7) any disposition of assets or property in the ordinary course of business to the extent such assets are obsolete, worn-out or no longer useful in the Company's or any Restricted Subsidiaries' business;

          (8) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted by the covenant provided under the subheading "Limitation on Merger, Consolidation or Sale of Assets" above; provided, however, that the assets not so sold, leased, conveyed, disposed of or otherwise transferred will be deemed an Asset Disposition; or

          (9) any disposition that constitutes a Change of Control.

     "Borrowing Base Amount" means, as to the Company, the sum of

          (1) 50% of Finished Goods Inventory; plus

          (2) 65% of Raw Materials Inventory; plus

          (3) 85% of Receivables, determined on a consolidated basis in accordance with GAAP.

     "Burns Put Agreement" means the Amended and Restated Put Agreement dated as of December 13, 1996, by and between Julius S. Burns and Holding, as in effect on the date of the indenture.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (2) in the case of a partnership, partnership interests, whether general or limited; and

          (3) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
              (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

          (6) shares of any money market mutual fund, or similar fund, in each case having assets in excess of $500 million, which invests solely in investments of the types described in clauses (1) through (5) above.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any Person or group, as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act or any successor provisions thereto (a "Group");

          (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3) any Person or Group, other than Permitted Holders, is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereto, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or of the Company's successor in the event of a merger or consolidation); or

          (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of the Person for the period, plus:

        (1) an amount equal to any extraordinary, non-recurring or unusual loss plus any net loss realized in connection with an Asset Sale, to the extent those losses were deducted or otherwise excluded in computing Consolidated Net Income; plus

        (2) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for the period, to the extent the provision for taxes was deducted or otherwise excluded in computing Consolidated Net Income; plus

        (3) Consolidated Interest Expense of the Person less consolidated interest income for the period, to the extent that amount was deducted or otherwise excluded in computing Consolidated Net Income; plus

        (4) depreciation and amortization (including amortization of goodwill, amortization of deferred debt expense and other intangibles and amortization of deferred compensation in respect of non-cash compensation but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges of the Person and its Restricted Subsidiaries for the period, to the extent that depreciation and amortization were deducted or otherwise excluded in computing Consolidated Net Income; plus

        (5) an amount equal to all premiums on prepayments of debt, in each case, for the period without duplication on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Person and only if a corresponding amount would be permitted at the date of determination to be distributed by dividend to the Person by a Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statues, rules and governmental regulations applicable to the Restricted Subsidiary or its stockholders.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate consolidated interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued, of the Person and its Restricted Subsidiaries for the period, including:

        (1) amortization of original issue discount and deferred financing costs and non-cash interest payments and accruals;

        (2) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method; and

        (3) the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations, in each case, to the extent attributable to the period, but excluding:

           (a) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing; and

           (b) any interest expense on Indebtedness of another Person that is Guaranteed by the Person or secured by a Lien on assets of the Person determined in accordance with GAAP.

     Consolidated Interest Expense of the Company will not include any prepayment premiums or amortization of original issue discount or deferred financing costs, to the extent those amounts are incurred as a result of the prepayment on the date of the indenture of any Indebtedness of the Company with the proceeds of the notes.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period on a consolidated basis, determined in accordance with GAAP, adjusted to exclude (only to the extent included and without duplication):

        (1) all gains which are extraordinary, unusual or are non-recurring, including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of capital stock;

        (2) all gains resulting from currency or hedging transactions;

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period before the date of such acquisition;

        (4) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17; and

        (5) the cumulative effect of a change in accounting principles; provided, however, that:

             (a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of cash dividends or cash distributions actually paid to the referent Person or a Wholly Owned Subsidiary thereof that is a Restricted Subsidiary; and

             (b) the Net Income of any Person that is an Unrestricted Subsidiary will be included only to the extent of the amount of cash dividends or cash distributions paid to the referent Person or a Restricted Subsidiary thereof.

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who:

        (1) was a member of the Board of Directors on the date of the indenture;

        (2) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election; or

        (3) is a designee of Citicorp Venture Capital or its Related Persons or Affiliates.

     "Credit Facility" means the Amended and Restated Loan and Security Agreement, dated as of December 13, 1996, by and among the Company, Fleet Capital Corporation, as a lender and collateral agent, and Transamerica Business Credit Corporation, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries in the ordinary course of business against fluctuation in the values of the currencies of the countries, other than the United States, in which the Company or its Restricted Subsidiaries conduct business.

     "Default" means any event or condition that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.

     "Designated Senior Indebtedness" means the Obligations of the Company with respect to the Credit Facility and any other Senior Indebtedness of the Company permitted under the indenture the principal amount of which at original issuance is $5.0 million or more, other than Senior Indebtedness that is comprised of Hedging Obligations owing to a Person that is not a party to the Credit Facility.

     "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable or is convertible or exchangeable for Indebtedness at the option of the holder thereof, in whole or in part, on or before April 15, 2007. Notwithstanding the preceding sentence, any Capital Stock that would not constitute Disqualified Stock because holders thereof have the right to require the Person to repurchase or redeem the Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring before the stated maturity of the notes will not constitute Disqualified Stock if:

        (1) the "asset sale" or "change of control" provisions applicable to the Capital Stock are no more favorable to the holders of the Capital Stock than the provisions in favor of holders of notes provided under the "Asset Sale" and "Change of Control" covenants, as the case may be;

        (2) the Capital Stock specifically provides that the Person will not repurchase or redeem any stock pursuant to such provision before the Company's repurchase of the notes as are required to be repurchased under the "Asset Sale" and "Change of Control" covenants; and

        (3) Capital Stock is redeemable within 90 days of the "asset sale" or "change of control" events applicable to the Capital Stock.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries, other than the Credit Facility, in existence on the date of the indenture, until those amounts are repaid.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company, acting in good faith and by unanimous resolution, and which determination shall be evidenced by an Officers' Certificate delivered to the Trustee.

     "Finished Goods Inventory" means, with respect to the Company, the consolidated finished goods inventory of the Company, net of reserves, determined in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of that Person for the period to the Fixed Charges of that Person for the period. If the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness, other than revolving credit borrowings, or if the Company issues or redeems any preferred stock, in each case after the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Transaction Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to the incurrence, assumption, guarantee or redemption of Indebtedness, or the issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable reference period. For purposes of making the computation referred to above, acquisitions (including all mergers and consolidations), dispositions and discontinuances of operations that have been made by the Company or any of its Restricted Subsidiaries during the reference period or after the reference period and on or before the Transaction Date will be calculated on a pro forma basis assuming that all acquisitions, dispositions and discontinuances of operations had occurred on the first day of the reference period; provided, however, that Fixed Charges will be reduced by amounts attributable to operations that are disposed of or discontinued only to the extent that the obligations giving rise to the Fixed Charges would no longer be obligations contributing to the Company's Fixed Charges after the Transaction Date. Calculations of pro forma amounts in accordance with this definition will be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

        (1) Consolidated Interest Expense;

        (2) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing;

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by that Person or secured by a Lien on assets of that Person; and

          (4) the product of

             (a) all cash or non-cash dividend payments on any series of preferred stock of any Restricted Subsidiary of that Person (other than preferred stock of that Person); times

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of that Person, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles provided in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in any other statements by any other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States on the date of the indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of the Person under Interest Rate Agreements, Currency Agreements and Commodity Agreements.

     "Holding" means Merchants Metals Holding Company, a Delaware corporation.

     "Indebtedness" means, with respect to any Person, any indebtedness of the Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of the Person (whether or not such indebtedness is assumed by the Person) and, to the extent not otherwise included, the Guarantee of any Indebtedness of the Person or any other Person.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries in the ordinary course of business against fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.)

     "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

     "Management Holders" means any current or past full-time members of senior management of the Company who acquire stock of the Company through management stock purchase or option plans.

     "Management Plans" means the Merchants Metals Holding Company 1988 Stock Option Plan, as that plan may be amended from time to time, or any other similar compensation plans which may be adopted by the Company or Holding.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on the gain (but not loss), realized in connection with any sale of assets (including dispositions pursuant to sale/leaseback transactions) or the disposition of any securities or the extinguishment of any Indebtedness of the Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on the extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate amount of consideration received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale in the form of cash or Cash Equivalents (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets (including Equity Interests) the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted
              Subsidiaries:

             (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness;

             (b) is directly or indirectly liable, as guarantor or otherwise; or

             (c) constitutes the lender;

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer or chief accounting officer of that Person.

     "Permitted Asset Swap" means any one or more transactions in which the Company or any of its Restricted Subsidiaries exchanges assets for consideration consisting of cash and/or assets used or useful in the business of the Company and conducted on the date of the indenture or reasonable extensions, developments or expansions thereof or activities ancillary thereto or other assets in an amount less than 15% of the fair market value of the transaction or transactions.

     "Permitted Holders" means Citicorp Venture Capital Ltd. and its Related Persons and Affiliates and the Management Holders and their Related Persons and Affiliates.

     "Permitted Investments" means:

          (1) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary;

          (2) any Investment in Cash Equivalents;

          (3) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of that Investment

             (a) that Person becomes a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary; or

             (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant provided under the subheading "Repurchase at the Option of Holders -- Asset Sales."

     "Permitted Liens" means:

           (1) Liens in favor of the Company;

           (2) Liens securing Senior Indebtedness of the Company that was permitted to be incurred pursuant to the indenture;

           (3) Liens on property of a Person existing at the time the Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided, however, that the Liens were not created in contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

           (4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens were not created in contemplation of the acquisition;

           (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

           (6) Liens existing on the date of the indenture;

           (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, however, that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP will have been made therefor;

           (8) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, will be required by GAAP will have been made therefor;

           (9) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Company or impair the use of the property in the operation of the Company's business;

          (10) judgment Liens to the extent that the judgments do not cause or constitute a Default or an Event of Default;

          (11) Liens to secure the payment of all or a part of the purchase price of property or assets acquired or constructed in the ordinary course of business on or after the date of the indenture, provided, however, that:

              (a) such property or assets are used in the same or a similar line of business as the Company was engaged in on the date of the indenture;

              (b) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by the Lien will not exceed the cost of the assets or property (or portions thereof) so acquired or constructed;

              (c) each such Lien will encumber only the assets or property (or portions thereof) so acquired or constructed and will attach to the property within 120 days of the purchase or construction thereof; and

              (d) any Indebtedness secured by the Lien will have been permitted to be incurred under the "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (12) precautionary filings of any financial statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction made in connection with Capital Lease Obligations permitted to be incurred under the "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant, provided, however; that the Lien does not violate clauses (a),
               (b) and (c) of clause (11) hereof; and

          (13) Liens incurred in the ordinary course of business securing assets having a fair market value not in excess of $500,000 in the aggregate.

     "Person" means an individual, limited or general partnership, corporation, limited liability company, association, unincorporated organization, trust, joint stock company or joint venture, or a government or any agency or political subdivision thereof.

     "Public Equity Offering" means a bona fide underwritten sale to the public of Common Stock of the Company pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Company) that is declared effective by the SEC.

     "Purchase Money Obligations" of any Person means any obligations of that Person or any of its Restricted Subsidiaries to any seller or any other Person incurred or assumed in connection with the purchase of real or personal property to be used in the business of that Person or any of its subsidiaries within 180 days of the incurrence or assumption.

     "Raw Materials Inventory" means, with respect to the Company, the consolidated, raw materials and work-in-process inventory of the Company, net of reserves, determined in accordance with GAAP.

     "Recapitalization" means the recapitalization transaction relating to Holding and the Company consummated on December 13, 1996.

     "Receivables" means the consolidated trade receivables of the Company, net of the allowance for doubtful accounts, as determined in accordance with GAAP.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the indenture, between the Company and the initial purchaser.

     "Related Person" of any Person means any other Person directly or indirectly owning 5% or more of the outstanding Common Stock of that Person or, in the case of a Person that is not a corporation, 5% or more of the equity interests in that Person or 5% or more of the combined voting power of the Voting Stock of that Person.

     "Restricted Subsidiary" means:

          (1) any Subsidiary of the Company (other than a Subsidiary that is also a Subsidiary of an Unrestricted Subsidiary) organized or acquired after the date of the indenture, unless the Subsidiary will have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors as provided in and in compliance with the definition of "Unrestricted Subsidiary"; and

          (2) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors of the Company; provided, however, that immediately after giving effect to the designation referred to in clause (2), no Default or Event of Default will have occurred and be continuing and the Company could incur at least $1.00 of additional Indebtedness under the first paragraph under the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant. The Company will evidence any designation to the trustee by promptly filing with the trustee an Officers' Certificate certifying that the designation has been made and stating that the designation complies with the requirements of the immediately preceding sentence.

     "Senior Indebtedness" means, with respect to the Company:

          (1) the Obligations of the Company with respect to the Credit Facility; and

          (2) any other Indebtedness permitted to be incurred by the Company under the terms of the indenture, unless the instrument under which the Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

             (a) any obligation of the Company to, in respect of or imposed by any environmental, landfill, waste management or other regulatory governmental agency, statute, law or court order;

             (b) any liability for federal, state, local or other taxes owed or owing by the Company;

             (c) any Indebtedness of the Company to any of the Company's
                 Subsidiaries or other Affiliates;

             (d) any trade payables; or

             (e) any Indebtedness that is incurred in violation of the indenture on or after the date of the indenture.

     "Subsidiary" means, with respect to any Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (2) any partnership, the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person, or the only general partners of which are the Persons or one or more Subsidiaries of the Person or any combination thereof.

     "Unrestricted Subsidiary" means, until such time as any of the following will be designated as a Restricted Subsidiary of the Company by the Board of Directors of the Company as provided in and in compliance with the definition of "Restricted Subsidiary;"

          (1) any Subsidiary of the Company or of a Restricted Subsidiary of the Company organized or acquired after the date of the indenture that is designated concurrently with its organization or acquisition as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company;

          (2) any Subsidiary of any Unrestricted Subsidiary; and

          (3) any Restricted Subsidiary of the Company that is designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company, provided, however, that:

             (a) immediately after giving effect to the designation, no Default or Event of Default will have occurred and be continuing;

             (b) any such designation will be deemed, at the election of the
                 Company at the time of the designation, to be either, but not both, the making of a Restricted Payment at the time of the designation in an amount equal to the Investment in the Subsidiary subject to the restrictions contained in the "Limitation on Restricted Payments" covenant or the making of an Asset Sale at the time of the designation in an amount equal to the Investment in such Subsidiary subject to the restrictions contained in the "Asset Sales" covenant; and

             (c) the Subsidiary or any of its Subsidiaries does not own any
                 Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated.

     A Person may be designated as an Unrestricted Subsidiary only if and for so long as that Person:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

             (a) to subscribe for additional Equity Interests; or

             (b) to make any payment to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels of operating results; and

          (3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. The Company will evidence any designation pursuant to clause (1) or (3) of the preceding paragraph to the trustee by filing with the trustee within 45 days of the designation an Officers' Certificate certifying that the designation has been made and, in the case of clause (3) of the preceding paragraph, the related election of the Company in respect thereof.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of any Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes will have, or might have, voting power by reasons of the happening of any contingency) or, with respect to a partnership, whether general or limited, any general partner interest in such partnership.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying:

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by

             (b) the number of years (calculated to the nearest one-twelfth)
                 that will elapse between that date and the making of the payment; by

          (2) the then outstanding principal amount of the Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of the Person 100% of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, will be at the time beneficially owned by the Person either directly or indirectly through Wholly Owned Subsidiaries.

FRAUDULENT CONVEYANCE

     Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if we, at the time we issue the Series B notes being offered:

           - incurred the indebtedness with the intent to hinder, delay or defraud creditors;

           - received less than reasonably equivalent value or fair consideration for the issuance of the Series B notes; and

           - were insolvent at the time of the incurrence, were rendered insolvent by reason of the incurrence, and the application of proceeds therefrom, were engaged or were about to engage in a business or transaction for which the assets remaining with our Company constituted unreasonably small capital to carry on our business, or intended to incur, or believed that we would incur, debts beyond our ability to pay the debts as they mature, then, in each such case, a court of competent jurisdiction could hold that our issuance of the Series B notes constituted a fraudulent conveyance and permit us to avoid, in whole or in part, the Series B notes or, in the alternative, subordinate the Series B notes to our existing and future indebtedness.

     The measure of insolvency varies although we would generally be considered insolvent if:

           - the sum of our debts, including contingent liabilities, exceeded all of our assets at fair valuation;

           - the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured; or

           - we could not pay our debts as they become due.

     We believe that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Series B notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that we, after the issuance of the Series B notes and the application of proceeds therefrom, will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with our conclusions.

BOOK-ENTRY, DELIVERY AND FORM

     Except as provided in the next paragraph, the notes to be resold as provided herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global notes will be deposited on the date of the closing of the sale of the notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee for the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Notes that are issued as described below under the subheading "Certificated Securities" will be issued in registered form (the "Certificated Securities"). Upon the transfer of Certificated Securities, the Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of notes being transferred.

     The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in the securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, including the initial purchaser of the notes, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the
Depositary:

          (1) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the initial purchaser of the notes with portions of the principal amount of the Global Notes; and

          (2) ownership of the notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole owner or holder of such notes outstanding under the indenture. Beneficial owners of notes evidenced by the Global Note will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. The ability of a Person having a beneficial interest in notes represented by a Global Note to pledge that interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

     None of the Company nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the notes.

     Payments in respect of the principal of, premium, if any, interest and any Liquidated Damages on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee may treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving the payments and for any and all other purposes whatsoever. Consequently, none of the Company nor the trustee has or will have any responsibility or liability for the payment of the amounts to beneficial owners of notes (including principal, premium, if any, interest and any Liquidated Damages).

     The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the trustee, exchange his beneficial interest for notes in the form of definitive notes. Upon such an issuance, the trustee is required to register the notes in the name of, and cause the same to be delivered to, the Person or Persons. All of these definitive notes would be subject to the legend requirements described in this prospectus under the heading "Notice to Investors." In addition, if:

          (1) the Company notifies the trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to appoint a qualified successor within 90 days; or

          (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in the form of definitive notes under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in this form will be issued to each Person that the Depositary identifies as the beneficial owner of the related notes.

     Neither the Company nor the trustee will be liable for any delay by the Depositary in identifying the beneficial owners of the related notes and each Person may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes (including principal, premium, if any, interest and any Liquidated Damages) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes are eligible to trade in the PORTAL Market and to trade in the Depositary's Next-day Funds Settlement System, and any permitted secondary market trading activity in the notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material federal income tax considerations relevant to the exchange of Series C notes for Series B notes. The discussion is based upon the Internal Revenue Code of 1986, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any of these changes may be applied retroactively in a manner that could adversely affect you as a holder of the Series B notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF SERIES C NOTES FOR SERIES B NOTES

     The exchange of Series C notes for Series B notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. You will have a basis for the Series B notes equal to the basis of your Series C notes and your holding period for the Series B notes will include the period during which your Series C notes. Accordingly, this exchange should have no federal income tax consequences to you.

                              PLAN OF DISTRIBUTION

     Based on an interpretation by the staff of the SEC provided in no-action letters issued to third parties in similar transactions, we believe that Series B notes issued in the exchange offer in exchange for Series C notes may be offered for resale, resold and otherwise transferred by holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. However, this applies only if Series B notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of the Series B notes. We refer you to the "Morgan Stanley & Co. Inc." SEC No-Action Letter available June 5, 1991, "Exxon Capital Holdings Corporation" SEC No-Action Letter available May 13, 1988 and "Shearman & Sterling" SEC No-Action Letter available July 2, 1993 for support of our belief.

     Each broker-dealer that receives Series B notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus with any resale of the Series B notes. This prospectus may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series C notes where such Series C notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 30, 1999, all dealers effecting transactions in the Series B notes may be required to deliver this prospectus.

     New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the Series B notes. Any broker-dealer that resells Series B notes that were received by it for its own account and any broker or dealer that participates in a distribution of Series B notes may be deemed to be an underwriter within the Securities Act, and any profit on any resale of Series B notes, commissions or concessions received by any of these persons may be underwriting compensation under the Securities Act.

The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be admitting that it is an underwriter within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Series C notes, other than commissions or concessions of any broker-dealers. We have agreed to indemnify holders of the notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

                                 LEGAL MATTERS

     Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York will pass upon the legal matters on the validity of the Series B notes being offered hereby.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at January 2, 1999, and January 3, 1998, and for each of the three fiscal years in the period ended January 2, 1999, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Security Fence Supply Co., Inc. and subsidiary at July 31, 1998 and for the ten-month period ended July 31, 1998, as set forth in their report. We have included the financial statements of Security Fence Supply Co., Inc. and subsidiary in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file (File No. 333-29141) annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC's public reference room, at 450 Fifth Street, N.W., Washington, D.C., as well as at public reference rooms in New York, New York and Chicago, Illinois. Please call
(800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     We have filed a Registration Statement on Form S-4 to register with the SEC the Series B notes to be issued in exchange for the Series C notes. This prospectus is part of that Registration Statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                   INDEX TO MMI PRODUCTS, INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheet at fiscal year end 1998 and
  1997......................................................   F-3
Consolidated Statement of Operations for fiscal years 1998,
  1997 and 1996.............................................   F-4
Consolidated Statement of Changes in Stockholder's Equity
  (Deficit) for fiscal years 1998, 1997 and 1996............   F-5
Consolidated Statement of Cash Flows for fiscal years 1998,
  1997 and 1996.............................................   F-6
Notes to Consolidated Financial Statements..................   F-7

            INDEX TO SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-21
Consolidated Balance Sheet at July 31, 1998.................  F-22
Consolidated Statement of Income for the ten-month period
  ended July 31, 1998.......................................  F-23
Consolidated Statement of Stockholders' Equity for the
  ten-month period ended July 31, 1998......................  F-24
Consolidated Statement of Cash Flows for the ten-month
  period ended July 31, 1998................................  F-25
Notes to Consolidated Financial Statements..................  F-26

                     INDEX TO MMI PRODUCTS, INC. PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Consolidated Statement of Operations........................   P-2
Notes to Consolidated Statement of Operations...............   P-3

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder
MMI Products, Inc.

     We have audited the accompanying consolidated balance sheets of MMI Products, Inc. and subsidiary as of January 2, 1999 and January 3, 1998, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three fiscal years in the period ended January 2, 1999. Our audits also included the financial statement schedule listed in the index at Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MMI Products, Inc. and subsidiary at January 2, 1999 and January 3, 1998, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            /s/ ERNST & YOUNG LLP

Houston, Texas
March 31, 1999

                               MMI PRODUCTS, INC.

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                              JANUARY 2,   JANUARY 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................   $  1,979     $  3,509
  Accounts receivable, net of allowance for doubtful
     accounts of $1,926 and $1,876, respectively............     58,633       38,940
  Inventories...............................................     62,347       48,938
  Income tax receivable.....................................         --        1,710
  Deferred income taxes.....................................      1,495        1,178
  Prepaid expenses..........................................      1,443        1,206
                                                               --------     --------
          Total current assets..............................    125,897       95,481
Property, plant and equipment
  Land......................................................      4,814        4,814
  Buildings and improvements................................     17,890       16,473
  Machinery and equipment...................................     69,669       50,343
                                                               --------     --------
                                                                 92,373       71,630
  Less accumulated depreciation.............................     31,456       25,712
                                                               --------     --------
          Property, plant and equipment, net................     60,917       45,918
Intangible assets...........................................     29,123        5,831
Deferred charges and other assets...........................      4,289        5,588
                                                               --------     --------
          Total assets......................................   $220,226     $152,818
                                                               ========     ========

                        LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable..........................................   $ 50,328     $ 27,276
  Accrued interest..........................................      3,238        3,172
  Accrued liabilities.......................................     11,175       10,025
  Income tax payable........................................        672           --
  Due to Holding, net.......................................         --        3,573
  Current maturities of long-term obligations...............      1,630        1,127
                                                               --------     --------
          Total current liabilities.........................     67,043       45,173
Long-term obligations.......................................    158,807      122,740
Deferred income taxes and other long-term liabilities.......      7,383        5,778
Commitments and contingencies
Stockholder's deficit
  Common stock, $1 par value; 500,000 shares authorized;
     252,000 shares issued and outstanding..................        252          252
  Additional paid-in capital................................     13,009       14,711
  Accumulated other comprehensive income, net of tax of $148
     and $105, respectively.................................       (221)        (151)
  Retained deficit..........................................    (26,047)     (35,685)
                                                               --------     --------
          Total stockholder's deficit.......................    (13,007)     (20,873)
                                                               --------     --------
          Total liabilities and stockholder's deficit.......   $220,226     $152,818
                                                               ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               MMI PRODUCTS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                       FISCAL YEARS ENDED
                                                             --------------------------------------
                                                             JANUARY 2,   JANUARY 3,   DECEMBER 28,
                                                                1999         1998          1996
                                                             ----------   ----------   ------------
                                                                         (IN THOUSANDS)
Net sales..................................................   $418,355     $346,905      $283,402
Cost of sales..............................................    350,961      295,999       238,439
                                                              --------     --------      --------
  Gross profit.............................................     67,394       50,906        44,963
Selling, general and administrative expense................     31,874       24,843        23,143
Nonrecurring expense -- stock options (Note 2).............         --           --         3,106
Other (income) expense, net................................        (74)         147           721
                                                              --------     --------      --------
Income before interest and income taxes....................     35,594       25,916        17,993
Interest expense:
  Affiliates...............................................         --           --         2,046
  Other....................................................     17,320       13,018         5,383
                                                              --------     --------      --------
                                                                17,320       13,018         7,429
                                                              --------     --------      --------
Income before income taxes.................................     18,274       12,898        10,564
Provision for income taxes.................................      7,344        5,161         4,227
                                                              --------     --------      --------
          Net income.......................................   $ 10,930     $  7,737      $  6,337
                                                              ========     ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               MMI PRODUCTS, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                                                             TOTAL
                                                ADDITIONAL   RETAINED        OTHER       STOCKHOLDER'S
                                       COMMON    PAID-IN     EARNINGS    COMPREHENSIVE      EQUITY
                                       STOCK     CAPITAL     (DEFICIT)      INCOME         (DEFICIT)
                                       ------   ----------   ---------   -------------   -------------
                                                               (IN THOUSANDS)
Balance at December 30, 1995.........   $252     $ 8,008     $  7,346        $  --         $ 15,606
  Net income.........................     --          --        6,337           --            6,337
  Contribution of capital
     -- Recapitalization (Note 1)....     --       3,485           --           --            3,485
     -- stock options (Note 2).......     --       3,106           --           --            3,106
                                        ----     -------     --------        -----         --------
Balance at December 28, 1996.........    252      14,599       13,683           --           28,534
  Net income.........................     --          --        7,737           --            7,737
  Additional minimum pension
     liability.......................     --          --           --         (151)            (151)
                                        ----     -------     --------        -----         --------
  Comprehensive income...............     --          --           --           --            7,586
                                        ----     -------     --------        -----         --------
  Contribution of capital............
     -- stock options................     --         112           --           --              112
  Distribution to Holding............     --          --      (57,105)          --          (57,105)
                                        ----     -------     --------        -----         --------
Balance at January 3, 1998...........    252      14,711      (35,685)        (151)         (20,873)
  Net income.........................     --          --       10,930           --           10,930
  Additional minimum pension
     liability.......................     --          --           --          (70)             (70)
                                        ----     -------     --------        -----         --------
  Comprehensive income...............     --          --           --           --           10,860
                                        ----     -------     --------        -----         --------
  Adjustment to 1996 Contribution of
     capital (Note 1)................     --      (1,702)          --           --           (1,702)
  Dividend to Holding (Note 1).......     --          --       (1,292)          --           (1,292)
                                        ----     -------     --------        -----         --------
Balance at January 2, 1999...........   $252     $13,009     $(26,047)       $(221)        $(13,007)
                                        ====     =======     ========        =====         ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               MMI PRODUCTS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                      FISCAL YEARS ENDED
                                                            --------------------------------------
                                                            JANUARY 2,   JANUARY 3,   DECEMBER 28,
                                                               1999         1998          1996
                                                            ----------   ----------   ------------
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income................................................  $  10,930     $  7,737     $   6,337
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization...........................      7,187        5,507         4,448
  Nonrecurring expenses -- stock options..................         --           --         3,106
  Provision for losses on accounts receivable.............        234           --           879
  Deferred income taxes...................................        340        2,886        (1,088)
  (Gain) loss on sale of equipment........................        (81)         (22)          193
  Other...................................................         --          112            --
Changes in operating assets and liabilities, net of
  effects of acquired businesses:
  Increase in accounts receivable.........................    (12,914)      (3,139)       (8,339)
  Increase in inventories.................................     (7,546)      (7,029)       (1,668)
  Decrease in prepaid expenses and other assets...........        333          272         2,068
  Increase in accounts payable and accrued liabilities....     17,701        1,109         9,762
  Increase (decrease) in income taxes.....................      2,629       (2,800)          372
  Decrease in deferred interest payable -- affiliates.....         --           --        (6,389)
  Increase (decrease) in due to Holding...................     (3,652)      (2,237)        5,810
                                                            ---------     --------     ---------
          Net cash provided by operating activities.......     15,161        2,396        15,491
                                                            ---------     --------     ---------
INVESTING ACTIVITIES:
  Capital expenditures....................................    (10,226)      (4,560)       (3,545)
  Proceeds from sale of equipment.........................         52          101            89
  Acquisitions, net of cash acquired......................    (37,721)        (552)      (20,858)
  Other...................................................          9           35            --
                                                            ---------     --------     ---------
          Net cash used in investing activities...........    (47,886)      (4,976)      (24,314)
                                                            ---------     --------     ---------
FINANCING ACTIVITIES:
  Proceeds from long-term obligations.....................    187,316      157,854       122,033
  Payments on long-term obligations.......................   (153,127)     (90,943)     (103,824)
  Payments on subordinated notes payable -- affiliates....         --           --       (14,800)
  Contribution of capital from Holding....................     (1,702)          --         3,485
  Dividend to Holding.....................................     (1,292)          --            --
  Distribution to Holding.................................         --      (57,105)           --
  Debt offering costs.....................................         --       (3,951)           --
                                                            ---------     --------     ---------
          Net cash provided by financing activities.......     31,195        5,855         6,894
                                                            ---------     --------     ---------
          Net change in cash and cash equivalents.........     (1,530)       3,275        (1,929)
Cash and cash equivalents, beginning of period............      3,509          234         2,163
                                                            ---------     --------     ---------
Cash and cash equivalents, end of period..................  $   1,979     $  3,509     $     234
                                                            =========     ========     =========
Supplemental Cash Flow Information:
  Supplemental disclosure of noncash investing activities
  Issuance of capital lease obligations for capital
     expenditures.........................................  $   1,385     $  1,678     $   1,443
  Cash paid for interest..................................  $  16,721     $ 10,441     $  13,530
  Cash paid for income taxes..............................  $   4,371     $  4,822     $   4,938

   The accompanying notes are an integral part of the consolidated financial statements.

                               MMI PRODUCTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 2, 1999

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of MMI Products, Inc. and its wholly-owned subsidiary, Security Fence Supply Co. Inc. (since its acquisition on October 6, 1998) (collectively, "MMI" or the "Company"). MMI Products, Inc. is a wholly-owned subsidiary of Merchants Metals Holding Company ("Holding") which is substantially wholly-owned by MMI Products, L.L.C. MMI is a manufacturer and distributor of products used in the residential, commercial and infrastructure construction industries within the United States. The manufactured products in each of MMI's product lines are produced primarily from the same raw material, steel rod. MMI's customers include contractors, fence wholesalers, industrial manufacturers, highway construction contractors and fabricators of reinforcing bar.

     On December 13, 1996, MMI and Holding completed a recapitalization transaction (the "Recapitalization"). Pursuant to the Recapitalization, (i) Holding made an additional capital contribution to MMI of approximately $3.5 million in cash and loaned MMI approximately $5.8 million, (ii) MMI borrowed an additional $5.0 million in senior subordinated secured notes payable from a supplier and an additional $1.0 million in other long-term debt, and (iii) MMI repaid the full amount of subordinated notes payable to affiliates of $14.8 million plus accrued interest.

     A former stockholder of Holding exercised its appraisal rights and filed a lawsuit against Holding with respect to the value of the common and preferred stock redeemed in connection with the Recapitalization. In January 1997, Holding paid the stockholder $2.2 million with respect to the value of the preferred stock, the original value offered in the Recapitalization. In October 1998, Holding paid $6.45 million, including accrued interest of $1.04 million, to settle the value of the common stock redeemed. The $1.7 million increase in the original value offered in the Recapitalization has been charged to Additional Paid-in-Capital to reflect finalization of the December 1996 change in capital contributions by Holding. MMI declared a dividend of $1.3 million to Holding during the fourth quarter of 1998 to settle the interest and legal expenses paid on Holding's behalf by MMI. The $6.45 million settlement was funded by MMI's revolving credit facility and had no effect on the operating results of MMI.

     On April 16, 1997, MMI issued $120 million of senior subordinated notes due 2007. The net proceeds of $116.0 million, after fees and expenses, were used (i) to distribute $57.1 million to Holding for the redemption by Holding of certain of its equity interests, (ii) to repay the entire $10 million principal amount, plus accrued interest, on an MMI senior subordinated secured note payable, (iii) to repay MMI's remaining indebtedness under a term loan facility of $11.4 million and (iv) to reduce MMI's indebtedness under the revolving credit facility. See Note 7.

FISCAL YEAR

     MMI follows a 52-53 week fiscal year ending on the Saturday closest to December 31st. The 1998, 1997, and 1996 fiscal years refer to the fifty-two week period ended January 2, 1999, the fifty-three week period ended January 3, 1998 and the fifty-two week period ended December 28, 1996, respectively.

REVENUE RECOGNITION

     MMI records sales when its products are shipped.

                               MMI PRODUCTS, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     MMI considers all demand deposits and time deposits with original maturities of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories are valued at the lower of average cost or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at historical cost except for assets acquired in business combinations which are recorded at fair market value at the date of acquisition. Depreciation is computed on the straight-line method using rates based on the estimated useful lives of the related assets. Estimated useful lives used for depreciation purposes are as follows:

Building and improvements...................................   10 to 31 years
Machinery and equipment.....................................    2 to 20 years

Depreciation expense was $6,423,000, $5,153,000 and $3,997,000 for fiscal years 1998, 1997 and 1996, respectively.

     Major capital upgrades are capitalized. Maintenance, repairs and minor upgrades are expensed as incurred. Gains and losses from dispositions are included in the results from operations.

     MMI leases certain machinery and equipment under capital leases. Assets recorded under capital leases are amortized over the lives of the respective leases with the related amortization included in depreciation expense. Assets under these obligations, totaling $3,574,000 and $3,427,000 (net of accumulated amortization of $3,560,000 and $2,344,000) at January 2, 1999 and January 3, 1998, respectively, are included in property, plant and equipment in the accompanying consolidated balance sheets.

GOODWILL

     Goodwill represents the excess cost of companies acquired over the fair value of their net identifiable assets. Goodwill is being amortized on a straight-line basis over periods ranging from 20 to 40 years. The carrying value of goodwill, as well as the related amortization periods, is periodically evaluated to determine whether adjustments to the carrying value or related lives are required. This evaluation is based on MMI's projection of undiscounted cash flows of the acquired operations over the remaining amortization period. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related goodwill, the underlying assets are written down by charges to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows.

                               MMI PRODUCTS, INC.

IMPAIRMENT OF LONG-LIVED ASSETS

     The carrying values of long-lived assets, principally identifiable intangibles, property, plant and equipment and any related goodwill, are reviewed for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets are considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

CONCENTRATION OF CREDIT RISK

     Financial instruments that could potentially subject MMI to concentrations of credit risk are accounts receivable. MMI continuously evaluates the creditworthiness of its customers and generally does not require collateral. No customer accounted for 10% or more of consolidated revenues for fiscal years 1998, 1997 or 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     MMI considers the recorded value of its monetary assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, and accounts payable, to approximate their respective fair values at January 2, 1999 and January 3, 1998. The estimated fair value of MMI's long-term debt is approximately $129.6 million and $130.8 million at January 2, 1999 and January 3, 1998, respectively, based on the quoted market price.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1996 and 1997 financial statements in order to conform to the 1998 presentation.

NEW ACCOUNTING STANDARDS

     As of January 4, 1998, MMI adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income (Statement 130) and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131).

     Statement 130 establishes new rules for reporting and display of comprehensive income and its components; however, the adoption of Statement 130 had no impact on MMI's consolidated net income or shareholder's equity. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement 131 did not affect MMI's consolidated results of operations or financial position. See Note 12.

2. NONRECURRING EXPENSES -- STOCK OPTIONS

     Effective December 13, 1996 in connection with the Recapitalization, MMI incurred nonrecurring charges relating to Holding's stock options granted in previous years to certain employees and a supplier of MMI. The aggregate effect of these expenses was $3.1 million for fiscal year 1996.

     Under Holding's 1988 Stock Option Plan, certain employees of MMI received noncompensatory stock options for shares of Holding common stock. The options expired generally 10 years from the date of grant. None of these options were exercised. Effective December 13, 1996, Holding amended the 1988

                               MMI PRODUCTS, INC.

Stock Option Plan to convert the outstanding options for common stock into options for a total of 22,895 shares of Holding's junior series preferred stock. As a result of the amendment, which changed the underlying securities of the options and resulted in a new measurement date, MMI accrued $2.1 million in compensation expense in 1996. On April 16, 1997, MMI redeemed all of the outstanding options for Holding's junior series preferred stock held by employees for a total value of $2.2 million.

     In 1989, in connection with issuing a senior subordinated secured note to a supplier, Holding granted the supplier stock options for shares of Holding common stock which were to expire December 31, 1996. None of these options were exercised. Effective December 13, 1996, Holding amended the supplier's option agreement in connection with the Recapitalization to extend the expiration date of the options three years and to convert the options for common stock into options for 9,893 shares of Holding's junior series preferred stock. As a result, MMI accrued $964,000 in expense in 1996. On April 16, 1997, MMI redeemed all of the outstanding options held by this supplier for a total value of $998,000.

3. ACQUISITIONS OF BUSINESSES

     During fiscal year 1998, MMI made the acquisitions set forth below, each of which has been accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the operating results of each of the acquired businesses from the date of the acquisition.

     In February, 1998, MMI acquired certain net assets of The Burke Group L.L.C. ("Burke"), a manufacturer of hardware devices and processor of chemicals used in the concrete construction industry with facilities in Converse, Texas and Long Beach, California. The purchase price was $20.6 million with assets acquired of $12.1 million and liabilities assumed of $3.4 million. The excess of the purchases price over the fair value of the net assets acquired was $11.9 million and is being amortized over 40 years. In September 1998, MMI sold the chemical processing business for approximately $3.6 million in cash, the book value of the net assets sold.

     In March 1998, MMI acquired certain assets of a fence manufacturer and distributor for $2.1 million, of which $1.1 million was funded by the revolving credit facility and $1.0 million by a note payable to seller.

     In October 1998, MMI acquired all of the issued and outstanding capital stock of Security Fence Supply Co., Inc. ("Security"), for cash of approximately $24.4 million. Immediately following the purchase, MMI sold the real property acquired to the former principals of Security for $3.6 million and leased it back for a term of five years at rates which approximate market. Security is a manufacturer of commercial and industrial fencing located in Bladensburg, Maryland. Assets acquired were $13.8 million and liabilities assumed were $4.1 million. The excess of the purchase price over the fair value of the net assets acquired was $11.1 million and is being amortized over 40 years.

     The following table reports the unaudited pro forma consolidated results of operations as though Burke and Security had been acquired as of the beginning of fiscal year 1997:

                                                                 FISCAL YEARS
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Net sales...................................................  $442,701   $404,274
Gross profit................................................    72,653     64,410
Net income..................................................    11,582      8,663

                               MMI PRODUCTS, INC.

4. INVENTORIES

     Inventories consisted of the following:

                                                              JANUARY 2,   JANUARY 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Raw materials...............................................   $17,024      $11,188
Work-in-process.............................................     1,150          255
Finished goods..............................................    44,173       37,495
                                                               -------      -------
                                                               $62,347      $48,938
                                                               =======      =======

     MMI has a procurement agreement with a purchasing agent who brokers purchases of imported steel rod. The agreement requires MMI to purchase from the agent an average of 100,000 tons of steel rod annually through fiscal year 2001. During fiscal years 1998, 1997 and 1996, 46%, 65% and 63%, respectively, of MMI's steel rod purchases were from this supplier. At January 2, 1999, approximately $9.9 million of steel rod inventory owned by this agent had been consigned for MMI's use. Actual steel rod purchase commitments at January 2, 1999, for this supplier, and others was approximately $27 million.

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                    JANUARY 2,   JANUARY 3,
                                                       1999         1998      ESTIMATED LIVES
                                                    ----------   ----------   ---------------
                                                        (IN THOUSANDS)
Goodwill..........................................   $29,997       $6,597       20-40 years
Customer lists and other..........................     2,451        1,760        3-20 years
                                                     -------       ------
                                                      32,448        8,357
Less accumulated amortization.....................     3,325        2,526
                                                     -------       ------
Intangible assets, net............................   $29,123       $5,831
                                                     =======       ======

     Intangible assets are amortized on a straight-line basis over their respective estimated lives (the period when benefits are expected to be derived). Total amortization expense for fiscal years 1998, 1997 and 1996 was $764,000, $354,000 and $451,000, respectively.

6. ACCRUED LIABILITIES

     Accrued liabilities consisted of the following:

                                                              JANUARY 2,   JANUARY 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Accrued compensation........................................   $ 5,114      $ 3,472
Accrued insurance...........................................     1,606        2,254
Accrued retirement benefits.................................     1,356        1,553
Other accrued liabilities...................................     3,099        2,746
                                                               -------      -------
                                                               $11,175      $10,025
                                                               =======      =======

                               MMI PRODUCTS, INC.

7. LONG-TERM DEBT

     Long-term debt, including capital lease obligations, consisted of the following:

                                                              JANUARY 2,   JANUARY 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Revolving credit facility...................................   $ 35,422     $     --
11.25% Senior subordinated notes, due 2007, interest payable
  semi-annually in arrears on April 15 and October 15.......    120,000      120,000
Capital lease obligations...................................      4,019        3,867
Other notes payable.........................................        996           --
                                                               --------     --------
                                                                160,437      123,867
Less current maturities.....................................      1,630        1,127
                                                               --------     --------
Long-term obligations.......................................   $158,807     $122,740
                                                               ========     ========

11.25% SENIOR SUBORDINATED NOTES

     On April 16, 1997, MMI issued $120 million of senior subordinated notes due 2007. The net proceeds of $116.0 million, after fees and expenses, were used (i) to distribute $57.1 million to Holding for the redemption by Holding of certain of its equity interests, (ii) to repay the entire $10.0 million principal amount, plus accrued interest, on a senior subordinated secured note payable,
(iii) to repay MMI's remaining indebtedness under a term loan facility of $11.4 million and (iv) to reduce MMI's indebtedness under the revolving credit facility. The senior subordinated notes are general unsecured obligations of MMI and are subordinated to MMI's revolving credit facility.

     On February 9, 1999, MMI issued in a private offering, $30 million of senior subordinated notes due 2007. This is a second series of the subordinated notes issued on April 16, 1997. The net proceeds were approximately $31.1 million, including original issuance premium after expenses.

REVOLVING CREDIT FACILITY

     MMI's revolving credit facility provides for maximum borrowings of $48.5 million (due December 2001) with interest payable at the bank's base rate plus
0.25 percent or Eurodollar rate plus 1.5 percent (the bank's base rate plus 0.25 percent or Eurodollar rate plus 2.0 percent at January 3, 1998). Approximately $33 million of MMI's outstanding borrowings at year end are subject to interest rate swap agreements maturing from February 24, 1999 through April 9, 1999. As of January 2, 1999, the average interest rate was 7.01 percent. MMI is required to pay a commitment fee of 1/2 of 1.0 percent of the unused portion of the credit facility on a monthly basis. The revolving credit facility is secured by all assets and stock of MMI and guaranteed by Holding. Borrowing availability under the revolving credit facility at January 2, 1999, after taking into account borrowing base restrictions and outstanding letters of credit, was $46.1 million. MMI had outstanding letters of credit (which cannot exceed $20 million) totaling $2.4 million and $1.1 million at January 2, 1999 and January 3, 1998, respectively.

     The terms of the revolving credit facility contain, among other provisions, affirmative and negative covenants that require MMI to maintain certain financial ratios, limit the amount of additional indebtedness, limit the creation or existence of liens and set certain restrictions on acquisitions, mergers and sales of assets. MMI's distribution of dividends to Holding is not permitted under the revolving credit facility other than in limited circumstances as set forth in the loan agreement. The 1998 dividend to Holding was permitted under the terms of the revolving credit facility as it related to expenses paid on behalf of Holding in final settlement of the 1996 Recapitalization discussed in Note 1.

                               MMI PRODUCTS, INC.

     In fiscal 1998, MMI made capital expenditures in excess of the limits established in the revolving credit facility and did not satisfy certain reporting requirements to the lenders during fiscal 1998 and subsequent to year end. MMI has obtained waivers from the lenders for each of these items. In March 1999, the revolving credit facility was amended to modify certain reporting requirements through August 1999. MMI believes that it will be able to comply with the amended reporting requirements and other restrictive covenants in the revolving credit facility throughout its fiscal year 1999.

     Scheduled maturities of long-term debt, including capital lease obligations, are as follows:

                                                           LONG-TERM DEBT   CAPITAL LEASES
                                                           --------------   --------------
                                                                   (IN THOUSANDS)
1999.....................................................     $    332          $1,551
2000.....................................................          332           1,419
2001.....................................................       35,754           1,001
2002.....................................................           --             525
2003 and thereafter......................................      120,000              99
                                                              --------          ------
                                                               156,418           4,595
Less amount representing interest........................           --             576
                                                              --------          ------
                                                              $156,418          $4,019
                                                              ========          ======

     On or prior to April 15, 2000, MMI may, at its option, redeem at any time or from time to time up to 35% of the aggregate original principal amount of the senior subordinated notes issued at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the net cash proceeds of one or more public equity offerings; provided, however, that at least $78.0 million in aggregate principal amount of the senior subordinated notes remain outstanding following each such redemption and such redemption shall occur not later than 60 days after the date of the closing of any such public equity offering.

     The senior subordinated notes will be redeemable at the option of MMI, in whole or in part, at any time on or after April 15, 2002 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................   105.625%
2003........................................................   103.750%
2004........................................................   101.875%
2005 and thereafter.........................................   100.000%

                               MMI PRODUCTS, INC.

8. OPERATING LEASES

     MMI leases warehouse and office space and certain machinery and equipment under operating leases. Future minimum lease payments on noncancelable operating leases with remaining terms of one or more years consisted of the following at January 2, 1999 (in thousands):

1999........................................................  $ 3,607
2000........................................................    3,045
2001........................................................    2,049
2002........................................................    1,144
2003 and thereafter.........................................    1,042
                                                              -------
          Total.............................................  $10,887
                                                              =======

     Total rental expense for fiscal years 1998, 1997 and 1996 was $5,103,000, $4,225,000 and $3,572,000, respectively.

9. EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

     401(k) Plan. MMI maintains the MMI Products, Inc. 401(k) Savings Plan (the "401(k) Plan"). All Company employees are eligible to participate in the 401(k) Plan after one year of employment. Employees may elect to make pre-tax contributions up to the applicable statutory maximum limits to the 401(k) Plan. MMI makes matching contributions (subject to statutory limits) in an amount equal to 25% of the employee's contributions up to 2% of the employee's compensation. In addition, MMI may make additional contributions in such amounts as it may elect. Company contributions are vested over four years at a rate of 25% for each year of service.

     Pension Plan. MMI maintains the MMI Products, Inc. Pension Plan (the "Pension Plan"), which is a money purchase defined contribution plan. Employees of MMI (other than employees covered by a collective bargaining agreement) generally are eligible to participate in the Pension Plan after one year of employment.

     MMI makes annual contributions to the Pension Plan for each eligible employee in accordance with a formula that is based on the participant's age and level of compensation. The Pension Plan provides for 100% vesting after five years of service.

     MMI's contributions to the 401(k) Plan and the Pension Plan for fiscal years 1998, 1997 and 1996 were $1,385,000, $1,285,000 and $1,042,000, respectively.

                               MMI PRODUCTS, INC.

DEFINED BENEFIT PLANS

     MMI maintains a retirement plan which covers certain employees under a collective bargaining agreement. Plan benefits are based primarily on years of service. It is the policy of MMI to fund this plan currently based upon actuarial determinations, and applicable tax regulations.

                                                               FISCAL YEARS
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
RECONCILIATION OF BENEFIT OBLIGATION
Obligation at beginning of year.............................  $2,142   $1,817
Service cost................................................      65       61
Interest cost...............................................     157      133
Plan amendments.............................................       0      107
Actuarial loss..............................................     387      138
Benefit payments............................................    (329)    (114)
Settlements.................................................    (189)       0
                                                              ------   ------
Obligation at end of year...................................   2,233    2,142
                                                              ------   ------
RECONCILIATION OF FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at beginning of year..............   1,437    1,178
Actual return on plan assets................................     137      111
Employer contributions......................................     407      311
Actuarial gain (loss).......................................     286      (49)
Benefit payments............................................    (329)    (114)
Settlements.................................................    (246)       0
                                                              ------   ------
Fair value of plan assets at end of year(1).................   1,692    1,437
                                                              ------   ------
FUNDED STATUS
Funded status at end of year................................    (541)    (705)
Unrecognized prior-service cost.............................      96      107
Unrecognized loss...........................................     369      256
                                                              ------   ------
Net amount recognized.......................................  $  (76)  $ (342)
                                                              ------   ------

---------------

(1) Plan assets are comprised of various equity, debt and government securities.

     The following table provides the amounts recognized in the statement of financial position:

                                                              JANUARY 2,   JANUARY 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Accrued benefit liability...................................    $(541)       $(705)
Intangible asset............................................       96          107
Accumulated other comprehensive income......................      369          256
                                                                -----        -----
Net amount recognized.......................................    $ (76)       $(342)
                                                                =====        =====

                               MMI PRODUCTS, INC.

     The plan's accumulated benefit obligation was $2,233 and $2,142 for fiscal years 1998 and 1997, respectively.

                                                               FISCAL YEARS
                                                              --------------
                                                               1998    1997
                                                              ------   -----
                                                              (IN THOUSANDS)
Service cost................................................  $  65    $ 61
Interest cost...............................................    157     133
Expected return on plan assets..............................   (137)    (62)
Amortization of prior-service cost..........................     11       0
Amortization of net (gain) loss.............................      5     (49)
                                                              -----    ----
Net periodic benefit cost...................................  $ 101    $ 83
                                                              =====    ====

     The amount included within other comprehensive income arising from changes in the additional minimum pension liability was $70,000 and $151,000 for fiscal years 1998 and 1997, respectively.

     The prior-service costs are amortized on a straight-line basis over the average remaining working lifetime of participants. Gains and losses in excess of 10% of the greater of benefit obligation and the market-related value of assets are amortized over the average remaining working lifetime of participants expected to receive benefits.

                                                              FISCAL YEARS
                                                              -------------
                                                              1998    1997
                                                              -----   -----
Weighted average assumptions:
  Discount rate.............................................  7.00%   7.50%
  Expected long-term rate of return on assets...............  8.50%   8.50%

     MMI also contributes to certain multi-employer, defined benefit plans covering certain employees under other collective bargaining agreements. Total expenses for these plans were $280,000, $245,000 and $125,000 for fiscal years 1998, 1997 and 1996, respectively.

STOCK OPTIONS

     On December 13, 1996, Holding issued noncompensatory options for 17,890 shares of Holding common stock to certain employees of MMI. These options, exercisable for $1 per share, the fair value of the common stock at the date of grant, vest over a four-year period and expire five years from the date of grant. On June 27, 1997, Holding issued noncompensatory options for 1,000 shares of Holding common stock to a director of MMI, such options having the identical terms as those issued to employees on December 13, 1996. During 1997, Holding issued 3,230 shares of common stock pursuant to exercises of stock options. In 1998, no options were issued or exercised.

     Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. MMI uses the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for Holding's stock options granted to MMI's employees. This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the option equals or exceeds the fair market value of the stock at the date of grant.

     If the accounting provisions of SFAS 123 had been used in fiscal years 1996, 1997, and 1998, earnings would not have been materially different than reported. Further, based on current and anticipated

                               MMI PRODUCTS, INC.

use of stock options by Holding, it is not envisioned that the impact of the accounting provisions of SFAS 123 would be material in any future period.

10. INCOME TAXES

     Significant components of the provision for income taxes are as follows:

                                                                  FISCAL YEARS
                                                            -------------------------
                                                             1998     1997     1996
                                                            ------   ------   -------
                                                                 (IN THOUSANDS)
Current:
  Federal.................................................  $5,759   $1,871   $ 4,206
  State and local.........................................   1,245      404     1,109
                                                            ------   ------   -------
                                                             7,004    2,275     5,315
Deferred:
  Federal.................................................     280    2,412      (845)
  State and local.........................................      60      474      (243)
                                                            ------   ------   -------
                                                               340    2,886    (1,088)
                                                            ------   ------   -------
          Total...........................................  $7,344   $5,161   $ 4,227
                                                            ======   ======   =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Net deferred tax liabilities increased $1,034,000 in fiscal year 1998 due to the Security Fence acquisition. As of December 30, 1995, MMI had a minimum tax credit carryforward of $1,031,000, which reduced 1996 federal regular income taxes.

     Significant components of MMI's deferred tax liabilities and assets are as follows:

                                                              JANUARY 2,   JANUARY 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Deferred tax liabilities:
  Tax over book depreciation................................    $5,049       $4,259
  Trade receivables valuation...............................       837        1,116
  Other.....................................................     2,107        1,285
                                                                ------       ------
Total deferred tax liabilities..............................     7,993        6,660
Deferred tax assets:
  Inventory valuation.......................................       771          752
  Allowance for doubtful accounts...........................       715          695
  Self-insurance accruals...................................       667          709
  Other.....................................................       417          410
                                                                ------       ------
Total deferred tax assets...................................     2,570        2,566
                                                                ------       ------
          Net deferred tax liabilities......................    $5,423       $4,094
                                                                ======       ======

                               MMI PRODUCTS, INC.

     The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is as follows for fiscal years 1998, 1997 and 1996:

                                                                   FISCAL YEARS
                                                             ------------------------
                                                              1998     1997     1996
                                                             ------   ------   ------
                                                                  (IN THOUSANDS)
Tax at U.S. statutory rate.................................  $6,396   $4,514   $3,697
State and local income taxes, net of federal benefit.......     844      572      512
Other, net.................................................     104       75       18
                                                             ------   ------   ------
          Total............................................  $7,344   $5,161   $4,227
                                                             ======   ======   ======

11. CONTINGENCIES

     MMI is involved in a number of legal actions arising in the ordinary course of business. MMI believes that the various asserted claims and litigation in which it is involved will not materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

12. SEGMENT REPORTING

     MMI has five operating units that are aggregated into two reportable segments; Fence and Concrete Construction Products. The Fence Segment has three operating units that offer similar products and services. The Concrete Construction Products Segment has two operating units that offer complimentary products and services within the concrete construction industry.

     Fence Segment. The Fence Segment manufactures chain link fence fabric, a full line of aluminum die cast and galvanized pressed steel fittings, ornamental iron products, PVC color coated wire and vinyl coated color pipe, tubing and fittings. In addition, the segment also distributes a variety of fence products including pipe, tubing, wood, vinyl, aluminum, and ornamental iron fence products, gates, hardware, and other related products. The fence products are used in a variety of residential and commercial applications.

     Concrete Construction Products Segment. The Concrete Construction Products Segment manufactures wire mesh and a variety of concrete accessories. Concrete accessories include supports for steel reinforcing bars and wire mesh, form ties, basket assemblies, anchors and inserts. The concrete construction products are used in the construction of roads, bridges and other heavy construction projects including commercial buildings.

     The accounting policies of the reportable segments are the same as those described in Note 1 of the Notes to Consolidated Financial Statements. MMI evaluates the performance of its operating segments based upon income before interest expense, income taxes, depreciation, amortization and nonrecurring items.

     Summarized financial information concerning the reportable segments is shown in the following table. The Corporate column for earnings before interest and income taxes represents only amortization of

                               MMI PRODUCTS, INC.

intangibles and nonrecurring items. Corporate general and administrative expenses are allocated to the segments based upon proportional net sales.

                                                                  FISCAL YEAR 1998
                                                   ----------------------------------------------
                                                                CONCRETE
                                                    FENCE     CONSTRUCTION   CORPORATE    TOTAL
                                                   --------   ------------   ---------   --------
                                                                   (IN THOUSANDS)
External sales...................................  $208,117     $210,238     $     --    $418,355
Earnings before interest and income taxes........    14,043       22,315         (764)     35,594
Interest expense.................................        --           --       17,320      17,320
Income taxes.....................................        --           --        7,344       7,344
Net income.......................................    14,043       22,315      (25,428)     10,930
Depreciation.....................................     2,919        3,504           --       6,423
EBITDA(1)........................................    16,962       25,819           --      42,781
Segment Assets(2)................................    89,304       92,700       38,222     220,226
Capital Expenditures.............................     1,606        8,325          295      10,226

                                                                  FISCAL YEAR 1997
                                                   ----------------------------------------------
                                                                CONCRETE
                                                    FENCE     CONSTRUCTION   CORPORATE    TOTAL
                                                   --------   ------------   ---------   --------
External sales...................................  $177,640     $169,265     $     --    $346,905
Earnings before interest and income taxes........    11,290       14,980         (354)     25,916
Interest expense.................................        --           --       13,018      13,018
Income taxes.....................................        --           --        5,161       5,161
Net income.......................................    11,290       14,980      (18,533)      7,737
Depreciation.....................................     2,432        2,721           --       5,153
EBITDA(1)........................................    13,722       17,701           --      31,423
Segment Assets(2)................................    63,200       69,683       19,935     152,818
Capital Expenditures.............................     1,277        3,126          157       4,560

                                                                  FISCAL YEAR 1996
                                                   ----------------------------------------------
                                                                CONCRETE
                                                    FENCE     CONSTRUCTION   CORPORATE    TOTAL
                                                   --------   ------------   ---------   --------
External sales...................................  $164,971     $118,431     $     --    $283,402
Nonrecurring expenses(3).........................        --           --        3,106       3,106
Earnings before interest and income taxes........     9,261       12,289       (3,557)     17,993
Interest expense.................................        --           --        7,429       7,429
Income taxes.....................................        --           --        4,227       4,227
Net income.......................................     9,261       12,289      (15,213)      6,337
Depreciation.....................................     2,180        1,817           --       3,997
EBITDA(1)........................................    11,441       14,106           --      25,547
Segment Assets(2)................................    57,734       63,658       13,871     135,263
Capital Expenditures.............................     1,295        1,839          411       3,545

---------------

(1) EBITDA is defined as the sum of income before interest expense, income taxes, depreciation and amortization, and certain nonrecurring expenses (see note (3) below). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                               MMI PRODUCTS, INC.

(2) Segment assets include substantially all accounts receivable, inventory and property, plant and equipment. Corporate assets include all other components of total consolidated assets.

(3) Nonrecurring expense resulting from the modification of stock options granted in previous years as part of recapitalization of MMI and Holding.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                      1998 (BY FISCAL QUARTER)
                                              ----------------------------------------
                                                 1         2          3          4
                                              -------   --------   --------   --------
                                                           (IN THOUSANDS)
Net sales...................................  $86,308   $116,181   $114,062   $101,804
Gross profit................................   12,041     18,829     19,233     17,291
Net income..................................      389      3,897      4,236      2,408

                                                      1997 (BY FISCAL QUARTER)
                                              ----------------------------------------
                                                 1          2          3          4
                                              -------    -------    -------    -------
Net sales...................................  $69,587    $99,044    $94,698    $83,576
Gross profit................................    9,161     15,266     14,383     12,096
Net income..................................      832      3,634      2,722        549

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders
Security Fence Supply Co., Inc.

     We have audited the accompanying consolidated balance sheet of Security Fence Supply Co., Inc. and subsidiary as of July 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the ten-month period ended July 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Fence Supply Co., Inc. and subsidiary at July 31, 1998, and the consolidated results of its operations and its cash flows for the ten-month period ended July 31, 1998, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Houston, Texas
October 1, 1998, except for Note 6,
as to which the date is October 6, 1998

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                 JULY 31, 1998
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

Current assets:
  Cash......................................................   $ 1,213
  Accounts receivable, net of allowance of $59..............     3,539
  Accounts receivable from related parties..................       673
  Inventories...............................................     3,777
  Deferred income taxes.....................................       114
                                                               -------
          Total current assets..............................     9,316
Property, plant and equipment:
  Land......................................................       986
  Buildings and improvements................................     3,103
  Machinery and equipment...................................     4,867
                                                               -------
                                                                 8,956
  Less accumulated depreciation.............................     3,573
                                                               -------
                                                                 5,383
Other assets................................................        15
                                                               -------
          Total assets......................................   $14,714
                                                               =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................   $ 2,333
  Accrued payroll and bonuses...............................       938
  Accrued liabilities.......................................       633
                                                               -------
          Total current liabilities.........................     3,904
Deferred income taxes.......................................        33
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 1,000 shares authorized,
     issued, and outstanding................................        50
  Retained earnings.........................................    10,727
                                                               -------
          Total stockholders' equity........................    10,777
                                                               -------
          Total liabilities and stockholders' equity........   $14,714
                                                               =======

   The accompanying notes are an integral part of the consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                      TEN-MONTH PERIOD ENDED JULY 31, 1998
                                 (IN THOUSANDS)

Net sales...................................................   $24,884
Cost of sales...............................................    19,659
                                                               -------
          Gross profit......................................     5,225
Selling, general and administrative expenses................     2,939
Other (income) expense:
  Interest income...........................................       (28)
  Interest expense..........................................        11
  Other income..............................................      (146)
                                                               -------
                                                                  (163)
                                                               -------
Income before income taxes..................................     2,449
Provision for income taxes..................................       960
                                                               -------
          Net income........................................   $ 1,489
                                                               =======

   The accompanying notes are an integral part of the consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                        UNREALIZED GAIN ON                  TOTAL
                                               COMMON   AVAILABLE-FOR-SALE   RETAINED   STOCKHOLDERS'
                                               STOCK        SECURITIES       EARNINGS      EQUITY
                                               ------   ------------------   --------   -------------
Balance at September 30, 1997................   $50            $ 55          $ 9,238       $ 9,343
  Sale of available-for-sale investments.....                   (55)                           (55)
  Net income.................................                                  1,489         1,489
                                                ---            ----          -------       -------
Balance at July 31, 1998.....................   $50            $ --          $10,727       $10,777
                                                ===            ====          =======       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      TEN-MONTH PERIOD ENDED JULY 31, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net income..................................................  $ 1,489
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      438
  Gain on sale of available-for-sale investments............      (33)
  Provision for losses on obsolete or damaged inventory.....       70
  Provision for losses on accounts receivable...............        7
  Loss on sale of property, plant & equipment...............        2
  Deferred income taxes.....................................      (31)
Changes in operating assets and liabilities:
  Accounts receivable.......................................     (135)
  Accounts receivable from related parties..................      105
  Inventories...............................................   (1,358)
  Accounts payable and accrued liabilities..................      452
  Other assets..............................................        5
                                                              -------
Net cash provided by operating activities...................    1,011
INVESTING ACTIVITIES
  Purchase of property, plant and equipment.................     (400)
  Proceeds from sale of property, plant and equipment.......       12
  Proceeds from sale of available-for-sale investments......      278
                                                              -------
Net cash used in investing activities.......................     (110)
FINANCING ACTIVITIES
  Payments on loan from stockholder.........................     (259)
                                                              -------
Net cash used in financing activities.......................     (259)
          Net change in cash................................      642
Cash, beginning of period...................................      571
                                                              -------
Cash, end of period.........................................  $ 1,213
                                                              =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest to a related party.................  $    11
  Cash paid for income taxes................................  $   764

   The accompanying notes are an integral part of the consolidated financial statements.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1998

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Security Fence Supply Co., Inc., and its wholly-owned subsidiary Discount Fence Center, Inc. (individually and collectively the "Company"). All intercompany accounts and transactions have been eliminated in the consolidated financial statements. The Company is a manufacturer and distributor of fence products in the residential and commercial construction industries and sells its products primarily to contractors and fence wholesalers located in Maryland and the eastern United States.

REVENUE RECOGNITION

     The Company records sales when its products are shipped.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are determined using actual cost based on a first-in, first-out
(FIFO) basis. Inventories are valued at the lower of FIFO cost or market.

INVESTMENTS

     The Company determines the appropriate classification of equity securities at the time of purchase and confirms such designation as of the balance sheet date. Marketable equity securities which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale and are stated at fair value with any unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Gains and losses are recognized based on the specific-identification method for equity securities sold.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method using rates based on the estimated useful lives of the related assets. Estimated useful lives used for depreciation purposes are as follows:

Building and improvements...................................  15 to 30 years
Machinery and equipment.....................................   5 to 10 years

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company considers the recorded value of its monetary assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, and accounts payable, to approximate their respective fair values at July 31, 1998 due to the short-term maturities of these investments.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

CONCENTRATION OF CREDIT RISK

     Financial instruments that could potentially subject the Company to concentrations of credit risk are accounts receivable. The Company continually evaluates the credit worthiness of its customers and does not require collateral. The Company's two largest customers, one of which is owned by a brother of the majority stockholder, accounted for approximately 12% and 11%, respectively, of net sales for the ten-month period ended July 31, 1998, with the related receivables of $345,000 and $498,000, respectively at July 31, 1998.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under the liability method, deferred income taxes are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

2. INVENTORIES

     Inventories consisted of the following (in thousands):

Raw materials...............................................  $1,613
Work-in-process.............................................     354
Finished goods..............................................   1,880
Reserve for obsolete or damaged inventory...................     (70)
                                                              ------
                                                              $3,777
                                                              ======

3. RELATED PARTY TRANSACTIONS

     The Company had net sales of approximately $3,164,000 for the ten-month period ended July 31, 1998 to fence companies that are owned by brothers of the majority stockholder. At July 31, 1998 accounts receivable due from the two companies totaled $673,000.

     The Company leases certain warehouse and office space from the majority stockholder. Total rental expense to the majority stockholder was approximately $87,000 for the ten-month period ended July 31, 1998.

     During the ten-month period ended July 31, 1998, the Company made principal and interest (8%) payments to the majority stockholder in the amounts of $259,000 and $11,000, respectively, related to a loan from the stockholder. The debt was fully paid as of July 31, 1998.

4. INCOME TAXES

     The reconciliation of income tax expense computed at the U.S. federal statutory tax rate to the reported income tax expense is as follows for the ten-month period ended July 31, 1998 (in thousands):

Tax at U.S. statutory rate..................................  $832
State and local income taxes, net of federal benefit........   115
Other, net..................................................    13
                                                              ----
          Total.............................................  $960
                                                              ====

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

     Significant components of the provision for income taxes were as follows (in thousands):

Current:
  Federal...................................................  $811
  State and local...........................................   180
                                                              ----
                                                               991
Deferred:
  Federal...................................................   (27)
  State and local...........................................    (4)
                                                              ----
                                                               (31)
                                                              ----
                                                              $960
                                                              ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows (in thousands):

Deferred tax liability:
  Tax over book depreciation................................  $125
Deferred tax assets:
  Reserve for vacation earned...............................    48
  Allowance for doubtful accounts...........................    23
  Reserve for obsolete or damaged inventory.................    19
  Accrued expenses..........................................   116
                                                              ----
          Total deferred tax assets.........................   206
                                                              ----
          Net deferred tax assets...........................  $ 81
                                                              ====

5. COMMITMENTS AND CONTINGENCIES

     The Company is involved in legal actions arising in the ordinary course of business. The Company believes that the various asserted claims and litigation in which it is involved will not materially effect its consolidated financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claims or litigation.

     The Company leases certain warehouse and office space under noncancelable operating leases with initial terms of more than one year. Future minimum lease payments on operating leases are as follows (in thousands):

FISCAL YEAR
-----------
1999........................................................  $114
2000........................................................   111
2001........................................................    86
2002........................................................    61
2003 and thereafter.........................................    66
                                                              ----
          Total.............................................  $438
                                                              ====

     Total rental expense for the ten-month period ended July 31, 1998 was $158,000.

                 SECURITY FENCE SUPPLY CO., INC. AND SUBSIDIARY

6. SUBSEQUENT EVENT

     On October 6, 1998, pursuant to the terms of a Stock Purchase Agreement, MMI Products, Inc. purchased all of the issued and outstanding common stock of the Company for approximately $24.2 million, subject to certain adjustments.

7. YEAR 2000 (UNAUDITED)

     The Company's computer programs for its accounting and payroll systems have been written using two digits rather than four to define the applicable year. As a result, these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

     The Company is currently assessing its computer software, hardware, and other systems, including embedded technology, relative to year 2000 compliance and plans to develop a remediation plan in conjunction with MMI Products, Inc. The Company plans to modify or replace the current computer programs for its accounting and payroll systems so that these systems will function properly with respect to dates in the year 2000 and beyond. The Company does not expect any significant disruption on operations in the event that any of its suppliers or customers fail to achieve year 2000 compliance. If the Company is unable to modify or replace the current computer programs for its accounting and payroll systems or complete other remediation efforts that are determined to be necessary, the year 2000 issues could have a material impact on the operations of the Company.

                               MMI PRODUCTS, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     On October 6, 1998, MMI Products, Inc. (the Company) purchased all of the issued and outstanding stock of Security Fence Supply Co., Inc. (Security) for cash of approximately $24.2 million. Immediately following the purchase, certain real property acquired (valued at approximately $3.6 million) was sold by Security to the former principals and leased back to the Company. The net cash outlay of $20.6 million was funded by the Company's revolving credit facility.

     On February 18, 1998, we acquired the assets and assumed certain liabilities of The Burke Group L.L.C., a manufacturer of hardware devices and a processor of chemicals used in the concrete construction industry. The total purchase price was approximately $20.6 million, which was funded by our credit facility. On September 4, 1998, we sold the chemical processing operations included in the Burke acquisition for approximately $3.6 million in cash.

     These acquisitions have been accounted for using the purchase method of accounting.

     The following unaudited pro forma condensed consolidated statement of operations for the year ended January 2, 1999 gives effect to the purchases as if they had occurred at the beginning of the period presented. The Company has included The Burke Group in the pro forma data for informational purposes even though not required under Rule 11-01 of Regulation S-X promulgated under the Securities Act of 1933 as the acquisition was not "significant" as that term is defined under Rule 3-05 of Regulation S-X.

     The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of the results of operations which would have been achieved had the transactions been completed at the beginning of the period presented, nor is it necessarily indicative of the Company's future results of operations. The unaudited pro forma condensed consolidated financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. The unaudited pro forma condensed consolidated financial information should also be read in conjunction with the historical consolidated financial statements, including the notes thereto, of the Company and Security.

                               MMI PRODUCTS, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                       FOR THE YEAR ENDED JANUARY 2, 1999
                                 (IN THOUSANDS)

                                          MMI         SECURITY(1)    BURKE
                                     PRODUCTS, INC.      FENCE      GROUP(2)   ADJUSTMENTS     PRO FORMA
                                     --------------   -----------   --------   -----------     ---------
Net sales.........................      $418,355        $21,966      $2,380      $   --        $442,701
Cost of sales.....................       350,961         17,229       1,690          10(a)
                                                                                    158(b)      370,048
                                        --------        -------      ------      ------        --------
  Gross profit....................        67,394          4,737         690        (168)         72,653
Selling, general and
  administrative expenses.........        31,874          2,709         436        (618)(c)      34,401
                                                                                    240(d)          240
                                                                                     85(e)       34,726
Other (income) expense, net.......           (74)          (109)         33         (34)(f)        (184)
                                        --------        -------      ------      ------        --------
Income before interest and income
  taxes...........................        35,594          2,137         221         159          38,111
Interest expense..................        17,320             11          47       1,103(g)       18,481
                                        --------        -------      ------      ------        --------
Income before income taxes........        18,274          2,126         174        (944)         19,630
Provision for income taxes........         7,344            829          --        (125)(h)       8,048
                                        --------        -------      ------      ------        --------
          Net income..............      $ 10,930        $ 1,297      $  174      $ (819)       $ 11,582
                                        ========        =======      ======      ======        ========

---------------

(1) Reflects results for the nine-month period November 1, 1997 to July 31, 1998 (unaudited).

(2) Reflects results for the one-month period January 1, 1998 to January 31, 1998 (unaudited). The Company has included The Burke Group in the pro forma data for informational purposes even though not required under Rule 11-01 of Regulation S-X promulgated under the Securities Act of 1933 as the acquisition was not "significant" as that term is defined under Rule 3-05 of Regulation S-X.

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

                               MMI PRODUCTS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed consolidated statement of operations (the "Pro Forma Financial Statements") are based on adjustments to the historical consolidated financial statement of operations of MMI Products, Inc. (the "Company") to give effect to the acquisitions described in Note 2. The pro forma condensed consolidated statement of operations assumes the acquisitions were consummated as of the beginning of the period presented. The pro forma condensed consolidated statement of operations is not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the period presented or that might be attained in the future. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company, the historical consolidated financial statements of Security Fence Supply Co., Inc. ("Security"), and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the annual period ended January 2, 1999 previously filed with the SEC.

     The Company believes that the assumptions used in preparing the unaudited pro forma condensed consolidated financial statements provide a reasonable basis for presenting all of the significant effects of the acquisitions (other than any synergies anticipated by the Company, and any nonrecurring charges directly attributable to the purchases and any nonrecurring charges that will result from combining operations), and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma condensed consolidated financial statements.

2. ACQUISITIONS

     On February 18, 1998, we acquired the assets and assumed certain liabilities of The Burke Group L.L.C., a manufacturer of hardware devices and a processor of chemicals used in the concrete construction industry. This acquisition expanded the breadth of our concrete accessories product line. The total purchase price was approximately $20.6 million, which was funded by our credit facility. On September 4, 1998, we sold the chemical processing operations included in the Burke acquisition for approximately $3.6 million in cash.

     On October 6, 1998, we purchased all of the issued and outstanding capital stock of Security Fence Supply Co., Inc. for approximately $24.4 million, which was funded by the credit facility. Immediately following the purchase, we sold the real property acquired as a result of the acquisition to the former principals of Security Fence Supply for approximately $3.6 million in cash. The former principals of Security Fence Supply then leased the property back to us for a term of five years at approximate market rental rates. Security Fence specializes in commercial and industrial fencing. It manufactures chain link and vinyl coated chain link fabric as well as ornamental iron and vinyl fence products.

3. ADJUSTMENTS OF HISTORICAL FINANCIAL STATEMENTS

     The following pro forma adjustments have been made to the historical condensed statements of operations of the Company as if the acquisitions were consummated at the beginning of the period presented:

        (a) To reflect the change in depreciation expense resulting from the purchase accounting step-up from the acquisitions.

                               MMI PRODUCTS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

        (b) To reflect lease expense for real property sold and subsequently leased back by the Company as part of the acquisition, offset by the decrease in depreciation expense for the real property sold.

        (c) To reduce expenses for the difference between compensation and benefits of sellers and certain other key Security employees prior to consummation of the acquisition and their compensation and benefits following the acquisition as stipulated in the respective employment agreements with the Company.

        (d) To reflect amortization of goodwill related to the acquisitions which is being amortized on a straight-line basis over 40 years.

        (e) To reflect amortization of a non-compete agreement with one of the former principals of Security Fence Supply, which is being amortized on a straight-line basis over the term of the agreement, 5 years.

        (f) To reduce expenses for various management services allocated to The Burke Group by its former parent prior to the acquisition.

        (g) To reflect interest expense on the borrowings to fund the purchases in excess of historical interest expense. The increase in interest expense is based on the interest rate of the additional borrowings at the time of the acquisitions.

        (h) To reflect the change in consolidated income taxes based on the Company's expected effective tax rate after the acquisitions.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................     8
Use of Proceeds......................    14
Capitalization.......................    14
Selected Financial Data..............    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    16
Business.............................    22
Management...........................    31
Security Ownership of Certain
  Beneficial Owners and Management...    36
Certain Relationships and Related
  Transactions.......................    38
The Exchange Offer...................    41
Description of the Registered
  Notes..............................    47
Certain U.S. Federal Income Tax
  Considerations.....................    79
Plan of Distribution.................    79
Legal Matters........................    80
Experts..............................    80
Where You Can Find More
  Information........................    80
Index to Financial Statements........   F-1
Unaudited Pro Forma Financial
  Information........................   P-1

                               ------------------

     UNTIL JULY 30, 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                             OFFER TO EXCHANGE ALL
                                  OUTSTANDING

                                11 1/4% SERIES C
                              SENIOR SUBORDINATED
                                 NOTES DUE 2007

                                      FOR

                                11 1/4% SERIES B
                              SENIOR SUBORDINATED
                                 NOTES DUE 2007

                               MMI PRODUCTS, INC.
                              --------------------

                                   PROSPECTUS
                              --------------------

                                 April 30, 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits:


          3.1            -- Restated Certificate of Incorporation of MMI Products,
                            Inc.(1)
          3.2            -- Amended and Restated By-laws of MMI Products, Inc.(1)
          4.1            -- Indenture dated as of April 16, 1997 between MMI
                            Products, Inc. and U.S. Trust Company of Texas, N.A.(1)
          5              -- Opinion of Weil, Gotshal & Manges LLP regarding legality of notes.+
         10.1            -- Registration Rights Agreement dated as of April 16, 1997 among MMI Products, Inc. and Bear, Stearns & Co. Inc.(1)
         10.2            -- Registration Rights Agreement dated as of February 12,
                            1999 among MMI Products, Inc. and Bear, Stearns & Co.
                            Inc.(2)
         10.3            -- Amended and Restated Loan and Security Agreement dated as of December 13, 1996 among MMI Products, Inc., Fleet
                            Capital Corporation, as a lender and collateral agent,
                            and Transamerica Business Credit Corporation, as
                            amended.(1)
         10.4            -- Stockholders Agreement dated as of December 13, 1996 by and among Merchant Metals Holding Company and certain of
                            its stockholders.(1)
         10.5            -- Employment Agreement dated as of December 31, 1994 by and among MMI Products, Inc. and Julius S. Burns, as
                            amended.(1)
         10.6            -- MMI Products, Inc. Pension Plan, as amended.(1)
         10.7            -- Amended and Restated Put Agreement dated as of June 11,
                            1997, between Merchants Metals Holding Company and Julius
                            S. Burns.(1)
         10.8            -- Procurement Agreement dated as of December 13, 1996
                            between MMI Products, Inc. and Mannesmann Pipe & Steel
                            Corporation, as amended.(1)
         10.9            -- The Merchants Metals Holding Company 1988 Stock Option
                            Plan dated as of December 12, 1988, as amended.(1)
         10.10           -- The MMI Products, Inc. 401(k) Savings Plan, as
                            amended.(1)
         10.11           -- Non-Competition Agreement dated as of December 31, 1994 between MMI Products, Inc. and Julius S. Burns.(1)
         10.12           -- Indemnification Agreement dated as of April 16, 1997
                            between MMI Products, Inc. and Julius S. Burns.(1)
         10.13           -- Indemnification Agreement dated as of April 16, 1997
                            between MMI Products, Inc. and Carl L. Blonkvist.(1)
         10.14           -- Indemnification Agreement dated as of April 16, 1997
                            between MMI Products, Inc. and Thomas F. McWilliams.(1)
         10.15           -- Indemnification Agreement dated as of April 16, 1997
                            between MMI Products, Inc. and James M. McCall.(1)
         10.16           -- Indemnification Agreement dated as of April 16, 1997
                            between MMI Products, Inc. and Davy J. Wilkes.(1)
         10.17           -- Indemnification Agreement dated as of April 16, 1997
                            between MMI Products, Inc. and Robert N. Tenczar.(1)
         10.18           -- Purchase Agreement dated as of April 11, 1997 among MMI
                            Products, Inc. and Bear, Stearns & Co. Inc.(1)

             10.19           -- Limited Liability Company Agreement of MMI Products, L.L.C.(1)
             10.20           -- Amended and Restated Repurchase Agreement dated as of June 12, 1997 between Merchants
                                Metals Holding Company and Julius S. Burns.(1)
             10.21           -- Amended and Restated Repurchase Agreement dated as of June 12, 1997 between Merchants
                                Metals Holding Company and Robert N. Tenczar.(1)
             10.22           -- Amended and Restated Repurchase Agreement dated as of June 12, 1997 between Merchants
                                Metals Holding Company and James M. McCall.(1)
             10.23           -- Amended and Restated Repurchase Agreement dated as of June 12, 1997 between Merchants
                                Metals Holding Company and Davy J. Wilkes.(1)
             10.24           -- Amended and Restated Repurchase Agreement dated as of June 12, 1997 between Merchants
                                Metals Holding Company and William T. Stewart.(1)
             10.25           -- Amended and Restated Repurchase Agreement dated as of June 12, 1997 between Merchants
                                Metals Holding Company and Michael W. Babcock.(1)
             10.26           -- Amended and Restated Repurchase Agreement dated as of June 12, 1997 between Merchants
                                Metals Holding Company and Michael Weaver.(1)
             10.27           -- Asset Purchase Agreement by and between MMI Products, Inc. and Atlantic Steel
                                Industries, Inc., dated as of June 10, 1996.(3)
             10.28           -- Asset Purchase Agreement by and between MMI Products, Inc. and The Burke Group, L.L.C., dated as of December 12, 1997.(3)
             12              -- Statement regarding computation of earnings to fixed charges ratio.+
             21              -- List of subsidiaries.+
             23.1            -- Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).+
             23.2            -- Consent of Ernst & Young LLP.*
             23.3            -- Consent of Ernst & Young LLP.*
             25              -- Statement of Eligibility of Trustee.(1)
             27              -- Financial Data Schedule.(2)
             99.1            -- Purchase Agreement dated as of February 9, 1999 among MMI Products, Inc. and Bear,
                                Stearns & Co. Inc.(2)
             99.2            -- Form of Letter of Transmittal.+
             99.3            -- Form of Notice of Guaranteed Delivery.+


---------------

 *  Filed herewith.


 +  Previously filed.


(1) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Registration Statement on Form S-4 (Registration No. 333-29141)

(2) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1998.

(3) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1997.

     (b) Financial Statement Schedule:


          Schedule II -- Valuation and Qualifying Accounts (previously filed)

     Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all Information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 5, 1999.


                                            MMI PRODUCTS, INC.

                                            By:    /s/ ROBERT N. TENCZAR
                                              ----------------------------------
                                                      Robert N. Tenczar
                                              Vice President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Julius S. Burns and Robert N. Tenczar, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full Power of Substitution and Resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-4 of MMI Products, Inc. under the Securities Act of 1933, including, the generality of the foregoing, to sign the Registration Statement in the name and on behalf of MMI Products, Inc., or on behalf of the undersigned as a director or officer of MMI Products, Inc., and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            President, Chief Executive           May 5, 1999
-----------------------------------------------------    Officer and Director
                   Julius S. Burns                       (principal executive officer)

                /s/ ROBERT N. TENCZAR                  Vice President and Chief             May 5, 1999
-----------------------------------------------------    Financial Officer (principal
                  Robert N. Tenczar                      financial and accounting
                                                         officer)

                          *                            Director                             May 5, 1999
-----------------------------------------------------
                Thomas F. McWilliams

                          *                            Director                             May 5, 1999
-----------------------------------------------------
                  Carl L. Blonkvist



*By:    /s/ ROBERT N. TENCZAR

     -------------------------------

            Robert N. Tenczar


            Attorney-in-Fact

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         23.2            -- Consent of Ernst & Young LLP
         23.3            -- Consent of Ernst & Young LLP